 As filed with the Securities and Exchange Commission on August 27, 2004

Registration No. ______________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
Under the Securities Act of 1933

CRITICAL HOME CARE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	8082	88-0331369
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

26777 Central Park Blvd., Suite 200
Southfield, Michigan 48076
(248) 352-7530

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael D. Gibson, Esq.
500 Woodward Avenue, Suite 2500
Detroit, Michigan 48226-3427
(313) 961-0200

(Name, Address Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Number of Securities	Fluctuating Market Price Per Security	Aggregate Fluctuating Market Price	Amount of Registration Fee
Common Stock, $0.001 Par Value	68,256,329 (1)	$0.885	$60,406,851	$7,654 (2)

Class A Warrants	6,031,000 (1)	$0.885 (3)	$5,337,435 (3)	$ 676 (2)

(1) In the event of a stock split, stock dividend or similar transaction involving our Common Stock, the number of shares registered shall automatically be increased to cover the additional shares of Common Stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act). The 68,256,329 shares of Common Stock includes 6,031,000 shares of Common Stock issuable upon the exercise of 6,031,000 Class A Warrants.

(2) Estimated in accordance with Rule 457(c) and 457(g)(2) of the Securities Act for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the bid and ask prices of our Common Stock on the Over-the-Counter Bulletin Board (OTCBB) as of August 20, 2004, a date that is within five days prior to the date of the filing of this Registration Statement.

(3) Estimated solely for the purpose of calculating the registration fee. Our Class A Warrants are not quoted on the OTC Bulletin Board or listed on any exchange. There is no established market for our Class W Warrants. We do not intend to list the Class A Warrants on the OTC Bulletin Board or on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the bid and ask price of, our Class A Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling secuurity holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated August 25, 2004

PROSPECTUS

68,256,329 Shares of Common Stock
6,031,000 Class A Warrants to purchase 6,031,000 Shares of Common Stock

CRITICAL HOME CARE, INC.

The selling security holders listed beginning on page 67 are offering up to 68,256,329 shares of Critical Home Care, Inc. Common Stock, $0.001 par value, (“Common Stock”) and up to 6,031,000 Class A Warrants to purchase up to 6,031,000 shares of Common Stock (the “Class A Warrants”). Critical Home Care, Inc. will not receive any proceeds from the sale of the shares of Common Stock by the selling security holders, except if and to the extent that two selling security holders exercise options to purchase shares of Common Stock. Critical Home Care, Inc. will receive proceeds from the exercise of Class A Warrants held by the selling security holders if the Class A Warrants are exercised. See Use of Proceeds at page 28.

Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol “CCLH.OB.” On August 20, 2004, the average of the last reported bid and ask prices of our Common Stock was $0.885 per share. Our Class A Warrants are not quoted on the OTC Bulletin Board or listed on any exchange. There is no established market for our Class A Warrants. We do not intend to list the Class A Warrants on the OTC Bulletin Board or on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the bid and ask prices of, our Class A Warrants.

The selling security holders may sell the shares of Common Stock and the Class A Warrants described in this prospectus in a number of different ways and at varying prices. See Plan of Distribution beginning on page 79 for more information about how the selling security holders may sell their shares of Common Stock and Class A Warrants. Critical Home Care, Inc. will not be paying any underwriting discounts or commissions in this offering.

Please read this prospectus carefully before you invest. Investing in Critical Home Care, Inc. Common Stock and Class A Warrants involves risks. See Risk Factors beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the selling shareholders or any underwriter. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Common Stock and Class A Warrants offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

The date of this prospectus is August 25, 2004.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date. Our Common Stock is traded on the OTC Bulletin Board under the symbol “CCLH.OB.”

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We caution you that certain statements contained in this prospectus (including our documents incorporated herein by reference), or which are otherwise made by us or on our behalf, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. Forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions. Forward-looking statements include words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “seek” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information. Forward-looking statements are based on current expectations and projections about future events. Forward-looking statements are subject to risks, uncertainties, and assumptions about our company. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to (1) our ability to compete with our competitors; (2) our ability to obtain additional financing; (3) the ability of our affiliates to effectively market and sell our services and products; (4) our ability to procure product inventory for resale; (5) our ability to recruit and retain temporary workers for placement with our customers; (6) the timely collection of our accounts receivable; (7) our ability to attract and retain key management employees; (8) our ability to timely develop new services and products and enhance existing services and products; (9) our ability to execute and implement our growth strategy; (10) the impact of governmental regulations; (11) marketing risks; (12) our ability to be listed on a national securities exchange or quotation system; (13) our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry; and (14) other unforeseen events that may impact our business.

PROSPECTUS SUMMARY

This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our Common Stock. References in this prospectus to “Critical Home Care,” “CHC,” the “Company,” “we,” “us” and “our” refer to Critical Home Care, Inc. and its subsidiaries, unless the context requires otherwise.

Our Company

We are a national provider of staffing (medical and non-medical) and home care services (skilled and personal care/support) currently operating in 21 states through 56 affiliated and 13 company-owned offices. We also operate mail order pharmacy and durable medical equipment businesses providing oxygen and other respiratory therapy services and home medical equipment. In addition, we sell and rent surgical supplies and orthotic and prosthetic products, principally through three retail outlets in the New York metropolitan area.

On May 10, 2004, we acquired RKDA, Inc., a Michigan Corporation (RKDA) through a reverse acquisition whereby RKDA is treated as the acquirer for accounting purposes. RKDA had previously acquired Arcadia Services, Inc., a Michigan corporation (“Arcadia”) and SSAC, LLC, a Florida limited liability company, doing business as “Arcadia RX” (“Arcadia RX”) on May 7, 2004. Arcadia, a national provider of staffing and home care services with reported sales of approximately $78 million and $76 million of the fiscal years ended March 31, 2004 and 2003, respectively is considered the predecessor to RKDA. Arcadia Rx is a full service mail order pharmacy based in Paducah, Kentucky with annual revenues of approximately $2.5 million. As RKDA had no operations prior to its acquisition of Arcadia and Arcadia Rx, the historical financial statements are those of the predecessor company Arcadia. The financial statements of the prior public company (i.e., Critical Home Care, Inc. before the RKDA reverse merger—the “Old Critical”) are not included with this prospectus because Arcadia’s financial statements are now the historical financial statements of the Company. The acquisition of Arcadia was financed, in part, by private investment in public equity (i.e., the Company's Common Stock), a transaction commonly referred to as a “PIPE.” The Company then loaned a portion of the proceeds to RKDA to acquire Arcadia.

RKDA was determined to be the acquiring company based on the following considerations:

•

RKDA’s two former shareholders received 21,300,000 shares of the Company’s Common Stock constituting 27.9% of the Company’s 76,393,351 shares of Common Stock outstanding as of May 10, 2004. In addition, RKDA’s two former shareholders entered into a voting agreement with certain other shareholders to assure the RKDA former shareholders control of the Company’s Board of Directors until they either (a) own less than 10% of the Company, (b) are no longer executive officers of the Company or (c) the maximum period lowed by law for the agreement to exist. The Company believes that the criteria above will not be met (and thus the RKDA shareholders will control the Board of Directors) for the foreseeable future.

•

The Old Critical shareholders have been diluted to a 28.9% shareholding position and the shareholders from the PIPE investment acquired a 43.2% shareholding position, so no group of shareholders owns a majority of the Company’s shares of Common Stock.

•

RKDA’s two former shareholders became the Company’s Chairman and Chief Executive Officer and the President, Chief Operating Officer and Treasurer. Additionally, the Chief Operating Officer of Arcadia will retain that position.

•	RKDA initiated the combination and RKDA’s (i.e., Arcadia’s) assets, revenues and earnings significantly exceed the assets, revenues and earnings of Old Critical.

We were incorporated in Nevada on December 30, 1994. Our principal executive offices are located at 26777 Central Park Blvd., Suite 200, Southfield, Michigan 48076. Our telephone number is (248) 352-7530. Our website address is www.criticalhomecare.com. The information contained in our website is not a part of this prospectus. The shares of the Company’s Common Stock, par value $0.001 per share, are quoted on the OTC Bulletin Board under the symbol “CCLH.OB.” The shares of the Company’s Common Stock have been quoted on the OTC Bulletin Board since August 2, 2002. Our Class A Warrants are not quoted on the OTC Bulletin Board or listed on any exchange. There is no established market for our Class A Warrants. We do not intend to list the Class A Warrants on the OTC Bulletin Board or on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the bid and ask prices of, our Class A Warrants.

Our Business Strategy

Our current business strategy is to focus on the following initiatives:

  The integration of our acquired businesses

  For our staffing and home care services businesses, our strategy is to obtain greater penetration within existing markets, continue expanding the number of locations, expand service offerings, continue implementation of our traveling nursing program, and pursue selective acquisitions

  Our strategy for our Classic Healthcare Solutions, Inc. subsidiary (i.e., sale and rental of surgical supplies and orthotic and prosthetic products) is to reduce costs and to expand the business. Since May 10, 2004, we have implemented substantial cost reductions to this business by reducing its payroll and closing one location. We intend to expand this business through acquisitions and marketing initiatives.

  We intend to grow our Arcadia Rx mail order pharmaceutical business through Arcadia’s affiliate network marketing efforts to assisted living facilities, in addition to mail order pharmaceutical sales to the public.

  We intend to seek the approval of our common stockholders, at our next meeting of stockholders, to reincorporate the Company in Delaware.

Our Principal Businesses

We are a national provider of staffing and home care services currently operating in 21 states through 56 affiliated and 13 company-owned offices. These businesses are conducted by our Arcadia Services, Inc. subsidiary (“Arcadia”). We acquired Arcadia on May 10, 2004. Before then, Arcadia was a privately owned corporation. Arcadia reported sales of approximately $78 million and approximately $76 million for the fiscal years ended March 31, 2004 and 2003, respectively. In terms of annual sales, the staffing and home care businesses conducted by Arcadia are currently our principal businesses.

Before we acquired Arcadia, our business was limited to selling and renting durable medical equipment, surgical supplies, orthotic and prosthetic products, oxygen and other respiratory therapy services and equipment, principally through retail outlets in the New York metropolitan area. We had annual sales of approximately $4 million and continuing losses, cash flow problems and going concern issues.

Recent Developments

Arcadia and Arcadia Rx Acquisitions

We acquired Arcadia and Arcadia Rx through a reverse merger financed, in part, by private investment in public equity (i.e., the Company's Common Stock) a transaction commonly called a “PIPE.” Before these acquisitions, Arcadia and Arcadia Rx were privately owned businesses. Arcadia is a national provider of staffing and home care services currently operating in 21 states through 56 affiliated and 13 company-owned offices. Arcadia reported sales of approximately $78 million and approximately $76 million for the fiscal years ended March 31, 2004 and 2003, respectively. Arcadia Rx is a full service mail order pharmacy based in Paducah, Kentucky with annual revenues of approximately $2.5 million.

Under the reverse merger, our wholly owned subsidiary CHC Sub, Inc. merged with and into RKDA, Inc., a Michigan corporation ("RKDA") owned by John E. Elliott, II ("Elliott") and Lawrence R. Kuhnert ("Kuhnert") (the "RKDA Merger"). The RKDA Merger was effective May 10, 2004. RKDA survived the merger.

RKDA purchased all of Arcadia’s capital stock on May 7, 2004 from a privately owned company. The purchase price was $16.8 million, payable as follows: $16.1 million in cash, a $500,000 promissory note payable one year after closing, and $200,000 accrued in accounts payable. In addition, RKDA paid $557,109 of bonuses to certain Arcadia employees. RKDA paid the purchase price and bonus payments with a $5 million loan from the Company, a revolving bank loan initially for $11 million, a $100,000 cash deposit, the delivery of an unsecured, subordinated $500,000 promissory note to the seller, and $200,000 accrued in accounts payable.

The Company raised the $5 million it loaned RKDA as part of a Regulation D (Rule 506) Private Placement Offering—i.e., the PIPE. The Regulation D Private Placement Offering is described below.

Pursuant to the RKDA Merger, Messrs. Elliott and Kuhnert transferred to RKDA their membership interests in SSAC, LLC, a Florida limited liability company, doing business as “Arcadia Rx.” They additionally transferred all of their RKDA capital stock to the Company. Immediately prior to the RKDA Merger, David Bensol (“Bensol”), then the Company’s Chief Executive Officer and a director, transferred to the Company 1,300,000 shares of the Company’s Common Stock owned by him and settled certain obligations for the Company.

On May 10, 2004, the Company issued Messrs. Elliott and Kuhnert 21,300,000 shares of its Common Stock and 1,000,000 Class A Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.50 per share within seven years. As a result, Messrs. Elliott and Kuhnert were deemed to be the beneficial owners of 22,300,000 shares of the Company’s Common Stock. As of May 10, 2004, there were 76,393,351 shares of the Company’s Common Stock outstanding. The 22,300,000 shares of the Company’s Common Stock of which Messrs. Elliot and Kuhnert were deemed to be the beneficial owners represented 29.20% of the 76,393,351 shares of Common Stock outstanding as of May 10, 2004.

As of August 16, 2004, 79,023,351 shares of Common Stock are outstanding. The 22,300,000 shares of the Company’s Common Stock of which Messrs. Elliott and Kuhnert are deemed to be the beneficial owners represent 28.22% of the 79,023,351 shares of Common Stock outstanding as of August 16, 2004.

Change in Control of the Board of Directors

Messrs. Elliott and Kuhnert obtained control of the Company’s Board of Directors effective with the closing of the RKDA Merger. Effective May 10, 2004, Messrs. Elliott and Kuhnert were elected to the Board to fill two vacancies. Under the terms of the RKDA Merger, Messrs. Elliott and Kunhert had the right to elect one additional director to the Board. John. T. Thornton was elected to the Board effective June 15, 2004.

Before the RKDA Merger, former director Delbert Spurlock chose not to run for election at the annual meeting of the Company’s shareholders held on May 4, 2004, and no one ran for or was elected to this director position at that time. Per the terms of the RKDA Merger, former directors Barbara Levine and Bradley Smith resigned from the Company’s Board of Directors upon completion of the RKDA Merger. Mr. Spurlock’s declination to run for election and the resignations of former directors Barbara Levine and Bradley Smith left open three of the five seats on the Company’s Board of Directors.

Pursuant to the RKDA Merger, Mr. Elliott became the Company's Chairman and Chief Executive Officer. Mr. Kuhnert became the Company's President, Chief Operating Officer and Treasurer. The Board subsequently appointed Mr. Kuhnert as the Company's Vice Chairman of Finance, which is the Company's principal financial and accounting officer. Mr. Bensol, the Company's Chief Executive Officer before the RKDA Merger, became the Company's Executive Vice President and retained his position as a director. Neither Mr. Elliott nor Mr. Kuhnert had any material relationship with the Company before the RKDA Merger.

On May 7, 2004, Messrs. Elliott and Kuhnert, Mr. Bensol, Bradley Smith, and five shareholders of the Company entered into a voting agreement (the “Voting Agreement”). The Voting Agreement provides Messrs. Elliott and Kuhnert the right to control the vote of a sufficient number of shares of the Company’s Common Stock, in addition to their own shares, to elect a majority of the Company’s Board of Directors. The Voting Agreement is effective until the earlier of (a) the date on which the combined Common Stock ownership of the Company held by Messrs. Elliott and Kuhnert is reduced to less than 10%, (b) the date on which neither Messrs. Elliott nor Kuhnert are executive officers of the Company, or (c) the expiration of the maximum period permitted by law.

Escrow of Critical Home Care Common Stock

John E. Elliott, II, Lawrence Kuhnert and David Bensol escrowed 6 million, 4 million and 2 million shares, respectively, of Company Common Stock (collectively, the “Escrow Shares”). Fifty (50%) percent of the Escrow Shares will be released from escrow following the end of each of the referenced fiscal years if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, meets the following milestones: for the 12 month period ending March 31, 2006, an Adjusted EBITDA (as defined) of $9.7 million and for the 12 month period ending March 31, 2007, an Adjusted EBITDA of $12.5 million. Alternatively, the Escrow Shares shall be released if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, obtains a combined Adjusted EBITDA for the fiscal years ending March 31, 2006 and March 31, 2007 of at least $22.2 million.

In addition, for any of the Escrow Shares to be released pursuant to the foregoing thresholds, the Company’s Debt to Adjusted EBITDA ratio, in the case of Mr. Bensol, and RKDA’s Debt to Adjusted EBITDA, in the case of Messrs. Kuhnert and Elliott, must be 2.0 or less for both fiscal periods. Nevertheless, twenty (20%) percent of the Escrow Shares (2.4 million shares) will be released if the Company’s Common Stock remains at least $1.00 per share for 30 consecutive trading days or the average closing price for any consecutive 45 day period is at least $1.00 per share, even if the EBITDA thresholds are not met.

In the event the conditions for release of the Escrow Shares are satisfied, the fair value of the shares will be recorded as a charge to the Company’s income statement. In the event the conditions for release of the Escrow Shares are not satisfied, the shares shall be transferred to the Company. While the Escrow Shares are held in escrow, Messrs. Elliott, Kuhnert and Bensol are entitled to receive immediately (and not paid into escrow) any dividends payable with respect to the Escrowed Shares and have the right to vote the Escrow Shares on all matters as if the Escrowed Shares were not held in escrow.

Preemptive Rights

Messrs. Elliott and Kuhnert were granted preemptive rights for a period of three years beginning May 7, 2004 to acquire, at fair market value at date of acquisition, additional shares, of Common Stock of the Company to maintain their percentage ownership of the Company, except they were not granted preemptive rights relative to Common Stock issuable on the exercise of stock options and warrants issued before May 7, 2004 or Common Stock and Class A Warrants issued in the Regulation D (Rule 506) Private Placement Offering described below. As of May 10, 2004, the effective date of the Merger, there were 76,393,351 shares of Common Stock issued and outstanding of which Elliott and Kuhnert owned 21.3 million shares, or 27.9%.

Employment Agreement

Messrs. Elliott, Kuhnert and Bensol each entered into substantially similar employment agreements with the Company on May 7, 2004, as Chairman and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for a term of three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer is being paid $150,000 per annum in salary and is eligible to receive a discretionary annual bonus determined by the Board of Directors.

If employment is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined), then the executive will be paid twice the base salary in a lump sum. If, upon a change in control other than by the RKDA Merger, the executive’s employment is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation during the preceding year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.

Stock Options

Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options vest in six tranches, provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options, to the extent vested, may be exercised by Messrs. Elliot and Kuhnert as long as they are employed by the Company and for one year from termination of employment for any reason. Compensation will be recorded as these options are earned.

Accounting Treatment of the RKDA Merger

A description of the accounting treatment of the RKDA Merger is provided at page 4.

The PIPE: Regulation D Private Placement Offering

On May 7, 2004, the Company completed the minimum $8 million, of a maximum $11 million, Regulation D (Rule 506) Private Placement Offering of the shares of its Common Stock (the “Offering”). The Company subsequently sold an additional $245,000 of its shares of Common Stock and terminated the Offering on May 27, 2004 (the “Final Closing Date”).

Under the terms of the Offering, each eligible investor whose subscription was accepted by the Company was permitted to purchase shares of the Company’s Common Stock at $0.25 per share. For every ten shares of Common Stock issued in the Offering, the holder received one Class A Warrant entitling the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Class A Warrants may be exercised on a cashless basis. Each Class A Warrant expires at the end of the seven-year period.

Through the Final Closing Date of the Offering, the Company issued an aggregate of 32,980,000 shares of its Common Stock at $0.25 per share and issued 3,298,000 Class A Warrants to purchase 3,298,000 shares of Common Stock. The Company advanced $5 million of the net proceeds of the Offering to RKDA to complete the Arcadia acquisition, used $164,000 for the repayment of indebtedness, and held the balance for working capital.

The Offering’s placement agent and its key employees received 2,298,000 Class A Warrants to purchase 2,298,000 shares of Common Stock, exercisable on a cashless basis for seven years at $0.50 per share. These Class A Warrants and the shares issuable on the exercise of the Class A Warrants carry certain registration rights. The placement agent also received a ten (10%) percent sales commissions and reimbursement of out-of-pocket expenses.

Registration Rights Agreements

In connection with the Regulation D Private Placement Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the 32,980,000 shares of the Company’s Common Stock issued during the Offering, the 3,298,000 Class A Warrants, and the 3,298,000 shares of the Company’s Common Stock issuable upon exercise of the Class A Warrants. The Company is required to file the registration statement within 90 days following the Final Closing Date of the Offering. The Final Closing Date of the Offering was May 27, 2004. The Offering’s placement agent and its key employees, as well as other selling security holders who did not acquire their shares through the Offering, have similar registration rights or “piggy back” registration rights requiring their shares to be registered when the Company undertakes a registration of its shares

The Company agreed to register Messrs. Elliott’s and Kuhnert’s 21,300,000 shares of the Company’s Common Stock and 1,000,000 shares of Common Stock issuable upon exercise of their Class A Warrants, with the shares and warrants purchased by the investors of the Regulation D Private Placement Offering.

Comerica Bank Credit Agreement

On May 7, 2004, Arcadia and three wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006. The initial advance on May 7, 2004 was in the amount of $11 million, which was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the credit limit was increased to $14.4 million. The credit agreement requires Messrs. Elliott and Kuhnert to maintain ownership of at least twenty (25%) of the Company’s outstanding Common Stock.

RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia. Arcadia granted Comerica Bank a first priority security interest in all of its assets. The Arcadia subsidiaries granted the bank security interests in all of their assets. Arcadia’s former shareholder subordinated indebtedness which Arcadia owed it to indebtedness Arcadia owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank for all indebtedness of Arcadia and its subsidiaries.

Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers. Arcadia agreed to various financial covenant ratios, to have any person who acquires Arcadia’s capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants.

Change of the Company’s Principal Executive Offices and Fiscal Year End

Effective June 22, 2004, the Company changed its principal executive offices from Westbury, New York to 26777 Central Park Boulevard, Suite 200, Southfield, Michigan, 48076.

On June 22, 2004, the Company’s Board of Directors changed Critical’s fiscal year end to March 31, effective as of March 31, 2004. Previously, Critical maintained a fiscal year ending on September 30 and fiscal quarters ending on December 31, March 31, and June 30. Arcadia’s fiscal year end was changed from December 31 to March 31.

With the Company’s fiscal year ending on March 31, the Company’s fiscal quarters will end on June 30, September 30, and December 31.

The Company intends to file an annual report on Form 10-KSB for the transition period from October 1, 2003 through March 31, 2004. Form 10-KSB is required to be filed with the Commission on or before September 20, 2004. The Company will file Form 10-KSB, rather than Form 10-K, because the transition period of October 1, 2003 through March 31, 2004 precedes the RKDA Merger. For this reason, the Company’s financial information to be included in Form 10-KSB will omit the consolidated operations of RDKA (including those of Arcadia and Arcadia Rx).

Recent Acquisitions

On July 30, 2004, our Arcadia Health Services, Inc. subsidiary purchased substantially all of the assets of The Staffing Source, Inc., of St. Petersburg, Florida. The Staffing Source, Inc., with offices in Bradenton, Clearwater and St. Petersburg, provides temporary personnel for healthcare facilities and other businesses. It reported sales of approximately $3.3 million for its 2003 fiscal year. We plan to keep The Staffing Source name, which will provide Arcadia with two brands in the Tampa Bay area. Our Arcadia Services, Inc. subsidiary currently operates through affiliates in nine Florida cities, including Bradenton, Clearwater and St. Petersburg.

On August 20, 2004, SSAC, LLC, a second tier wholly owned subsidiary of the Company, purchased all the issued and outstanding shares of stock of American Oxygen, Inc. of Peoria, Illinois from American Oxygen’s shareholders, Judy Berchelmann and Jonathon Bodie, in exchange for 200,000 shares of Common Stock and certain registration rights relative to such shares. American Oxygen, Inc., operating from two locations in Illinois, sells and rents durable medical equipment, including respiratory/oxygen equipment.

 THE OFFERING

Common stock to be offered by the selling security holders	Up to 68,256,329 shares of Common Stock, including shares issuable upon the exercise of Class A Warrants.
Shares of Common stock outstanding as of June 30, 2004	79,023,351 shares of Common Stock.
Class A Warrants to be offered by the selling security holders	Up to 6,031,000 Class A Warrants to purchase up to 6,031,000 shares of Common Stock.
Exercise price of the Class A Warrants	Each Class A Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $0.50 per share.
Exercise period of the Class A Warrants	Any time within seven years from the date of issuance to the original holder. Class A Warrants not exercised by then shall expire.
Use of Proceeds

We will not receive any proceeds from the sale of the shares of Common Stock held by the selling security   holders, except if and to the extent that two selling security holders exercise options to purchase shares of Common Stock. We will receive proceeds from the exercise of Class A Warrants held by the selling exercise of Class A Warrants held by the selling exercised. See Use of Proceeds at page 28.

Risk Factors

See "Risk Factors" beginning on page 14 and the  information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our Common Stock and Class A Warrants

Dividend Policy	We have never paid any cash dividends on our shares of Common Stock, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to help finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our Board may deem relevant at that time
OTC Bulletin Board symbol	CCLH.OB

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the quarters ended June 30, 2004 and June 30, 2003 and with respect to the consolidated balance sheet as of June 30, 2004 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended March 31, 2004, 2003 and 2002 and with respect to the consolidated balance sheets as of March 31, 2004 and 2003 have been derived from audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the years ended March 31, 2001 and 2000 and the balance sheet data as of March 31, 2001 and 2000 from unaudited financial statements not included in this prospectus. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The historical periods prior to May 10, 2004 are the financial statements of Arcadia Services, Inc.

Critical Home Care, Inc. Consolidated
Statements of Income

(Unaudited)

	Predecessor		Successor

	Period From April 1, 2004 To May 9, 2004	Three Months Ended June 30, 2003	Period from May 10, 2004 To June 30, 2004

Net Sales	$9,486,601	$18,207,662	$13,621,057
Cost of Sales	8,120,463	15,470,261	11,499,987

Gross Profit	1,366,138	2,737,401	2,121,070
General and Administrative Expenses	886,916	1,911,501	2,017,846

Operating Income	479,222	825,900	103,224
Other Expenses
Impairment of Goodwill	16,055	-	-
Interest Expense, Net	-	-	244,282
Amortization of Debt Discount	-	-	35,234

Total Other Expenses	16,055	-	279,516
Operating Income Before Income Tax Benefit	463,167	825,900	(176,292)
Income Tax Benefit	-	-	60,000

Net Income (Loss)	$463,167	$825,900	$(116,292)

Unaudited Pro Forma Amounts to Reflect Pro Forma
Income Taxes From
Tax Status Change	158,000	282,000

Pro Forma Income After Income Tax
From Tax Status Change	305,167	543,900

Income (Loss) Per Share:
Basic	0.49	0.87	(0.00)
Diluted	0.49	0.87	(0.00)

Pro Forma Income (Loss) Per Share:
Basic	0.32	0.57
Diluted	0.32	0.57

Weighted Average Number of Shares (In Thousands):
Basic	948	948	67,023
Diluted	948	948	86,632

	Predecessor

	Year Ended March 31,

	2004	2003	2002	2001	2000

	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$78,359	$76,276	$75,848	$73,705	$56,280

Cost of Sales	66,723	64,940	64,514	62,688	47,780

Gross Profit	11,636	11,336	11,334	11,017	8,500
General and Administrative Expenses	7,906	7,054	7,444	9,587	7,535

Operating Income	3,730	4,282	3,890	1,430	965
Interest income	2	1	4	0	2

Net Income	$ 3,732	$ 4,283	$ 3,894	$ 1,430	$ 967

Net Income Per Share- Basic and Diluted	$ 3.94	$ 4.52	$ 4.11	$ 1.51	$ 1.02

Weighted Average Number of Shares (in thousands) Basic and Diluted	948	948	948	948	948

	Successor	Predecessor	Predecessor

	June 30,		March 31,

	2004	2003	2004	2003	2002	2001	2000

	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Balance Sheet Data:
(In thousands)
Total Current Assets	$ 17,218	$ 12,064	$ 13,612	$ 12,325	$ 12,498	$ 13,855	$ 12,733
Working Capital	$ 9,598	$ 8,812	$ 9,069	$ 8,874	$ 8,254	$ 9,340	$ 9,527
Total Assets	$ 40,496	$ 14,766	$ 17,203	$ 14,999	$ 15,094	$ 16,785	$ 17,394
Total Long-Term Debt	$ 11,916	$ –	$ –	$ –	$ –	$ –	$ –
Total Liabilities	$ 19,935	$ 3,319	$ 4,973	$ 3,453	$ 4,357	$ 4,740	$ 3,389
Total Stockholder's Equity	$ 20,561	$ 11,447	$ 12,230	$ 11,546	$ 10,737	$ 12,045	$ 14,004

RISK FACTORS

Our business faces significant risks. We may face risks in addition to the risks and uncertainties described below. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any of the risks described below could significantly and adversely affect our business, prospects, financial condition or results of operations. You should carefully consider and evaluate the risks and uncertainties listed below, as well as the other information set forth in this prospectus.

Due to the RKDA Merger, the Company incurred significant debt which must be repaid. Our debt level could adversely affect our financial health and affect our ability to run our business.

As of June 30, 2004, our bank debt through working capital facilities was approximately $11.4 million.

RKDA purchased all of Arcadia’s capital stock on May 7, 2004 from a privately owned company. The purchase price was $16.8 million, payable as follows: $16.1 million in cash, a $500,000 promissory note payable one year after closing, and $200,000 accrued in accounts payable. In addition, RKDA paid $557,109 of bonuses to certain Arcadia employees. RKDA paid the purchase price and bonus payments with a $5 million loan from the Company, a revolving bank loan initially for $11 million, a $100,000 cash deposit, the delivery of an unsecured, subordinated $500,000 promissory note to the seller, and $200,000 accrued in accounts payable.

On May 7, 2004, Arcadia and three of its wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006. The initial advance to Arcadia on May 7, 2004 was in the amount of $11 million. The initial advance was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the credit limit was increased to $14.4 million. The credit agreement requires Messrs. Elliott and Kuhnert to maintain ownership of at least twenty (25%) of the Company’s outstanding Common Stock.

RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia. Arcadia granted Comerica Bank a first priority security interest in all of its assets. The Arcadia subsidiaries granted the bank security interests in all of their assets. Arcadia’s former shareholder subordinated indebtedness owed by Arcadia to indebtedness Arcadia owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank over all indebtedness of Arcadia and its subsidiaries.

Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers. Arcadia agreed also to various financial covenant ratios, to have any person who acquires Arcadia’s capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants.

The failure of the Company to maintain adequate cash flow necessary to repay advances drawn on the revolving credit facility could jeopardize the Company’s ability to repay the debt and result in an event of default. In addition, this level of debt could have important consequences to you as a holder of shares. Below are some of the material potential consequences resulting from this significant amount of debt:

  We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

  Our ability to adapt to changing market conditions may be hampered. We may be more vulnerable in a volatile market and at a competitive disadvantage to our competitors that have less debt.

  Our operating flexibility is more limited due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions and paying dividends.

  We are subject to the risks that interest rates and our interest expense will increase.

  Our ability to plan for, or react to, changes in our business is more limited.

Under certain circumstances, we may be able to incur additional indebtedness in the future. If we add new debt, the related risks that we now face could intensify.

The terms of our Credit Agreement with Comerica Bank subject us to the risk of foreclosure on certain property.

RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia. Arcadia and its subsidiaries granted the bank security interests in all of their assets. The credit agreement provides that the debt will mature on May 7, 2006. If an event of default occurs, Comerica Bank may, at its option, accelerate the maturity of the debt and exercise its right to foreclose on the issued and outstanding capital stock of Arcadia and on all of the assets of Arcadia and its subsidiaries. Any such default and resulting foreclosure could have a material adverse effect on our financial condition.

The Company’s principal officers have the ability to control the Board of Directors of the Company during the term of a voting agreement.

John E. Elliott II, the Company’s Chairman and Chief Executive Officer and a director, and Lawrence R. Kuhnert, the Company’s Vice Chairman, President, Treasurer, Chief Operating Officer and a director, beneficially own approximately 28.22% of the issued and outstanding shares of Common Stock of the Company as of August 16, 2004. Messrs. Elliott and Kuhnert obtained control of the Company’s Board of Directors effective with the closing of the RKDA Merger. Effective May 10, 2004, Messrs. Elliott and Kuhnert were elected to the Board to fill two vacancies. Under the terms of the RKDA Merger, Messrs. Elliott and Kuhnert had the right to elect one additional director to the Board. John T. Thornton was elected to the Board effective June 15, 2004.

Before the RKDA Merger, former director Delbert Spurlock chose not to run for election at the annual meeting of the Company’s shareholders held on May 4, 2004, and no one ran for or was elected to this director position at that time. Per the terms of the RKDA Merger, former directors Barbara Levine and Bradley Smith resigned from the Company’s Board of Directors upon completion of the RKDA Merger. Mr. Spurlock’s declination to run for election and the resignations of former directors Barbara Levine and Bradley Smith left open three of the five seats on the Company’s Board of Directors.

Pursuant to the RKDA Merger, Mr. Elliott became the Company's Chairman and Chief Executive Officer. Mr. Kuhnert became the Company's President, Treasurer and Chief Operating Officer. The Board subsequently appointed Mr. Kuhnert as the Company's Vice Chairman of Finance, which is the Company's principal financial and accounting officer. Mr. Bensol, the Company's Chief Executive Officer before the RKDA Merger, became the Company's Executive Vice President and retained his position as a director. Neither Mr. Elliott nor Mr. Kuhnert had any material relationship with the Company before the RKDA Merger.

On May 7, 2004, Messrs. Elliott and Kuhnert, Mr. Bensol, Bradley Smith, and five shareholders of the Company entered into a voting agreement (the “Voting Agreement”). The Voting Agreement gives Messrs. Elliott and Kuhnert the right to control the vote of a sufficient number of shares of the Company’s Common Stock, in addition to their own shares, to elect a majority of the Company’s Board of Directors. The Voting Agreement will stay in effect until the earlier of (a) the date on which the combined Common Stock ownership of the Company held by Messrs. Elliott and Kuhnert is reduced to less than 10%, (b) the date on which neither Messrs. Elliott nor Kuhnert are executive officers of the Company, or (c) the expiration of the maximum period permitted by law.

During the term of the Voting Agreement, Messrs. Elliott and Kuhnert will have significant influence over the election of the Company’s directors and the submission of issues to the Company’s stockholders at annual and special meetings of the stockholders, such as the amendment of the Company’s Articles of Incorporation, the approval of a merger or consolidation of the Company with another company, and the approval of the sale of all or substantially all of the assets of the Company.

Changes in industry fundamentals could adversely affect us.

The medical staffing, non-medical staffing and home care industries are each large and growing markets, experiencing on average annual growth of 12% since 1991, according to industry publications. The growth in medical staffing is being driven by the shrinkage in the number of health care professionals at the same time as the demand for their services is increasing. Health care providers are increasingly using temporary staffing to manage fluctuations in demand for their services. Growth in non-medical staffing is driven by companies seeking to control personnel costs by increasingly using temporary employees to meet fluctuating personnel needs. Changes in these fundamentals could adversely affect our financial results.

Sales of certain of our services and products are largely dependent upon payments from governmental programs and private insurance and our performance may be harmed by cost containment initiatives.

In the U.S., health care providers and consumers who purchase durable medical equipment, prescription drug products and related products generally rely on third party payers to reimburse all or part of the cost of the health care product. Such third party payers include Medicare, Medicaid and other health insurance and managed care plans. Reimbursement by third party payers may depend on a number of factors, including the payer’s determination that the use of our products is clinically useful and cost-effective, medically necessary and not experimental or investigational. Also, third party payers are increasingly challenging the prices charged for medical products and services. Since reimbursement approval is required from each payer individually, seeking such approvals can be a time consuming and costly process. In the future, this could require us or our marketing partners to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payer separately. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payers are increasingly attempting to contain the costs of health care products and services by limiting both coverage and the level of reimbursement for new and existing products and services. There can be no assurance that third party reimbursement coverage will be available or adequate for any products or services that we develop.

We could be subject to severe fines, facility shutdowns and possible exclusion from participation in federal and state healthcare programs if we fail to comply with the laws and regulations applicable to our business or if those laws and regulations change.

Certain of the healthcare related products and services offered by the Company are subject to stringent laws and regulations at both the federal and state levels, requiring compliance with burdensome and complex billing, substantiation and record-keeping requirements. Financial relationships between our Company and physicians and other referral sources are subject to governmental regulation. Government officials and the public will continue to debate healthcare reform and regulation. Changes in healthcare law, new interpretations of existing laws, or changes in payment methodology may have a material impact on our business and results of operations.

Negative economic impact and governmental actions stemming from the recent terrorist attacks may pose risks and uncertainties.

The terrorist attacks of September 11, 2001 and the military and security activities which followed, their impacts on the United States economy and government spending priorities, and the effects of any further such developments pose risks and uncertainties to all U.S.-based businesses, including our Company. Among other things, deficit spending by the government as the result of adverse developments in the economy and costs of the government’s response to the terrorist attacks could lead to increased pressure to reduce government expenditures for other purposes, including governmentally-funded programs such as Medicare, which would adversely impact our business.

Continued pressure to reduce healthcare costs could reduce our margins and limit our ability to maintain or increase our market share for our durable medical equipment, mail order pharmacy and related businesses.

The current market continues to exert pressure on healthcare companies to reduce healthcare costs, resulting in reduced margins for home healthcare providers such as our Company. Large buyer and supplier groups exert additional pricing pressure on home healthcare providers. These include managed care organizations, which control an increasing portion of the healthcare economy. We have a number of contractual arrangements with managed care organizations, although no individual arrangement accounted for more than 10% of our net revenues for the fiscal year ended March 31, 2004 or the three months ended June 30, 2004. Certain of our competitors may have or may obtain significantly greater financial and marketing resources than us. In addition, relatively few barriers to entry exist in local healthcare markets. As a result, we would encounter increased competition in the future that may increase pricing pressure and limit our ability to maintain or increase our market share for our durable medical equipment, mail order pharmacy and related businesses.

We may not be able to successfully integrate already acquired businesses, which could result in a slowdown in cash collections and ultimately lead to increases in our accounts receivable write-offs.

The successful integration of an acquired business is dependent on various factors including the size of the acquired business, the assets and liabilities of the acquired business, the complexity of system conversions, the scheduling of multiple acquisitions in a given geographic area and local management’s execution of the integration plan. If we are not successful in integrating acquired businesses, our Company’s financial results and profitability will be adversely affected.

The Company is dependent on key management and advisors.

The success of the Company is dependent on its ability to attract and retain qualified and experienced management and personnel. The Company anticipates the continued receipt of the services of John E. Elliott, II, the Company’s Chairman and Chief Executive Officer, Larry Kuhnert, the Company’s Vice Chairman of Finance, Treasurer, President and Chief Operating Officer, and Cathy Sparling, Arcadia’s Chief Operating Officer. The loss of the services or advice of any of these persons could have a material adverse effect on the business and prospects of the Company. We do not presently maintain key person life insurance for any of our personnel. There can be no assurance that the Company will be able to attract and retain key personnel in the future, and the Company’s inability to do so could have a material adverse effect on us.

The markets in which the Company operates are highly competitive and the Company may be unable to compete successfully against competitors with greater resources.

The Company competes in markets that are constantly changing, intensely competitive (given low barriers to entry), highly fragmented and subject to dynamic economic conditions. Increased competition is likely to result in price reductions, reduced gross margins, loss of customers, and loss of market share, any of which could harm our net revenue and results of operations.

Many of the Company’s competitors and potential competitors relative to the Company’s products and services in the areas of surgical supplies, orthotic and prosthetic products, durable medical equipment, and oxygen and respiratory services, have more capital, substantial marketing, and technical resources and expertise in specialized financial services than does the Company. These competitors include: on-line marketers, national wholesalers, and national and regional distributors. Further, the Company may face a significant competitive challenge from alliances entered into between and among its competitors, major HMOs or chain drugstores, as well as from larger competitors created through industry consolidation. These potential competitors may be able to respond more quickly than the Company to emerging market changes or changes in customer needs.

The failure to implement the Company’s business strategy may result in our inability to be profitable.

We anticipate that the Company will pursue an aggressive growth strategy, which will depend, in large part, upon our ability to develop and expand the Company’s businesses. We anticipate pursuing growth by various means, including the acquisition of existing businesses. Acquisitions involve a number of risks, including the diversion of management’s attention, issues related to the assimilation of the operations and personnel of the acquired businesses, and potential adverse effects on operating results, unforeseen liabilities and increased administrative expenses. We believe that the failure to implement an aggressive growth strategy, as well as a failure to successfully integrate acquired businesses, may result in our inability to be profitable.

We recently became a public company and have a limited operating history as a public company upon which you can base an investment decision.

The shares of our Common Stock have been quoted on the OTC Bulletin Board only since August 2, 2002. We acquired Arcadia and Arcadia Rx on May 10, 2004. We have a limited operating history as a public company upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to all of the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.

We cannot predict the impact that the registration of the shares may have on the price of the Company’s shares of Common Stock.

We cannot predict the effect, if any, that sales of, or the availability for sale of, our Common Stock pursuant to this Registration Statement and prospectus or otherwise will have on the market price of our securities prevailing from time to time. The possibility that substantial amounts of our Common Stock might enter the public market could adversely affect the prevailing market price of our Common Stock and could impair our ability fund acquisitions or to raise capital in the future through the sales of securities. Sales of substantial amounts of our securities, including shares issued upon the exercise of options or warrants, or the perception that such sales could occur, could adversely effect prevailing market prices for our securities.

Ownership of our stock is concentrated in a small group of stockholders who may exercise substantial control over our actions.

Based on shares outstanding as of June 30, 2004, the persons listed below beneficially own five percent or more of our Common Stock. These stockholders, if acting together, have the ability to exert substantial influence over the outcome of corporate actions requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in our control.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	John E. Elliott, II 26777 Central Park Blvd Suite 200 Southfield, MI 48076	13,380,000 (1)	16.93%
Common Stock	Lawrence Kuhnert 26777 Central Park Blvd Suite 200 Southfield, MI 48076	8,920,000 (2)	11.29%
Common Stock	David Bensol 2708 Easa Pl Bellmore, NV 11710	4,571,768 (3)	5.79%
Common Stock	JANA Master Fund, Ltd. 200 Park Ave, Ste. 3900 New York, NY 10166	13,450,000 (7)	17.02%
Common Stock	WebFinancial Corp 590 Madison Ave. 32nd Floor New York, NY 10022	4,400,000(8)	5.57%
Common Stock	SDS Capital Group SPC, Ltd. 53 Forest Ave., Ste. 202 Old Greenwich, CT 06870	5,750,986 (9)	7.28%
Common Stock	Steven Derby 53 Forest Ave., Ste. 202 Old Greenwich, CT 06870	6,750,986 (10)	8.54%
Common Stock	North Sound Capital, LLC 53 Forest Ave., Ste. 202 Old Greenwich, CT 06870	6,850,985(11)	8.67%
Common Stock	Thomas McAuley 53 Forest Ave., Ste. 202 Old Greenwich, CT 06870	6,850,985(12)	8.67%

(1) Includes 600,000 shares of common stock issuable upon exercise of Class A Warrants and 6 million shares of Common Stock held in escrow.

(2) Includes 400,000 shares of common stock issuable upon exercise of Class A Warrants and 4 million shares of Common Stock held in escrow.

(3) Includes 60,000 shares of common stock issuable upon exercise of Class A Warrants.

(7) Includes 1,200,000 shares of common stock issuable upon exercise of Class A Warrants and 250,000 shares of common stock issuable upon the exercise of other warrants.

(8) Includes 400,000 shares of common stock issuable upon exercise of Class A Warrants.

(9) Includes 500,000 shares of common stock issuable upon exercise of Class A Warrants, as well as 250,968 shares of common stock owned by SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd.

(10) Steven Derby shares dispositive power of 5,250,986 shares of common stock of the Company, as well as 500,000 shares of common stock issuable upon exercise of Class A Warrants in his capacity as managing member of SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd. Derby also shares dispositive power of 1,000,000 shares of Common Stock of the Company in his capacity as a managing member of Baystar Capital Management, LLC, the general partner of Baystar Capital II, L.P.

(11) Includes 150,000 shares of common stock owned by North Sound Legacy Fund LLC, 2,160,000 shares of common stock owned by North Sound Legacy Institutional Fund LLC and 3,690,000 shares of common stock owned by North Sound Legacy International Ltd.; all of whom are managed by North Sound Capital LLC. Also includes 600,000 shares of common stock issuable upon exercise of Class A Warrants owned by such entities.

(12) The ultimate managing member of North Sound Capital LLC is Thomas McAuley. Mr. McAuley may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd. (the "Funds"), who are the holders of such shares. As the managing member of the Funds, Mr. McAuley has voting and investment control with respect to the shares of common stock held by the Funds.

On May 7, 2004, Messrs. Elliott and Kuhnert, Mr. Bensol, Bradley Smith, Funds, North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, North Sound Legacy International Ltd., JANA Master Fund Ltd. and Web Financial Corporation into a voting agreement (the “Voting Agreement”). The Voting Agreement gives Messrs. Elliott and Kuhnert the right to control the vote of a sufficient number of shares of the Company’s Common Stock, in addition to their own shares, to elect a majority of the Company’s Board of Directors. The Voting Agreement will stay in effect until the earlier of (a) the date on which the combined Common Stock ownership of the Company held by Messrs. Elliott and Kuhnert is reduced to less than 10%, (b) the date on which neither Messrs. Elliott nor Kuhnert are executive officers of the Company, or (c) the expiration of the maximum period permitted by law.

The price of our Common Stock has been, and will likely continue to be, volatile.

The market price of our Common Stock, like that of the securities of many other companies with limited operating history and public float, has fluctuated over a wide range and it is likely that the price of our Common Stock will fluctuate in the future. From August 2, 2002 through the period ended June 30, 2004, the closing price of our Common Stock, as quoted by the OTC Bulletin Board, has fluctuated from a low of $0.10 during the six months ended March 31, 2003 to a high of $4.20 during the nine months transitional period ended September 30, 2002. During the three months ended June 30, 2004, which period includes the May 10, 2004 effective date of the RKDA Merger, the closing price of our Common Stock, as quoted by the OTC Bulletin Board, has fluctuated from a low of $0.39 to a high of $1.08. On August 20, 2004, the average of the last reported bid and ask prices of our Common Stock was $0.885 per share. See Dividend Policy and Market Information, below.

The market price of our Common Stock could be impacted by a variety of factors, including:

  Fluctuations in stock market prices and trading volumes of similar companies or of the markets generally;

  Changes in government regulation;

  Additions or departures of key personnel;

  Our investments in development or other corporate resources;

  The timing of new product introductions;

  Actual or anticipated fluctuations in our operating results;

  Our ability to effectively and consistently furnish our products and services;

  The ability of our affiliates to market and sell our products,

  Changes in our affiliates and distribution channels;

  The ability to integrate our corporate acquisitions;

  The effect of non-financial events, including terrorist attacks; and

  The availability of suitable field employees.

There may be difficulty in trading and obtaining quotations for our Common Stock.

The Company’s Common Stock is currently quoted on the OTC Bulletin Board under the symbol CCLH.OB. Our Common Stock is not actively traded, and the bid and asked prices for our Common Stock have fluctuated significantly. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, the company’s securities. This severely limits the liquidity of the Common Stock and would likely have a material adverse effect on the market price of the Common Stock and on our ability to raise additional capital.

There is no established market for our Class A Warrants and there may be difficulty in trading and obtaining quotations for our Class A Warrants.

There is no established market for our Class A Warrants. The Company’s Class A Warrants are not quoted on the OTC Bulletin Board, nor are they listed on any exchange. We do not intend to list the Class A Warrants on the OTC Bulletin Board or on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the price of, our Class A Warrants.

Your resale of any securities you acquire under this prospectus may be limited and affected by state blue-sky laws.

We believe that our Common Stock will be eligible for sale on a secondary market basis in various states based upon applicable exemptions from a given state’s registration requirements, subject, in each case, to the exercise and broad discretion and powers of the Securities Commission and other administrative bodies having jurisdiction in each state and any changes in statutes and regulations which may occur after the date of this prospectus. However, the lack of registration in most states and the requirement of a seller to comply with the requirements of State Blue Sky laws in order for the seller to qualify for an applicable secondary market sale exemption, may cause an adverse effect on the resale price of our securities, as well as the delay or inability of a holder of our securities to dispose of such securities.

Our Common Stock is subject to the SEC’s Penny Stock rules, which may make our shares more difficult to sell.

Because our Common Stock is not traded on a stock exchange or on Nasdaq, and the market price of the Common Stock is less than $5.00 per share, the Common Stock is classified as a “penny stock.”

The SEC rules regarding penny stocks may have the effect of reducing trading activity in our Common Stock and making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

  make a special written suitability determination for the purchaser;

  receive the purchaser's written agreement to a transaction prior to sale;

  provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies;

  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed; and

  give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.

These rules may make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our Common Stock and lower trading prices.

The issuance of our preferred stock could materially impact the price of Common Stock and the rights of holders of our Common Stock.

The Company is authorized to issue 5,000,000 shares of serial preferred stock, par value $0.001. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Company’s Board of Directors. Each series shall be distinctly designated. All shares of any one series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional and other rights of each such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise provided in the Company’s Articles of Incorporation, the Board of Directors has authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of preferred stock, the designation, powers, preferences, and relative participating, optional and other rights, and the qualifications, limitations, and restrictions thereof, if any, of such series including, without limiting the generality of the foregoing, the following:

  The distinctive designation of, and the number of shares of preferred stock which shall constitute, each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;

  The rate and times at which, and the terms and conditions upon which dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Company or on any series of preferred stock and whether such dividends shall be cumulative or non-cumulative;

  The right, if any, of the holders of shares of the same series to convert the same into, or exchange the same for any other class or classes of the Company and the terms and conditions of such conversion or exchange;

  Whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of any class or classes of stock of the Company, cash or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

  The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of the Company;

  The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

  The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted on by the stockholders, and (B) the right to vote as a series by itself or together with other series of preferred stock or together with all series of preferred stock as a class, on such matters, under such circumstances, and on such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of preferred stock or together with all series of preferred stock of a class, to elect one or more directors of the Company in the event there shall have been a default in the payment of dividends on any one or more series of preferred stock, or under such other circumstances and on such conditions as the board of directors may determine.

The issuance of our preferred stock could materially impact the price of Common Stock and the rights of holders of our Common Stock.

The exercise of common stock warrants may depress our stock price and may result in dilution to our Common Stockholders.

A total of 7,381,000 warrants to purchase 7,381,000 shares of our Common Stock are issued and outstanding as of August 25, 2004. This consists of the following:

  6,031,000 Class A Warrants to purchase 6,031,000 shares of our Common Stock offered by the selling security holders. Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Each Class A Warrant expires at the end of the seven-year period.

  1,000,000 Class A Warrants to purchase 1,000,000 shares of Common Stock held by John E. Elliott, II and Lawrence R. Kuhnert. Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Each Class A Warrant expires at the end of the seven-year period.

  A common stock warrant issued to Jana Master Fund, LTD ("Jana") granting Jana the right to purchase up to 250,000 shares of our Common Stock at an exercise price of $.50 per share. The warrant is exercisable through March 11, 2011. The common stock warrant was issued to Jana in connection with a $1,500,000 loan Jana made to the Company on March 16, 2004 (the "Original Note"). The Company and Jana agreed to extend the Original Note under the terms of an Amended and Restated Note dated June 12, 2004 (the "Amended Note"). The Amended Note grants Jana the right to convert, at its election, all of the outstanding principal, accrued but unpaid interest, and any other amounts owing under the Amended Note into shares of Common Stock of the Company (the "Conversion Shares") at a rate of one (1) share of Common Stock per $0.50 of the amount outstanding under the Amended Note.

  A common stock warrant was issued to Cleveland Oversees Ltd., in connection with a loan in the principal amount of $150,000 evidenced by a promissory note dated February 28, 2003. The warrant grants Cleveland Overseas with the right to purchase up to 100,000 shares of our Common Stock at an exercise price equal to $0.50 per share through March 3, 2008.

If the market price of our Common Stock rises above the exercise price of outstanding warrants, holders of those securities are likely to exercise their warrants and sell the Common Stock acquired upon exercise of such warrants in the open market. Sales of a substantial number of shares of our Common Stock in the public market by holders of warrants may depress the prevailing market price for our Common Stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding warrants exercise those warrants, our common stockholders will incur dilution.

The exercise price of all common stock warrants, including Class A Warrants, is subject to adjustment upon stock dividends, splits and combinations, as well as certain anti-dilution adjustments as set forth in the common stock warrants.

We have granted stock options to certain investors, and we grant stock options to our directors and employees as compensation. The exercise of stock options may depress our stock price and result in dilution to our common stockholders.

As of August 25, 2004, options to purchase 9,378,100 shares of our Common Stock were issued and outstanding. The 68,256,329 shares of Common Stock offered by the security holders under the prospectus include 500,000 shares of Common Stock issuable upon the exercise of options by Stephen Garchick, Trustee and 37,500 shares of Common Stock issuable upon the exercise of options by the Stanley Scholsohn Family Partnership.

On February 3, 2004, the Company entered into an Amended and Restated Promissory Note in the principal amount of $500,000 with Stephen Garchick, Trustee (“Garchick”) and simultaneously executed a related stock option agreement and a registration rights agreement in favor of Garchick. The stock option agreement provides Garchick with options to acquire, over ten years, 500,000 shares of the Company’s Common Stock at $0.25 per share.

On February 22, 2004, the Company granted the Stanley Scholsohn Family Partnership options to acquire 37,500 shares of Common Stock of the Company at the lesser of $1.00 or amount equal to the conversion price of any new convertible debt issued by the Company within 12 months of February 22, 2004. The options expire on February 21, 2008.

In connection with the RKDA Merger, John Elliott, II and Lawrence Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options shall vest in six tranches provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be exercised by Elliot and Kuhnert, to the extent vested, as long as they are employed by the Company and for one year from termination if they are terminated for any reason.

All other options to purchase shares of our Common Stock, granted to date, have been issued to directors and employees of the Company and are exercisable at specified prices, subject to specified vesting periods and expiration dates.

If the market price of our Common Stock rises above the exercise price of outstanding options, holders of those securities are likely to exercise their options and sell the Common Stock acquired upon exercise of such options in the open market. Sales of a substantial number of shares of our Common Stock in the public market by holders of options may depress the prevailing market price for our Common Stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options exercise those options, our common stockholders will incur dilution.

The exercise price of all common stock options is subject to adjustment upon stock dividends, splits and combinations, as well as anti-dilution adjustments as set forth in the option agreement.

We will not receive any of the proceeds the sale of the shares of Common Stock held by the selling security holders in this offering, except to the extent that options and warrants are exercised.

We will not receive any proceeds from the sale of the shares Common Stock held by the selling security holders, except if and to the extent that two selling security holders exercise options to purchase shares of Common Stock. Otherwise, all proceeds from the sale of the shares of Common Stock by the selling security holders will be for the account of the selling security holders. We will receive proceeds from the exercise of Class A Warrants held by the selling security holders if the Class A Warrants are exercised. See Use of Proceeds at page 28.

We will need to obtain financing in the future, in order to pursue our strategy of growth through acquisitions, which may be difficult and may result in dilution to our stockholders.

In the future, we will need to raise additional funds through equity or debt financing, collaborative relationships or other methods, in order to pursue our strategy of growth through acquisitions. Our future capital requirements depend upon many factors, including:

  Our ability to increase revenues, which primarily depends on whether our affiliates can increase sales of our products and services;

  The extent to which we allocate resources toward development of our existing or new products and services;

  The timing of, and extent to which, we are faced with unanticipated marketing challenges or competitive pressures; and

  The response of competitors to our products.

Because of our potential long-term capital requirements, we may access the public or private equity markets whenever conditions appear to us to be favorable, even if we do not have an immediate need for additional capital at that time. To the extent we access the equity markets, the price at which we sell shares may be lower than the current market prices for our Common Stock. Our stock price has recently experienced significant volatility, which may make it more difficult to price a transaction at then current market prices. There can be no assurance that any such additional funding will be available when needed or on terms favorable to us, if at all.

If we obtain financing through the sale of additional equity or debt securities, this could result in dilution to our stockholders by increasing the number of shares of outstanding stock. We cannot predict the effect this dilution may have on the price of our Common Stock.

We are dependent our affiliates to sell our staffing and home care services and the loss of any of these affiliates could adversely affect our business.

We largely rely upon our affiliates to sell our staffing and home care services. The loss of any of our affiliates could have a material adverse effect on our operations. If we are unable to recruit replacement affiliates or our remaining existing affiliates are unable to absorb the sales of any affiliates we lose, we may sell our services directly, which would force us to invest in sales and marketing personnel and related costs, which would cause our operating costs to increase and our margins to fall.

The lack of an independent audit committee of our Board of Directors may affect our ability to be listed on a national securities exchange or quotation system.

We are not subject to the listing requirements of any national securities exchange or quotation system. The listing standards of the national securities exchanges and automated quotation systems require that the audit committee of the Board of Directors must consist of at least three members, all of whom are independent as defined by the Sarbanes-Oxley Act of 2002 and as defined by these listing standards. Currently, only one member of our Audit Committee meets the definition of an “independent” director as defined by the Sarbanes-Oxley Act of 2002 and as defined by these listing standards. There is no guarantee that we will be able to appoint two directors who will satisfy these independence requirements. If we are unable to appoint two independent directors to our Audit Committee, we will be precluded from listing any of our capital stock on a national securities exchange or quotation system.

Our Board of Directors, which is not fully independent, acts as the compensation committee; therefore, compensation and benefits may be excessive, inadequate or improperly structured.

Our Board of Directors acts as a compensation committee and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Compensation decisions made by a Board of Directors, which is not independent, could result in excess compensation or benefits to our executives or employees. Additionally, the Board of Directors could recommend inadequate or improperly structured compensation and benefits for our executives or employees which could result in a failure to retain or an inability to hire key executives or employees.

Several anti-takeover measures under Nevada law could delay or prevent a change of our control.

Several anti-takeover measures under Nevada law could delay or prevent a change of our control. The Nevada Business Corporation Law, N.R.S. §78.378 et seq., governs the acquisition of a controlling interest. This law provides generally that any person or entity that acquires twenty (20%) percent or more of the outstanding voting shares of a Nevada corporation obtains voting rights in the acquired shares as conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. The articles of incorporation or bylaws of a corporation, however, may provide that the these provisions do not apply to the corporation or to an acquisition of a controlling interest. On May 4, 2004, our Board of Directors adopted an amendment to our Bylaws providing that the provisions of Nevada Revised Statutes Sections 78.378 et seq. do not apply to an acquisition of a controlling interest of shares owned, directly or indirectly, whether of record or not, now or at any time in the future, by John E. Elliott, II, Lawrence R. Kuhnert or any of the persons subject to the Voting Agreement.

The Nevada Business Corporation Law, N.R.S. §78.411 et seq., governs combinations with interested stockholders. These provisions may have an effect of delaying or making it more difficult to effect a change in control of the Company. These provisions preclude an interested stockholder (i.e., the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation, or an affiliate or association thereof) and a resident, domestic Nevada corporation from entering into a combination (e.g., a merger, sale, lease, exchange, etc.) unless certain conditions are met. The provisions generally preclude a resident, domestic corporation from engaging in any combination with an interested stockholder for three years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder. If approval is not obtained, then after the expiration of the three-year period the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by the disinterested stockholders, or if the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. We are subject to N.R.S. §78.411 et seq. of the Nevada Business Corporation Law.

We may not be successful in implementing our strategy to reincorporate the Company in Delaware.

We intend to seek the approval of our common stockholders, at our next meeting of stockholders, to reincorporate the Company in Delaware. We believe that reincorporation in Delaware is an important component to our growth strategy and in our ability to attract and retain quality persons to serve on our Board of Directors.

We believe that the well-developed case law interpreting the Delaware General Corporation Law, or DGCL will allow the Board to more effectively to perform its duties. Although the Nevada Revised Statutes, or NRS, is relatively similar to the DGCL, there is a lack of predictability under Nevada law resulting from the limited body of case law interpreting the NRS. The DGCL and the court decisions construing it are widely regarded as the most extensive and well-defined body of corporate law in the United States. This body of case law stems in part from Delaware’s long-established policy of encouraging companies to incorporate in that state. Delaware has been a leader in adopting comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware. Delaware’s courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal issues. Thus, for example, relative to other states Delaware provides greater guidance to directors in the context of dealing with major transactions, including potential changes in corporate control, along with more general corporate matters.

We believe that the overall effect of reincorporation will be to enhance our Board’s ability to consider all appropriate courses of action with respect to significant transactions for the benefit of all stockholders. We believe that enhanced certainty with respect to the duties of directors is a significant benefit to the Company and our stockholders and could be an important factor in attracting and retaining quality persons to serve on the Board of Directors. Our ability to attract and retain quality persons to serve on our Board of Directors and to implement our growth strategy may be jeopardized, if we are not successful in implementing our strategy to reincorporate the Company in Delaware.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling security holders, except if and to the extent that two selling security holders exercise options to purchase shares of Common Stock. We will receive proceeds from the exercise of Class A Warrants held by the selling security holders if the Class A Warrants are exercised. We intend to use any proceeds received from the exercise of the stock options and the Class A Warrants held by the selling security holders to reduce our existing indebtedness and for working capital.

DIVIDEND POLICY AND MARKET INFORMATION

Shares of our Common Stock are currently quoted on the OTC Bulletin Board under the symbol “CCLH.OB.” Our Common Stock has had a limited and sporadic trading history. The following table sets forth the quarterly high and low bid prices for our Common Stock on the OTC Bulletin Board for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. On August 20, 2004, the average of the last reported bid and ask prices of our Common Stock was $0.885 per share.

Period		Bid Price
		High	Low
Fiscal Year End 3/31/2005	First Quarter ended 6/30/04	$1.08	$0.39
Transition Period Ended 3/31/2004	Quarter ended 3/31/04	$0.49	$0.16
	Quarter ended 12/31/03	$0.25	$0.11
Fiscal Year Ended 9/30/2003	Fourth Quarter ended 9/30/03	$0.43	$0.15
	Third Quarter ended 6/30/03	$0.45	$0.19
	Second Quarter ended 3/31/03	$2.50	$0.10
	First Quarter ended 12/31/02	$3.40	$2.46
Transition Period ended 9/30/2002	Quarter ended 9/30/02 (1)	$4.20*	$2.00**
	Quarter ended 6/30/02 (2)	n/a	n/a
	Quarter ended 3/31/02	n/a	n/a
Fiscal Year Ended 12/31/ 2001	Fourth Quarter Ended 12/31/01	n/a	n/a
	Third Quarter ended 9/30/01	n/a	n/a
	Second Quarter ended 6/30/01	n/a	n/a
	First Quarter ended 3/31/01	n/a	n/a

(1)	The Company commenced public trading with the ticker symbol "MJVS" on August 2, 2002. During the quarterly period between July 1 and September 2002, the Company changed its ticker symbol twice. On August 29, 2002 the ticker symbol was changed to "NYMD." On September 30, 2002, the Company commenced trading under its current symbol, CCLH.
(2)	Before August 2, 2002, the Company's Common Stock was not quoted the OTC Bulletin Board or listed any exchange.

*High bid price from August 29, 2002, when the Company’s ticker symbol was “NYMD.”

**Low bid price from August 14, 2002, when the Company’s ticker symbol was “MJVS.”

There is no established market for our Class A Warrants. The Company’s Class A Warrants are not quoted on the OTC Bulletin Board, nor are they listed on any exchange. We do not intend to list the Class A Warrants on the OTC Bulletin Board or on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the price of, our Class A Warrants.

There are approximately 243 record holders of our Common Stock as of August 12, 2004. The number of record holders of our Common Stock excludes an estimate of the number of beneficial owners of Common Stock held in street name. The transfer agent and registrar for our Common Stock is National City Bank, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114 (216 222-2537).

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our Board may deem relevant at that time.

SELECTED CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the quarters ended June 30, 2004 and June 30, 2003 and with respect to the consolidated balance sheet as of June 30, 2004 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended March 31, 2004, 2003 and 2002 and with respect to the consolidated balance sheets as of March 31, 2004, 2003 and 2002 have been derived from audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the years ended March 31, 2001 and 2000 and the balance sheet data as of March 31, 2001 and 2000 from unaudited financial statements not included in this prospectus. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The historical periods prior to May 10, 2004 are the financial statements of Arcadia Services, Inc.

Critical Home Care, Inc. Consolidated
Statements of Income

(Unaudited)

	Predecessor		Successor

	Period From April 1, 2004 To May 9, 2004	Three Months Ended June 30, 2003	Period from May 10, 2004 To June 30, 2004

Net Sales	$9,486,601	$18,207,662	$13,621,057
Cost of Sales	8,120,463	15,470,261	11,499,987

Gross Profit	1,366,138	2,737,401	2,121,070
General and Administrative Expenses	886,916	1,911,501	2,017,846

Operating Income	479,222	825,900	103,224
Other Expenses
Impairment of Goodwill	16,055	-	-
Interest Expense, Net	-	-	244,282
Amortization of Debt Discount	-	-	35,234

Total Other Expenses	16,055	-	279,516
Operating Income Before Income Tax Benefit	463,167	825,900	(176,292)
Income Tax Benefit	-		60,000

Net Income (Loss)	$463,167	$825,900	$(116,292)

Unaudited pro forma amounts to reflect pro forma
Income Taxes from
tax status change	158,000	282,000

Pro Forma Income After Income Tax
from tax status change	305,167	543,900

Income (Loss) Per Share:
Basic	0.49	0.87	(0.00)
Diluted	0.49	0.87	(0.00)

Pro Forma Income (Loss) Per Share:
Basic	0.32	0.57
Diluted	0.32	0.57

Weighted average number of shares (in thousands):

Basic	948	948	67,023
Diluted	948	948	86,632

	Predecessor Year Ended March 31,

	2004	2003	2002	2001	2000

	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$78,359	$76,276	$75,848	$73,705	$56,280

Cost of Sales	66,723	64,940	64,514	62,688	47,780

Gross Profit	11,636	11,336	11,334	11,017	8,500
General and Administrative Expenses	7,906	7,054	7,444	9,587	7,535

Operating Income	3,730	4,282	3,890	1,430	965
Interest income	2	1	4	0	2

Net Income	$ 3,732	$ 4,283	$ 3,894	$ 1,430	$ 967

Net Income Per Share- Basic and Diluted	$ 3.94	$ 4.52	$ 4.11	$ 1.51	$ 1.02

Weighted Average Number of Shares (in thousands) Basic and Diluted	948	948	948	948	948

	Successor	Predecessor	Predecessor

	June 30,		March 31,

	2004	2003	2004	2003	2002	2001	2000

	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Balance Sheet Data:
(In thousands)
Total Current Assets	$ 17,218	$ 12,064	$ 13,612	$ 12,325	$ 12,498	$ 13,855	$ 12,733
Working Capital	$ 9,598	$ 8,812	$ 9,069	$ 8,874	$ 8,254	$ 9,340	$ 9,527
Total Assets	$ 40,496	$ 14,766	$ 17,203	$ 14,999	$ 15,094	$ 16,785	$ 17,394
Total Long-Term Debt	$ 11,916	$ –	$ –	$ –	$ –	$ –	$ –
Total Liabilities	$ 19,935	$ 3,319	$ 4,973	$ 3,453	$ 4,357	$ 4,740	$ 3,389
Total Stockholder's Equity	$ 20,561	$ 11,447	$ 12,230	$ 11,546	$ 10,737	$ 12,045	$ 14,004

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The MD&A should be read in conjunction with the other sections of this prospectus, including the consolidated financial statements and notes thereto beginning on page F-1 of this prospectus and the subsection captioned “Statements Regarding Forward-Looking Information” above. Historical results set forth in Selected Consolidated Financial Information and the Financial Statements beginning on page F-1 and this section should not be taken as indicative of our future operations.

As previously stated, we caution you that certain statements contained in this prospectus (including our documents incorporated herein by reference), or which are otherwise made by us or on our behalf, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. Forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions. Forward-looking statements include words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “seek” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all-inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information. Forward-looking statements are based on current expectations and projections about future events. Forward-looking statements are subject to risks, uncertainties, and assumptions about our company. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

We are a national provider of staffing (medical and non-medical) and home care services (skilled and personal care/support) currently operating in 21 states through 56 affiliated and 13 company-owned offices. We also operate mail order pharmacy and durable medical equipment businesses providing oxygen and other respiratory therapy services and home medical equipment. In addition, we sell and rent surgical supplies and orthotic and prosthetic products, principally through three retail outlets in the New York metropolitan area.

On May 10, 2004, we acquired RKDA, Inc., a Michigan Corporation (RKDA) through a reverse acquisition whereby RKDA is treated as the acquirer for accounting purposes. RKDA had previously acquired Arcadia Services, Inc., a Michigan corporation (“Arcadia”) and SSAC, LLC, a Florida limited liability company, doing business as “Arcadia RX” (“Arcadia RX”) on May 7, 2004. Arcadia, a national provider of staffing and home care services with reported sales of approximately $78 million and $76 million of the fiscal years ended March 31, 2004 and 2003, respectively is considered the predecessor to RKDA. Arcadia Rx is a full service mail order pharmacy based in Paducah, Kentucky with annual revenues of approximately $2.5 million. As RKDA had no operations prior to its acquisition of Arcadia and Arcadia Rx, the historical financial statements are those of the predecessor company Arcadia. The financial statements of the prior public company (i.e., Critical Home Care, Inc. before the RKDA reverse merger—the “Old Critical”) are not included with this prospectus because Arcadia’s financial statements are now the historical financial statements of the Company. The acquisition of Arcadia was financed, in part, by private investment in public equity (i.e., the Company's Common Stock), a transaction commonly referred to as a “PIPE.” The Company then loaned a portion of the proceeds to RKDA to acquire Arcadia.

RKDA was determined to be the acquiring company based on the following considerations:

•

RKDA’s two former shareholders received 21,300,000 shares of the Company’s Common Stock constituting 27.9% of the Company’s 76,393,351 shares of Common Stock outstanding as of May 10, 2004. In addition, RKDA’s two former shareholders entered into a voting agreement with certain other shareholders to assure the RKDA former shareholders control of the Company’s Board of Directors until they either (a) own less than 10% of the Company, (b) are no longer executive officers of the Company or (c) the maximum period lowed by law for the agreement to exist. The Company believes that the criteria above will not be met (and thus the RKDA shareholders will control the Board of Directors) for the foreseeable future.

•

The Old Critical shareholders have been diluted to a 28.9% shareholding position and the shareholders from the PIPE investment acquired a 43.2% shareholding position, so no group of shareholders owns a majority of the Company’s shares of Common Stock.

•

RKDA’s two former shareholders became the Company’s Chairman and Chief Executive Officer and the President, Chief Operating Officer and Treasurer. Additionally, the Chief Operating Officer of Arcadia will retain that position.

•	RKDA initiated the combination and RKDA’s (i.e., Arcadia’s) assets, revenues and earnings significantly exceed the assets, revenues and earnings of Old Critical.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Identified below are some of the more significant accounting policies followed by Arcadia in preparing the accompanying consolidated financial statements. For further discussion of our accounting policies see “Summary of Accounting Policies” of the Notes to Consolidated Financial Statements.

Revenue Recognition

Arcadia recognizes revenues as services are provided.

Allowance for Doubtful Accounts

Arcadia maintains an allowance for doubtful accounts based on specifically identified amounts Arcadia believes to be uncollectible. In addition, Arcadia records an additional allowance based on certain percentages of aged receivables, which is determined based on historical experience and assessment of the general financial conditions affecting the customer base. Arcadia has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one or those customer’s credit worthiness or other matters affecting the collectibility of the amounts due from such customers, could have a material effect on the results of Arcadia’s operations in the period in which such changes or events occur and could force Arcadia to find additional source(s) of financing to fund Arcadia’s operations.

Goodwill

Prior to 2002, Arcadia amortized its goodwill using the straight-line method over periods ranging from seven to fifteen years. In 2002, Arcadia adopted SFAS No. 142 “Goodwill and Other Intangible Assets.” Accordingly, amortization of goodwill ceased as of December 31, 2002. Goodwill is now tested for impairment annually by comparing the fair value of each reporting unit to its carrying value.

Income Taxes

Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

We consider all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. We record a valuation allowance to reduce our deferred tax assets and review the amount of such allowance annually. When we determine certain deferred tax assets are more likely than not to be utilized, we will reduce our valuation allowance accordingly.

We have provided a valuation allowance for the deferred tax assets related to the approximate $2,610,000 operating carryovers of Critical expiring through 2024. Internal Revenue Code Section 382 rules limit the utilization of net operating losses following a change in control of a company. It has been determined that a change in control of Arcadia has taken place. Therefore, Arcadia’s ability to utilize its net operating losses will be subject to severe limitations in future periods, which could have an effect of eliminating substantially all the future income tax benefits of the NOL’s. Tax benefits from the utilization of net operating loss carryforwards will be recorded at such time and to such extent.

Prior to May 10, 2004, Arcadia’s sole stockholder elected for Arcadia to be taxed as a Qualified Subchapter S Subsidiary. Accordingly, Arcadia was not subject to federal and state income tax on its earnings. Rather, such earnings were reported on the sole stockholder’s income tax return.

Results of Operations

Revenue. The revenues for Arcadia for the three months ended June 30, 2004 were $22.4 million compared with $18.2 million for the same period in 2003, an increase of approximately $4.2 million or 23%, resulting from the recovery of economy for the light industrial staffing and 3 healthcare acquisition completed in the second half of the prior year. The consolidated revenues for Critical for the three months ended June 30, 2004 was $23.1 Million compared with $18.2 million for the same period in 2003, an increase of approximately $4.9 million or 27%. In addition to the increase in Arcadia Services revenue as discussed above, the additional increase is attributable to the operations of the entities that merged into Arcadia effective May 10, 2004. The Consolidated revenue for the three months ended includes the durable medical equipment and the mail order pharmaceutical segment that is not included for the same period in 2003.

Cost of Sales. Cost of sales for Arcadia approximated $19.3 million for the three months ended June 30, 2004 compared with $15.5 million for the same period in 2003, an increase of approximately $3.8 or 24.5%, resulting from primarily the payroll cost related to the increase in revenue. The consolidated cost of sales for the three months ended June 2004 is $19.6 million compared to $15.5 million for the same period in 2003, an increase of $4.1 million or 26.5%. The additional increase in the cost of sales is attributable to the operations of the entities that merged into Arcadia.

General and Administrative Expenses. General and administrative expenses for Arcadia Services approximated $2.0 million for the three months ended June 30, 2004 compared with $1.9 million for the same period in 2003, an increase of approximately $0.1 million or 5.9%, resulting from increased administrative payroll in the amount of $63,360 and a net increase of $50,260 in all other expenses. The consolidated general and administrative expenses for the three months ended June 2004 is $2.6 million compared to $1.9 million for the same period in 2003, an increase of $0.7 million or 37%. The additional increase in the general and administrative expense is attributable to the operations of the entities that merged into Arcadia.

Year Ended March 31, 2004 Compared to Year Ended March 31, 2003

Revenue. Arcadia’s revenues for the year ended March 31, 2004 were $78.4 million compared with $76.3 million for 2003, an increase of $2.1 million or 2.8%, resulting primarily from the two acquisitions completed at the beginning of the third and fourth quarter of the year. In addition the recovery of the economy in the last quarter has increased revenue in light industrial staffing.

Cost of Sales. Cost of sales approximated $66.7 million for the year ended March 31, 2004 compared with $64.9 million for 2003, an increase of $1.8 million or 2.8%, resulting from the payroll expense related to the increased revenue. The increase in the cost of sales is also contributed by the increase in pay rate due to the shortage of nurses and competition.

General and Administrative Expenses. General and administrative expenses approximated $7.9 million for the year ended March 31, 2004 compared with $7.1 million for 2003, an increase of $0.8 million or 11.3%, resulting from increased administrative salaries and the conversion of 2 affiliate offices to company owned offices.

Year Ended March 31, 2003 Compared to Year Ended March 31, 2002

Revenue. Arcadia’s revenues for the year ended March 31, 2003 was $76.3 million compared with $75.8 million for 2002, an increase of approximately $.5 million or 1%, resulting from 2 small acquisitions completed in the third quarter of the year.

Cost of Sales. Cost of sales approximated $64.9 million for the year ended March 31, 2003 compared with $64.5 million for 2002, an increase of approximately $.4 million or 1%, resulting from the payroll related to the increase in revenue.

General and Administrative Expenses. General and administrative expenses approximated $7.1 million for the year ended March 31, 2003 compared with $7.5 million for 2002, a decrease of approximately $0.4 million or 5.3% resulting from the adoptions of SFAS No. 142, whereby the amortization of Goodwill and other Intangible Assets ceased. In addition the bad debt expense was less because of good collections.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are from cash and cash equivalents, cash from operations, and from borrowings under the revolving credit facility with Comerica Bank. The Company’s principal use of cash will be to pay down debt which is expected to be generated from operations.

Cash and cash equivalents were $0.5 million as of June 30, 2004 compared with zero as of March 31, 2004.

Arcadia’s March 31, 2004 and 2003 financial statements do not reflect any cash and cash equivalents due to the fact that for such fiscal years all cash and cash on hand at the end of each fiscal year was advanced to its sole stockholder to fund the operations of the stockholder and certain of its other subsidiaries. Due to the nature of the advances and expected repayment, the advances to the stockholder were classified as contra equity on Arcadia’s financial statements. The amount due from the stockholder as of March 31, 2004 was $10.6 million compared with $7.6 million as of March 31, 2003. The $3 million increase reflects Arcadia’s positive cash flow for the period ending March 31, 2004 consisting of $2.4 million of cash from operations, $1 million from financing activities and ($0.4) million from investment activities exclusive of the decrease resulting from the increase in the amount due from stockholder of $3 million.

Contractual Obligations and Commercial Commitments

As of June 30, 2004, the Company had contractual obligations in the form of non-cancelable operating leases, employment agreements and debt obligations as follows:

	Payments Due by March 31,

	Total	2005	2006	2007	2008

Operating Leases	$ 1,825,714	$ 588,106	$ 513,129	$ 504,149	$ 151,280
Employment Agreements	900,000	487,500	412,500
Debt Obligations	15,864,892	2,956,273	2,425,638	10,482,981

Total	$ 18,590,606	$ 4,031,879	$ 3,351,267	$ 10,987,130	$ 151,280

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The majority of our cash balances are held primarily in highly liquid commercial bank accounts. The Company utilizes lines of credit to fund operational cash needs. The risk associated with fluctuating interest rates is limited to our investment portfolio and our borrowings. We do not believe that a 10% change in interest rates would have a significant effect on our results of operations or cash flows. All our revenues since inception have been in the U.S. and in U.S. Dollars therefore we have not yet adopted a strategy for this future currency rate exposure as it is not anticipated that foreign revenues are likely to occur in the near future.

OUR BUSINESSES

Overview

We are a national provider of staffing (medical and non-medical) and home care (skilled and personal care) services currently operating in 21 states through 56 affiliated and 13 company-owned offices. These businesses are conducted by our Arcadia Services, Inc. subsidiary (“Arcadia”). We acquired Arcadia on May 10, 2004. Before then, Arcadia was a privately owned corporation. Arcadia reported sales of approximately $78 million and approximately $76 million for the fiscal years ended March 31, 2004 and 2003, respectively. In terms of annual sales, the staffing and home care businesses conducted by Arcadia are currently our principal businesses.

In addition, our Arcadia Rx subsidiary is a full service mail order pharmacy based in Paducah, Kentucky, with annual revenues of approximately $2.5 million. We also acquired Arcadia Rx on May 10, 2004.

Before we acquired Arcadia and Arcadia Rx, our business was limited to selling and renting durable medical equipment, surgical supplies, orthotic and prosthetic products, oxygen and other respiratory therapy services and equipment, principally through four retail outlets in the New York metropolitan area. These businesses are conducted through our Classic Healthcare Solutions, Inc. subsidiary.

We acquired Arcadia and Arcadia Rx through a reverse merger of our wholly owned subsidiary CHC Sub, Inc. with and into RKDA, Inc. (“RKDA”). This reverse merger was financed, in part, by private investment in public equity (i.e., the Company's Common Stock), a transaction commonly called a “PIPE.” See page 4 for a description of the accounting treatment of the reverse merger.

Classic Healthcare Solutions, Inc.

Our Classic Healthcare Solutions, Inc. subsidiary sells and rents surgical supplies, orthotic and prosthetic products and home medical equipment, principally through three retail outlets in the New York metropolitan area. Classic derives substantially all of its revenues from third-party payors, including private insurers, managed care organizations, Medicare and Medicaid. Each third-party payor generally has specific claims requirements. Classic has policies and procedures in place to manage the claims submission process, including verification procedures to facilitate complete and accurate documentation, for all different sources of payment. Classic purchases our products from a variety of suppliers. Classic is not dependent upon any single supplier and believes that its equipment needs can be provided by several third-party manufacturers.

Home Respiratory Therapy. Home respiratory therapy primarily consists of the provision of oxygen systems, ventilators, sleep apnea equipment, nebulizers, respiratory medications and related products and services to patients for operation in the home environment. Classic provides home respiratory therapy services to patients with a variety of conditions, including chronic obstructive pulmonary disease ("COPD") (e.g., emphysema, chronic bronchitis and asthma), nervous system-related respiratory conditions, congestive heart failure and lung cancer. Classic employs respiratory care professionals to provide support to our home respiratory therapy patients, according to each patient’s physician-directed treatment plan.

Home Medical Equipment; Other Products and Services. Classic rents and sells patient safety items and ambulatory and patient room equipment. Classic’s integrated service approach allows patients and managed care systems accessing either respiratory or therapy services to also access needed home medical equipment through a single service source. Rather than directly providing certain non-core services, Classic has affiliated ourselves with other providers, such as home health nursing organizations, through formal relationships or ancillary networks. Home medical equipment and other services provided by Classic include hospital beds, wheelchairs, bathroom safety items, seat lift chairs, and three and four-wheel power scooters.

Orthotics and Prosthetics. Orthotics and prosthetics involves the supply of braces and artificial limbs. These are commonly custom fabricated by others and fitted by a certified orthotist and/or prosthetist.

Arcadia Services, Inc.

Arcadia Services, Inc. is a national provider of staffing and home care services operating in 21 states through 56 affiliated and 13 company-owned offices. Arcadia reported sales of approximately $78 million and approximately $76 million for the fiscal years ended March 31, 2004 and 2003, respectively. Arcadia’s medical staffing includes registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, technicians and medical assistants. Its non-medical staffing includes light industrial, clerical and technical personnel. Arcadia’s home care staffing includes personal care aides, home care aides, homemakers and companions. Arcadia also offers physical therapists, occupational therapists, speech pathologists and medical social workers.

Arcadia RX

Arcadia Rx is a full service mail order pharmacy based in Paducah, Kentucky, with annual revenues of approximately $2.5 million. Arcadia Rx offers a full line of services including pills and medications, multi-dose strip medication packages, respiratory supplies and medications, diabetic care management, drug interaction monitoring, and special assisted living medication packaging. Arcadia Rx ship medications and supplies directory to the customer’s place of residence. Arcadia Rx bills Medicare, some state Medicaid programs, and most private insurances.

Historical Development of the Company and Businesses Acquired

The Company was incorporated in Nevada on December 30, 1994 as Mojave Southern, Inc. Our Company operated as a blind pool until September 26, 2002, when it completed the reverse acquisition with Critical Home Care, Incorporated, a Delaware corporation, and changed its name to Critical Home Care, Inc.

The Company Becomes Critical Home Care, Inc.

On July 12, 2002, the Company acquired 100% of the Common Stock of Classic Healthcare Solutions, Inc. ("Classic"). On August 8, 2002, the Company acquired substantially all of the assets and business operations of Homecare Alliance, Inc. ("Alliance"). On September 13, 2002, the Company acquired substantially all of the assets and business operations of All Care Medical Products, Inc. ("All Care").

On September 26, 2002, the Company consummated a reverse acquisition with New York Medical, Inc. (“NYMI”), pursuant to which NYMI changed its name to Critical Home Care, Inc. The results of operations of all of the acquired businesses described above have been included with those of the Company since the respective dates of acquisition. For accounting purposes, the transaction between NYMI and the Company was considered, in substance, a capital transaction rather than a business combination, because the former shareholders of the Company owned a majority of the outstanding Common Stock of NYMI. Accordingly, the combination of the Company with NYMI was recorded as a recapitalization of the Company, pursuant to which the Company has been treated as the continuing entity for accounting purposes.

As a result of the Classic, Alliance, All Care and NYMI acquisitions, the Company, prior to the RKDA Merger (described below), was principally engaged in the marketing, rental and sale of surgical supplies, orthotic and prosthetic products. The Company also provided oxygen and other respiratory therapy services and equipment and operated four retail outlets in the New York metropolitan area. Through its subsidiary, Classic Healthcare Solutions, Inc., located in Westbury, New York, the Company furnished durable medical equipment (e.g., wheelchairs, hospital beds, etc.). Before the RKDA Merger, the Company was a small business with annual revenues of approximately $4 million with continuing losses, cash flow problems and going concern issues.

Arcadia and Arcadia Rx Acquisitions

We acquired Arcadia and Arcadia Rx through a reverse merger financed, in part, by private investment in public equity (i.e., the Company's Common Stock) a transaction commonly called a “PIPE.” Before these acquisitions, Arcadia and Arcadia Rx were privately owned businesses. Arcadia is a national provider of staffing and home care services currently operating in 21 states through 56 affiliated and 13 company-owned offices. Arcadia reported sales of approximately $78 million and approximately $76 million for the fiscal years ended March 31, 2004 and 2003, respectively. Arcadia Rx is a full service mail order pharmacy based in Paducah, Kentucky with annual revenues of approximately $2.5 million.

Under the reverse merger, our wholly owned subsidiary CHC Sub, Inc. merged with and into RKDA, Inc., a Michigan corporation ("RKDA") owned by John E. Elliott, II ("Elliott") and Lawrence R. Kuhnert ("Kuhnert") (the "RKDA Merger"). The RKDA Merger was effective May 10, 2004. RKDA survived the merger. A description of the accounting treatment of the RKDA Merger is provided on page 4.

RKDA purchased all of Arcadia’s capital stock on May 7, 2004 from a privately owned company. The purchase price was $16.8 million, payable as follows: $16.1 million in cash, a $500,000 promissory note payable one year after closing, and $200,000 accrued in accounts payable. In addition, RKDA paid $557,109 of bonuses to certain Arcadia employees. RKDA paid the purchase price and bonus payments with a $5 million loan from the Company, a revolving bank loan initially for $11 million, a $100,000 cash deposit, the delivery of an unsecured, subordinated $500,000 promissory note to the seller, and $200,000 accrued in accounts payable.

The Company raised the $5 million it loaned RKDA as part of a Regulation D (Rule 506) Private Placement Offering—i.e., the PIPE. The Regulation D Private Placement Offering is described below.

Pursuant to the RKDA Merger, Messrs. Elliott and Kuhnert transferred to RKDA their membership interests in SSAC, LLC, a Florida limited liability company, doing business as “Arcadia Rx.” They additionally transferred all of their RKDA capital stock to the Company. Immediately prior to the RKDA Merger, David Bensol (“Bensol”), then the Company’s Chief Executive Officer and a director, transferred to the Company 1,300,000 shares of the Company’s Common Stock owned by him and settled certain obligations for the Company.

On May 10, 2004, the Company issued Messrs. Elliott and Kuhnert 21,300,000 shares of its Common Stock and 1,000,000 Class A Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.50 per share within seven years. As a result, Messrs. Elliott and Kuhnert were deemed to be the beneficial owners of 22,300,000 shares of the Company’s Common Stock. As of May 10, 2004, there were 76,393,351 shares of the Company’s Common Stock outstanding. The 22,300,000 shares of the Company’s Common Stock of which Messrs. Elliott and Kuhnert were deemed to be the beneficial owners represented 29.20% of the 76,393,351 shares of Common Stock outstanding as of May 10, 2004.

As of August 16, 2004, 79,023,351 shares of Common Stock are outstanding. The 22,300,000 shares of the Company’s Common Stock of which Messrs. Elliott and Kuhnert are deemed to be the beneficial owners represent 28.22% of the 79,023,351 shares of Common Stock outstanding as of August 16, 2004.

Change in Control of the Board of Directors

Messrs. Elliott and Kuhnert obtained control of the Company’s Board of Directors effective with the closing of the RKDA Merger. Effective May 10, 2004, Messrs. Elliott and Kuhnert were elected to the Board to fill two vacancies. Under the terms of the RKDA Merger, Messrs. Elliott and Kuhnert had the right to elect one additional director to the Board. John T. Thornton was elected to the Board effective June 15, 2004.

Before the RKDA Merger, former director Delbert Spurlock chose not to run for election at the annual meeting of the Company’s shareholders held on May 4, 2004, and no one ran for or was elected to this director position at that time. Per the terms of the RKDA Merger, former directors Barbara Levine and Bradley Smith resigned from the Company’s Board of Directors upon completion of the RKDA Merger. Mr. Spurlock’s declination to run for election and the resignations of former directors Barbara Levine and Bradley Smith left open three of the five seats on the Company’s Board of Directors.

Pursuant to the RKDA Merger, Mr. Elliott became the Company's Chairman and Chief Executive Officer. Mr. Kuhnert became the Company's President, Treasurer, and Chief Operating Officer. The Board subsequently appointed Mr. Kuhnert as the Company's Vice Chairman of Finance, which is the Company's principal financial and accounting officer. Mr. Bensol, the Company's Chief Executive Officer before the RKDA Merger, became the Company's Executive Vice President and retained his position as a director. Neither Mr. Elliott nor Mr. Kuhnert had any material relationship with the Company before the RKDA Merger.

On May 7, 2004, Messrs. Elliott and Kuhnert, Mr. Bensol, Bradley Smith, North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, North Sound Legacy International Ltd., Jana Master Fund Ltd. and Web Financial Corporation Company entered into a voting agreement (the “Voting Agreement”). The Voting Agreement provides Messrs. Elliott and Kuhnert the right to control the vote of a sufficient number of shares of the Company’s Common Stock, in addition to their own shares, to elect a majority of the Company’s Board of Directors. The Voting Agreement is effective until the earlier of (a) the date on which the combined Common Stock ownership of the Company held by Messrs. Elliott and Kuhnert is reduced to less than 10%, (b) the date on which neither Messrs. Elliott nor Kuhnert are executive officers of the Company, or (c) the expiration of the maximum period permitted by law.

Escrow of Critical Home Care Common Stock

John E. Elliott, II, Lawrence Kuhnert and David Bensol escrowed 6 million, 4 million and 2 million shares of, respectively, of Company Common Stock (collectively, the “Escrow Shares”). Fifty (50%) percent of the Escrow Shares will be released from escrow following the end of each of the referenced fiscal years if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, meets the following milestones: for the 12 month period ending March 31, 2006, an Adjusted EBITDA (as defined) of $9.7 million and for the 12 month period ending March 31, 2007, an Adjusted EBITDA of $12.5 million. Alternatively, the Escrow Shares shall be released if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, obtains a combined Adjusted EBITDA for the fiscal years ending March 31, 2006 and March 31, 2007 of at least $22.2 million.

In addition, for any of the Escrow Shares to be released pursuant to the foregoing thresholds, the Company’s Debt to Adjusted EBITDA ratio, in the case of Mr. Bensol, and RKDA’s Debt to Adjusted EBITDA, in the case of Messrs. Kuhnert and Elliott, must be 2.0 or less for both fiscal periods. Nevertheless, twenty (20%) percent of the Escrow Shares (2.4 million shares) will be released if the Company’s Common Stock remains at least $1.00 per share for 30 consecutive trading days or the average closing price for any consecutive 45 day period is at least $1.00 per share, even if the EBITDA thresholds are not met.

In the event the conditions for release of the Escrow Shares are satisfied, the fair value of the shares will be recorded as a charge to the Company’s income statement. In the event the conditions for release of the Escrow Shares are not satisfied, the shares shall be transferred to the Company. While the Escrow Shares are held in escrow, Messrs. Elliott, Kuhnert and Bensol are entitled to receive immediately (and not paid into escrow) any dividends payable with respect to the Escrowed Shares and have the right to vote the Escrow Shares on all matters as if the Escrowed Shares were not held in escrow.

Preemptive Rights

Messrs. Elliott and Kuhnert were granted preemptive rights for a period of three years beginning May 7, 2004 to acquire, at fair market value at date of acquisition of these shares additional shares of Common Stock of the Company to maintain their percentage ownership of the Company, except they were not granted preemptive rights relative to Common Stock issuable on the exercise of stock options and warrants issued before May 7, 2004 or Common Stock and Class A Warrants issued in the Regulation D (Rule 506) Private Placement Offering described below. As of May 10, 2004, the effective date of the Merger, there were 76,393,351 shares of Common Stock issued and outstanding of which Elliott and Kuhnert owned 21.3 million shares, or 27.9%.

Employment Agreement

Messrs. Elliott, Kuhnert and Bensol each entered into substantially similar employment agreements with the Company on May 7, 2004, as Chairman and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for a term of three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer is being paid $150,000 per annum in salary and is eligible to receive a discretionary annual bonus determined by the Board of Directors.

If employment is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined), then the executive will be paid twice the base salary in a lump sum. If, upon a change in control other than by the RKDA Merger, the executive’s employment is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation during the preceding year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.

Stock Options

Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options vest in six tranches, provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be exercised by Messrs. Elliot and Kuhnert, to the extent vested, as long as they are employed by the Company and for one year from termination of employment for any reason. Compensation will be recorded as these options are earned.

Accounting Treatment of the RKDA Merger

A description of the accounting treatment of the RKDA Merger is provided at page 4.

The PIPE: Regulation D Private Placement Offering

On May 7, 2004, the Company completed the minimum $8 million, of a maximum $11 million, Regulation D (Rule 506) Private Placement Offering of the shares of its Common Stock (the “Offering”). The Company subsequently sold an additional $245,000 of its shares of Common Stock and terminated the Offering on May 27, 2004 (the “Final Closing Date”).

Under the terms of the Offering, each eligible investor whose subscription was accepted by the Company was permitted to purchase shares of the Company’s Common Stock at $0.25 per share. For every ten shares of Common Stock issued in the Offering, the holder received one Class A Warrant entitling the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Class A Warrants may be exercised on a cashless basis. Each Class A Warrant expires at the end of the seven-year period.

Through the Final Closing Date of the Offering, the Company issued an aggregate of 32,980,000 shares of its Common Stock at $0.25 per share and issued 3,298,000 Class A Warrants to purchase 3,298,000 shares of Common Stock. The Company advanced $5 million of the net proceeds of the Offering to RKDA to complete the Arcadia acquisition, used $164,000 for the repayment of indebtedness, and held the balance for working capital.

The Offering’s placement agent and its key employees received 2,298,000 Class A Warrants to purchase 2,298,000 shares of Common Stock, exercisable on a cashless basis for seven years at $0.50 per share. These Class A Warrants and the shares issuable on the exercise of the Class A Warrants carry certain registration rights. The placement agent also received a ten (10%) percent sales commissions and reimbursement of out-of-pocket expenses.

Registration Rights Agreements

In connection with the Regulation D Private Placement Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the 32,980,000 shares of the Company’s Common Stock issued during the Offering, the 3,298,000 Class A Warrants, and the 3,298,000 shares of the Company’s Common Stock issuable upon exercise of the Class A Warrants. The Company is required to file the registration statement within 90 days following the Final Closing Date of the Offering. The Final Closing Date of the Offering was May 27, 2004. The Offering’s placement agent and its key employees, as well as other selling security holders who did not acquire their shares through the Offering, have similar registration rights or “piggy back” registration rights requiring their shares to be registered when the Company undertakes a registration of its shares.

The Company agreed to register Messrs. Elliott’s and Kuhnert’s 21,300,000 shares of the Company’s Common Stock and 1,000,000 shares of Common Stock issuable upon exercise of their Class A Warrants, with the shares and warrants purchased by the investors of the Regulation D Private Placement Offering.

Comerica Bank Credit Agreement

On May 7, 2004, Arcadia and three wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006. The initial advance on May 7, 2004 was in the amount of $11 million, which was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the credit limit was increased to $14.4 million. The credit agreement requires Messrs. Elliott and Kuhnert to maintain ownership of at least twenty (25%) of the Company’s outstanding Common Stock.

RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia. Arcadia granted Comerica Bank a first priority security interest in all of its assets. The Arcadia subsidiaries granted the bank security interests in all of their assets. Arcadia’s former shareholder subordinated indebtedness owed by Arcadia to indebtedness Arcadia owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank for all indebtedness of Arcadia and its subsidiaries.

Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers. Arcadia agreed to various financial covenant ratios, to have any person who acquires Arcadia’s capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants.

Change of the Company’s Principal Executive Offices and Fiscal Year End

Effective June 22, 2004, the Company changed its principal executive offices from Westbury, New York to 26777 Central Park Boulevard, Suite 200, Southfield, Michigan, 48076.

On June 22, 2004, the Company’s Board of Directors changed Critical’s fiscal year end to March 31, effective as of March 31, 2004. Previously, Critical maintained a fiscal year ending on September 30 and fiscal quarters ending on December 31, March 31, and June 30. Arcadia’s fiscal year end was changed from December 31 to March 31.

With the Company’s fiscal year ending on March 31, the Company’s fiscal quarters will end on June 30, September 30, and December 31.

The Company intends to file an annual report on Form 10-KSB for the transition period from October 1, 2003 through March 31, 2004. Form 10-KSB is required to be filed with the Commission on or before September 20, 2004. The Company will file Form 10-KSB, rather than Form 10-K, because the transition period of October 1, 2003 through March 31, 2004 precedes the RKDA Merger. For this reason, the Company’s financial information to be included in Form 10-KSB will omit the consolidated operations of RDKA (including those of Arcadia and Arcadia Rx).

Recent Acquisitions

On July 30, 2004, our Arcadia Health Services, Inc. subsidiary purchased substantially all of the assets of The Staffing Source, Inc. of St. Petersburg, Florida. The Staffing Source, Inc., with offices in Bradenton, Clearwater and St. Petersburg, provides temporary personnel for healthcare facilities and other businesses. It reported 2003 sales of $3.3 million. We plan to keep The Staffing Source name, which will provide Arcadia with two brands in the Tampa Bay area. Arcadia Services, Inc., currently operates through affiliates in nine Florida cities, including Bradenton, Clearwater and St. Petersburg.

On August 20, 2004, SSAC, LLC, a second tier wholly owned subsidiary of the Company, purchased all the issued and outstanding shares of stock of American Oxygen, Inc. of Peoria, Illinois from American Oxygen’s shareholders, Judy Berchelmann and Jonathon Bodie, in exchange for 200,000 shares of Common Stock and certain registration rights relative to such shares. American Oxygen, Inc., operating from two locations in Illinois, sells and rents durable medical equipment, including respiratory/oxygen equipment.

Our Products and Services

Durable Medical Equipment and Related Products

We operate durable medical equipment businesses providing oxygen and other respiratory therapy services and home medical equipment. In addition, we sell and rent surgical supplies and orthotic and prosthetic products, principally through three retail outlets in the New York metropolitan area. Clients and patients for these businesses are primarily individuals residing at home. The Company’s equipment and supplies for these businesses are readily available in the marketplace and the Company is not dependent on a single supplier. Reimbursement and payor sources include Medicare, Medicaid, insurance companies, managed care groups, HMO’s, PPO’s and private pay.

Staffing (Medical and Non-Medical) and Home Care (Skilled and Personal Care)

Arcadia Services, Inc. is a national provider of staffing and home care services operating in 21 states through 56 affiliated and 13 company-owned offices. Arcadia’s medical staffing includes registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, technicians and medical assistants. Its non-medical staffing includes light industrial, clerical and technical personnel. Arcadia’s home care staffing includes personal care aides, home care aides, homemakers and companions. Arcadia also offers physical therapists, occupational therapists, speech pathologists and medical social workers.

Mail Order Pharmacy and Related Products

Arcadia Rx is a full service mail order pharmacy based in Paducah, Kentucky. Arcadia Rx offers a full line of services including pills and medications, multi-dose strip medication packages, respiratory supplies and medications, diabetic care management, drug interaction monitoring, and special assisted living medication packaging. Arcadia Rx ship medications and supplies directory to the customer’s place of residence. Arcadia Rx bills Medicare, some state Medicaid programs, and most private insurances.

Customers, Sales and Marketing

For a description of customers, sales and marketing for our Arcadia Services, Inc. subsidiary, see Arcadia Services, Inc., below.

Classic Healthcare Solution’s sales activities generally are conducted by our full-time sales representatives. We primarily acquire new customers through referrals. Our principal sources of referrals are physicians, hospital discharge planners, prepaid health plans, clinical case managers and nursing agencies. No single referral source accounts for more than 10% of our revenues, as of June 30, 2004. The loss of any single customer or group of customers would not materially impact Classic’s business. Through its sales force, Classic markets its products and services primarily to managed care organizations, physicians, hospitals, medical groups, home health agencies and case managers.

Our Business Strategy

Our current business strategy is to focus on the following initiatives:

  The integration of our acquired businesses.

  For our staffing and home care services businesses, our strategy is to obtain greater penetration within existing markets, continue expanding the number of locations, expand service offerings, continue implementation of our traveling nursing program, and pursue selective acquisitions.

  Our strategy for our Classic Healthcare Solutions, Inc. subsidiary (i.e., sale and rental of surgical supplies and orthotic and prosthetic devices) is to reduce costs and to expand the business. Since May 10, 2004, we have implemented substantial cost reductions to this business by reducing its payroll and closing one location. We intend to expand this business through acquisitions and marketing initiatives.

  We intend to grow our Arcadia Rx mail order pharmaceutical business through Arcadia’s affiliate network marketing efforts to assisted living facilities, in addition to mail order pharmaceutical sales to the public.

  We intend to seek the approval of our common stockholders, at our next annual meeting of stockholders, to reincorporate the Company in Delaware.

Revenues attributable to the U.S. and Foreign Countries

None of our revenues are generated by sales to customers outside of the United States.

Competition

Competition for the medical staffing, non-medical staffing and home care industries is based upon the quality of the employee, the availability of the employee, the cost of the employee and the geography. Staffing and home care industries include national, international, regional and local firms that compete with each other to attract employees and to obtain and maintain customers. A local presence is essential to establish the name/brand recognition as a provider of qualified staff and home care aides that must meet specific job requirements, while suppliers of longer term employees must have the reputation and reach to meet the needs of customers across the country.

The segment of the healthcare market in which our durable medical equipment and related businesses operate is fragmented and highly competitive. There are a limited number of national providers and numerous regional and local providers operating in each of our product and service line markets. Classic’s major operating market is the metropolitan New York City area, where important competitive factors include reputation with referral sources, access and responsiveness, price of services, overall ease of doing business, quality of care and service.

Credit Agreements

On May 7, 2004, Arcadia and three of its wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006. The initial advance on May 7, 2004 was in the amount of $11 million, which was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the credit limit was increased to $14.4 million. The credit agreement requires Messrs. Elliott and Kuhnert to maintain ownership of at least twenty (25%) of the Company’s outstanding Common Stock.

RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia. Arcadia granted Comerica Bank a first priority security interest in all of its assets. The Arcadia subsidiaries granted the bank security interests in all of their assets. Arcadia’s former shareholder subordinated indebtedness which Arcadia owed it to indebtedness Arcadia owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank for all indebtedness of Arcadia and its subsidiaries.

Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers. Arcadia agreed to various financial covenant ratios, to have any person who acquires Arcadia’s capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants.

Government Regulation

Our health care related businesses (e.g., durable medical equipment, pharmacy, oxygen, home health care, orthotics and prosthetics, etc.) are subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various governmental programs. The federal government and all states in which we currently operate and intend to operate regulate various aspects of our health care related businesses. In particular, our operating branches are subject to federal laws covering the repackaging of drugs (including oxygen) and regulating interstate motor-carrier transportation. Our locations also will be subject to state laws governing, among other things, pharmacies, nursing services, distribution of medical equipment and certain types of home healthcare activities. Certain of our employees are subject to state laws and regulations governing the ethics and professional practice of respiratory therapy and nursing and in the future, pharmacy.

As a healthcare supplier, we are subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documentation and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional carriers often conduct audits and request patient records and other documents to support claims submitted by our company for payment of services rendered to patients. Similarly, government agencies periodically open investigations and obtain information from health care providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

Healthcare is an area of rapid regulatory change. Changes in law and regulations, as well as new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third party payors. We can not predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in national health care policies, each of which could have a material adverse impact on our company.

Material laws and regulations that affect our operations include, but are not necessarily limited to, Medicare and Medicaid reimbursement laws; laws permitting Medicare, Medicaid and other payors to audit claims and seek repayment when claims have been over paid; laws such as the Health Insurance Portability and Accountability Act regulating the privacy of individually identifiable health information; laws prohibiting kickbacks and the exchange of remuneration as an inducement for the provision of reimbursable services or products; laws regulating physician self-referral relationships; and laws prohibiting the submission of false claims.

Employees

As of June 30, 2004, we had over approximately 8,500 employees, the vast majority of which were part time temporary field employees of Arcadia. We have no unionized employees, and do not have any collective bargaining agreements. We believe our relationship with our employees is good.

Properties

We do not own any real estate or improvements. Our corporate offices are located in 26777 Central Park Boulevard, Southfield, Michigan in approximately 12,500 square feet of leased space. The Company also occupies leased office space located at the following additional locations:

Street Address	City	State	Zip Code
762 Summa Avenue	Westbury	New York	11590
691 North Squirrel Rd	Auburn Hills	Michigan	48326
79 Deer Park Avenue	Babylon	New York	11702
2800 Marcus Avenue	Lake Success	New York	11024
7990 Grand River, Suite C	Brighton	Michigan	48114
39092 Garfield Road, Suite 201	Clinton Township	Michigan	48038
414 N. Jackson Street, Complex 8718	Jackson	Michigan	49201
535 N. Clipper, Suite 2	Lansing	Michigan	48912
1787 W. Genessee, Suite A	Lapeer	Michigan	48446
26431 Southfield Rd	Lathrup Village	Michigan	48076
18320 Middlebelt Road	Livonia	Michigan	48152
18706 Eureka Road	Southgate	Michigan	48195
105 Mall Boulevard, Suite 283W	Monroeville	Pennsylvania	15146
4725 McKnight Road, Suite 110	Pittsburgh	Pennsylvania	15237
2600 Southwest Freeway, Suite 716	Houston	Texas	77098
762 Independence Blvd., Suite 798	Virginia Beach	Virginia	23455

The above-referenced facilities provide the Company with adequate conditions for its operations.

Legal Proceedings

We are a defendant from time to time in lawsuits incidental to our business. We are not currently subject to, and none of our properties are subject to, any material legal proceedings.

Environmental Matters

We believe that we are currently in compliance, in all material respects, with applicable federal, state and local statutes and ordinances regulating the discharge of hazardous materials into the environment. We believe that our Company will not be required to expend any material amounts in order to remain in compliance with these laws and regulations or that such compliance will materially affect its capital expenditures, earnings or competitive position.

DESCRIPTION OF ARCADIA SERVICES, INC.

Overview

Arcadia Services, Inc. (“Arcadia”) is a national provider of staffing and home care services. Based in Southfield, Michigan, Arcadia provides its staffing and home care services through a network of 69 affiliated and Company-owned offices in 21 states. Arcadia’s present service offerings consist of staffing services (medical and non-medical) and home care services (skilled and personal care/support services).

Through its Arcadia Health Care division, Arcadia provides medical staffing and home care services by supplying skilled and unskilled medical personnel to hospitals, nursing homes and other medical facilities. In addition, Arcadia provides skilled and unskilled personnel to individuals in their place of residence. These services are generally paid for by the individuals themselves, insurance companies or by government programs such as Medicaid and Medicare. Typically, Arcadia uses registered nurses, licensed practical nurses, certified nursing assistants, personal care attendants, home health aides and homemakers/companions to service these clients.

Arcadia’s non-medical staffing division, Arcadia Staff Resources, provides light industrial, clerical and technical staffing services through seven Company-owned locations in southeastern Michigan. Light industrial assignments consist primarily of assemblers, material handlers, packers, forklift operators, stock clerks, packagers and shipping/receiving clerks. Technical services are focused on information systems network administrators, programmers, help desk and engineers. Clerical assignments are for work processors, secretaries, receptionists, data entry clerks, accounts payable/accounts receivable clerks, payroll clerks and bookkeepers.

Description of Staffing and Home Care Industries

Staffing Industry

A staffing firm recruits, trains and tests their employees before assigning them to clients in a wide range of job categories and skill levels. Staffing firms place positions ranging from production and clerical workers to managers and professionals. According to staffing industry data, the estimated revenue for the entire staffing industry in 2003 totaled approximately $95 billion, down from $107 billion in 2000. Industry data projects total estimated staffing industry revenues of approximately $102 billion in 2004 and nearly $111 billion in 2005, which are estimated annual growth rates of 7.7% from 2003 to 2004 and 8.8% from 2004 to 2005.

The staffing industry consists of four segments: temporary staffing, placement and search firms, professional employment organizations, and outplacement firms. Firms within the temporary staffing segment provide businesses with needed flexibility and efficiency, while at the same time providing jobs to millions of Americans. Temporary staffing firms support and/or supplement the client’s workforce in situations such as employee absences, temporary skill shortages, seasonal workload and special assignments and projects. Temporary work can be sporadic and intermittent, rather than ongoing, and is not governed by a regular or fixed schedule.

Revenues within the temporary staffing industry were estimated at approximately $85 billion in 2000, compared to an estimated $76 billion in 2003. Industry data projects total estimated temporary staffing industry revenues of approximately $81.6 billion in 2004 and nearly $88.4 billion in 2005, which are estimated annual growth rates of 7.3% from 2003 to 2004 and 8.4% from 2004 to 2005.

Healthcare Staffing

Revenues for the healthcare staffing industry, which is part of the temporary staffing industry, are projected to grow to an estimated $11.1 billion 2005, according to industry data. This compares to an industry estimate of $7.2 billion in revenues in 2000. Per diem staffing, the dominant sector within the healthcare staffing industry, consists of staffing on a day-to-day basis in a local environment. It is necessary for staffing agencies to have a local presence in the market due to the short notice given for staffing requirements. Per diem employees are generally needed to replace full time employees on vacation, sick days and the like, in addition to providing additional back up when needed due to fluctuations with patients. Management is typically decentralized and has low barriers to entry.

Travel staffing, the minor sector within the healthcare staffing industry, requires a much longer stay on location. The timing can vary on these assignments, but are typically 13 weeks long. The staffing firm is typically responsible for providing arrangements for travel, housing, licensing and credentialing. Management for the travel staffing sector is typically more centralized then per diem staffing, and travel staffing has higher barriers to entry due to the necessity for national or regional coverage.

The United States is expected to continue to experience a shortage of registered nurses, although nursing school enrollments reportedly increased by 26.2% from 2001 to 2003, following an enrollment decline from 1995 to 2000. According to medical industry estimates, the United States is projected to experience a 20% shortage in the number of nurses needed in the nation’s health care system by the year 2020, equating into a shortage of more than 400,000 registered nurses nationwide.

While the supply of registered nurses is projected to fall, demand for health care services is expected to increase. This is due to factors including an aging population. According to the U.S. Bureau of the Census, the percentage of U.S. population over age 65 has increased by 12.0% between 1990 and 2000, and is expected to climb. According to the Centers for Disease Control, life expectancy in the United States increased from 68.2 years in 1950 to 77.2 in 2001. Advances in medical technology, drug development and an increase in life expectancy are all factors that underlie the anticipated increase in demand.

Non-Medical Staffing

Industry data estimates non-medical temporary staffing revenues at $65.5 billion in 2003, compared to $77.6 in 2000. Non-medical temporary staffing revenues are projected by industry data to grow to $88.4 billion in 2005. The non-medical temporary staffing industry serves companies which use temporary employees to control personnel costs and meet fluctuating personnel needs. Historically, the demand for temporary workers has been driven primarily by the need to satisfy peak production requirements and to temporarily replace full time employees absent due to illness, vacation or abrupt termination. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed, permanent labor costs to variable or flexible costs. The use of temporary workers typically shifts employment costs and risks, such as workers’ compensation and unemployment insurance and the possible adverse affects of changing employment regulations, to temporary staffing companies, which can better manage those costs and risks.

Home Care Industry

Home care furnishes services to individuals in their place of residence. Services range from skilled care furnished by registered nurses and other health professionals to recovering or chronically ill persons, to personal care and support services, such as bathing and feeding, provided by unskilled personal care attendants, homemakers, companions and home care aides. According to the Centers for Medicare and Medicaid Services, projected home health spending (both public and private spending) is expected to rise from $31.7 billion in 2000 to $60.3 billion in 2010.

The home care industry is fragmented and consists of small, local, regional and national providers. According to an industry report, consolidation activity in the home care industry has increased and is expected to continue to increase due to both the projected increased demand for skilled employees and the projected staffing shortage, especially in nursing, as well as to obtain the necessary infrastructure to comply with new health care regulations.

Further, health care spending is becoming increasingly important due to the aging American population, particularly the “baby boom” generation. According to the U.S. Census Bureau, approximately 12.7%, or 35 million, Americans are over the age 65. By the year 2030, the number of Americans over the age of 65 will increase to as many 79.3 million, or 19.6%, of the total American population. This increase in population, together with the significant advances in medical technology, is expected to drive an increase in health care spending. Accordingly, health care expenditures are expected to nearly double from approximately $1.7 trillion to $3.4 trillion from 2003 to 2013.

The rise of the American age is projected to increase demand for home care services. The U.S. General Accounting Office estimates that the demand for home care aides will increase 58% over the period from 1998 to 2008 (from 746,000 in 1998 to 1.2 million in 2008).

Competitive Environment

Competition for the medical staffing, non-medical staffing and home care industries is based upon the quality of the employee, the availability of the employee, the cost of the employee and the geography. Staffing and home care industries include national, international, regional and local firms that compete with each other to attract employees and to obtain and maintain customers.

Arcadia History

Arcadia was incorporated in Michigan in 1977 under the name Medco, Inc. Medco, Inc. was established to provide non-medical staffing services in the metropolitan Detroit area. That same year, Medco, Inc. formed a subsidiary, Medco Health Services, Inc., providing medical staffing services to health care facilities. In 1982, Medco, Inc. incorporated Grayrose, Inc.

Another subsidiary of Medco, Inc., Community Home Care, Inc., was formed to provide home care services to individuals in their place of residence. In 1981, Community Home Care obtained certification as a Medicare home health provider. This allowed Community Home Care to expand home care services to Medicare beneficiaries, along with commercial insurance and private payors.

In 1986, Arcadia began its affiliate operations. Similar to today, affiliates were local entrepreneurs who had industry knowledge but lacked financial resources and could benefit from back office support. See Affiliate Model, below.

In 1994, Medco Inc. changed its name to Arcadia Services, Inc. Medco Health Services, Inc. changed its name to Arcadia Health Services, Inc. and focused on medical staffing and non-Medicare home care. Community Home Care, Inc. changed its name to Arcadia Health Care, Inc. and focused almost exclusively on Medicare and Medicaid reimbursed services. In 1995, Arcadia Services, Inc. formed Arcadia Health Services of Michigan, Inc., to accommodate business tax issues in Michigan.

In 1997, Integrated Health Services ("IHS") purchased Arcadia Services, Inc. and its subsidiaries. In 1999, IHS sold Arcadia (excluding the Arcadia Health Care, Inc. Medicare certified home health division) to Addus HealthCare, Inc. On May 7, 2004, RKDA, Inc. acquired all of the issued and outstanding capital stock of Arcadia Services, Inc. from Addus HealthCare, Inc.

Arcadia Staffing and Home Care Services

Arcadia and its subsidiaries provide temporary staffing (medical and non-medical) and home care services in 21 states through 56 affiliate and 13 company owned offices.

Medical Staffing

Arcadia’s medical staffing division provides the services of registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, technicians and medical assistants. The medical staffing division supplies skilled and non-skilled medical personnel to hospitals, nursing homes, clinics, assisted living facilities, rehabilitation facilities, correctional facilities, urgent care facilities and laboratories, among others. Per diem staffing assignments are made on a day-to-day basis in a local environment when needed to replace full time employees on vacation, sick days, leave and the like. Due to the short notice given for staffing requirements, it is necessary for staffing agencies to have a local presence in the market.

In August 23, 2004, Arcadia launched a new travel staffing program providing hospitals and other customers with a complete selection of possible full-time employees. The timing can vary on these assignments, but are typically 13 weeks long. Arcadia is usually responsible for providing arrangements for travel, housing, licensing and credentialing. Arcadia’s traveling program includes individual affiliates offering temporary field staff opportunities to travel to other regions of the United States, where the staffing need is not near an Arcadia office.

Non-Medical Staffing

Arcadia’s non-medical temporary staffing division, Arcadia Staff Resources, provides light industrial, technical and office clerical staffing services through seven Arcadia-owned locations in southeastern Michigan. Light industrial assignments are primarily for assemblers, packagers, packers, material handlers, shipping/receiving clerks, stock clerks, and forklift operators. Other assignments include janitorial/maintenance, production supervisors, electricians and pipe fitters/welders. Clerical assignments include word processors, secretaries, receptionists, data entry clerks, accounts payable/accounts receivable clerks, payroll clerks, and bookkeepers. Technical services are focused on information services network administrators, programmers, help desk and engineers. The division’s customer base consists of mostly small to mid-sized businesses utilizing light industrial employees for assembly, packaging, machine operating, stock clerks and shipping/receiving clerks. Additional services typically provided include data entry operators, receptionists and administrative assistants. Most of the positions are either long-term or on a temporary hire basis.

Home Care Services

Arcadia provides home care services through its Arcadia Health Care division. Home care has become increasingly popular. Home care permits individuals to function in their places of residence. Arcadia provides home care services to individuals, including medication administration, treatments, teaching, evaluation, assessment, bathing, dressing, walking, exercising, medication reminders, meal preparation, light housework, laundry, transportation, companionship, conversation and shopping.

Skilled home care services involve the delivery of skilled health services to recovering or chronically ill persons in the home. Skilled home care services are provided by registered nurses, licensed practical/vocational nurses, occupational therapists, physical therapists and speech therapists. These skilled professionals provide care to individuals who have a wide range of diagnoses such as cancer, AIDS, diabetes, congestive heart failure and trauma related injuries. Skilled home service care can involve medication administration, treatments, wound care, teaching assessment and evaluation.

Personal care and support services are provided by personal care attendants, homemakers, companions and home care aides. These disciplines are traditionally considered to be unskilled. They provide support services such as bathing, feeding, cooking, cleaning, companionship, shopping, ambulation, medication reminders and conversation. This service allows frail and elderly individuals to remain in their place of residence as opposed to being institutionalized. Additionally, Arcadia’s personal care and support personnel provide a much needed service to the “baby boomers” who are currently managing the care and feeding of their children and parents.

Growth Strategy

Arcadia expects to pursue various growth strategies.

Derive Greater Penetration Within Current Markets

Arcadia currently operates 69 locations in 21 states. Arcadia intends to continue working with its affiliate network on marketing programs, cross selling opportunities and education on best practices to increase the overall penetration within existing markets.

Continue Expanding Number of Locations

Arcadia intends to expand its locations through supporting its affiliate network in the opening of new office locations. As of July 31, 2004, Arcadia established four new office locations during 2004.

Expand Service Offerings

Arcadia expects to introduce new service offerings at various locations. Examples of recent new service offerings are the traveling nurse program and the offering of skilled trade services (e.g., electricians, welders, plumbers, etc.) to industrial customers.

Complete Selective Acquisitions

Arcadia intends to pursue selective business acquisitions. Arcadia believes that selective acquisitions will increase the size of the business and revenue base and leverage Arcadia’s selling, general and administrative expenses.

One such acquisition occurred on July 30, 2004, when Arcadia Health Services, Inc. purchased substantially all of the assets of The Staffing Source, Inc. of St. Petersburg, Florida. The Staffing Source, Inc., with offices in Bradenton, Clearwater and St. Petersburg, provides temporary personnel for healthcare facilities and other businesses. It reported 2003 sales of $3.3 million. Arcadia plans to retain The Staffing Source name, which will provide Arcadia with two brands in the Tampa Bay area. Arcadia currently operates through affiliates in nine Florida cities, including Bradenton, Clearwater and St. Petersburg.

Affiliate Model

The responsibilities of Arcadia’s affiliates include the recruitment and training of field staff employed by Arcadia, sales to Arcadia’s customers, hiring and paying affiliate office staff at the affiliate’s expense, maintaining and paying for affiliate office equipment and office space at the affiliate’s expense, and providing data to Arcadia for payroll and billing. Each affiliate has defined geographic area.

Arcadia has centralized payroll and billing. Services provided by Arcadia to affiliates include contracting; accounting training; field services, such as quality assurance, regulatory, program development, policy and procedure manuals; administrative services, such as secretarial support, mass mailings and group purchasing; software and hardware support; educational seminars; human resources and legal support. Arcadia also makes available customized software, recruitment support, group purchasing, business planning, new program development, and support in the areas of legal, human resources and information systems.

The affiliate model benefits Arcadia’s customers, Arcadia’s affiliates and Arcadia itself. Benefits to Arcadia’s customers include the affiliate network which allows Arcadia to service the needs of customers whose requirements span multiple service locations with a consistent level of service and standardized procedures. Benefits to the affiliate include control of its local office, access to Arcadia resources and back office support (e.g., payroll, etc.). Benefits to Arcadia include spreading overhead over the affiliate network, leveraging the existing network, and the potential for opportunities to enter into new markets.

Arcadia compensates its affiliates on a commission basis. Although an affiliate may terminate its relationship with Arcadia on thirty (30) days prior written notice, Arcadia maintains control over its national network by employing field service personnel, maintaining ownership of contracts for services with customers and accounts receivable balances, and by non-compete agreements.

Customers, Sales and Marketing

None of Arcadia’s top ten customers, ranked by revenue as of fiscal year end March 31, 2004, accounted for more than three percent (3%) of Arcadia’s revenues. Arcadia does not have a customer with a large concentration of revenue, nor do Arcadia’s top ten customers comprise a significant portion of Arcadia’s total revenue. Accordingly, Arcadia has a diversified revenue base.

The sales process is generally the same for all of Arcadia’s offices, however, there are slight differences among the home health and staffing sales methods. The staffing sales approach is much more dependent on the initial sales and marketing process than the home care division. Although home care does require marketing, the long-term support of the client is necessary to maintain the business.

Staffing companies rely on several leads found by current customers, contacts, Yellow Pages, the Internet, newspapers and soon. After the initial contact is made, an individual qualifies the lead to confirm it has the specific needs for temporary staffing. Generally, individual meetings are encouraged to ensure a personal sales approach. Next, the individual develops the business by demonstrating the benefits Arcadia provides, which are customized to fit the needs of each company. There is a greater emphasis on the initial sales process in staffing, whereas home care companies must constantly verify customer satisfaction.

The sales process for home care begins by receiving referrals, advertising on an established website, and/or placing ads in the Yellow Pages in the “home nursing” section. Once a call is received, a trained individual screens the call to differentiate between the need for skilled services and personal care/support services (unskilled services). This individual also provides the appropriate information regarding pricing, geographic service and available staff. An additional visit is arranged next to understand the service need. Generally the “start of care” date follows the initial visit, and the response time to initiate service is typically within the first 24 to 48 hours of the initial visit. As service continues, an individual from the office maintains contact to determine the level of customer satisfaction, specifically inquiring about the fulfillment of services and approval of the caregiver. The staff verifies satisfaction throughout the process until the patient is discharged.

Operations

Office Locations

As of July 31, 2004, Arcadia has 56 affiliate and 13 company owned office locations in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Indiana, Maine, Maryland, Massachusetts, Michigan, Nebraska, New Jersey, North Carolina, Ohio, Pennsylvania, Rhode Island, Tennessee, Texas, Virginia and Washington.

Office Space Leased by Arcadia

Arcadia leases office space in various locations. See Properties at page 46.

Arcadia Field Employees

Arcadia’s field employees (i.e., the individuals placed with Arcadia’s customers) are temporary employees, with no hours of work or continued employment guaranteed by Arcadia. This is standard in the staffing and home care industries. Arcadia maintains quality by screening field employees. Every Arcadia field employee must meet specified standards, including a pre-employment screening covering testing and screening to evaluate skill sets necessary to perform duties required; review of each applicant’s work history, education and skills; reference checks on prior employment history; a minimum of one year of experience in their specific area; credential verification; criminal background checks and drug screening, as appropriate; and compliance with Arcadia’s code of ethics and professional standards.

Arcadia provides a comprehensive benefits package to its administrative employees. The Company offers medical and dental coverage, vacation and sick time, long-term disability insurance and a 401(k) plan. Employer participation in the 401(k) plan is discretionary.

Field employees are in non-benefited positions. However, field employees are eligible for 401(k) plan participation. In addition, field employees in some markets who work at least 30 hours per week and have worked for Arcadia either 30 or 60 days are offered the opportunity to purchase health insurance. Only medical coverage is then offered. The cost of this medical coverage is shared among the field employee, the affiliate and Arcadia. Furthermore, affiliates have the option to offer paid time off, which is determined by the number of hours the field employee works.

Subsidiaries

Arcadia’s subsidiaries are Arcadia Health Services, Inc.; Arcadia Staff Resources, Inc.; Grayrose, Inc.; ASR Staffing, Inc.; Arcadia Health Services of Michigan, Inc.; and Arcadia Home Oxygen & Medical Equipment, Inc.

MANAGEMENT

Directors and Executive Officers

Company directors serve a term of office which shall continue until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Officers of the Company serve at the pleasure of the Board of Directors. The names, ages and positions of the Company’s current directors and executive officers are as follows:

Name	Age	Position(s)	Served as Director Since

John E. Elliott, II	48	Chairman and Chief Executive Officer and Director	May 10, 2004
Lawrence Kuhnert	53	Vice Chairman of Finance (Principal Accounting and Financial Officer), President, Treasurer, Chief Operating Officer, and Director	May 10, 2004
David Bensol	48	Executive Vice President and Director	September 26, 2002
Mitchell J. Cooper	50	Director	September 26, 2002
John T. Thornton	66	Director	June 15, 2004
Cathy Sparling*	50	Officer: Chief Operating Officer of Arcadia Services, Inc., a wholly- owned subsidiary of the Company	Not applicable
Bradley D. Smith	53	Secretary	Not applicable

* Ms. Sparling is listed because she may be deemed an officer of the Company under the Commission’s imputed officer rules.

John E. Elliott, II. Mr. Elliott was formerly Chairman of AMI Holdings, Inc., which is a major shareholder in Fidlar Doubleday, Inc., Neogenomics Inc. (OTC Bulletin Board: NGNM.OB), and SSAC, LLC. Mr. Elliott is currently a director of Neogenomics, Inc. Beginning his career in healthcare in 1978, Mr. Elliott has started up companies and acquired others. He founded Allied Medical, Inc., a durable medical equipment supplier which private labeled most of its product line and conducted manufacturing in the U.S., Pacific rim and Europe. After Allied, he purchased Guardian Medical Supplies, Inc. and Medical Equipment Providers, Inc. both DME dealers which he sold in 1997 to Rotech Medical, Inc. With a non-compete in the healthcare business, he formed a new business group in the education/governmental marketplace. Leading a group of investors in 1998, he purchased Doubleday Bros. & Co., the publishing unit from Standard Publishing Inc. (Standex). Additionally purchased was Vista Business Forms and in 1999, he raised $40 million from General Electric Capital to purchase Fidlar Chambers forming Fidlar Doubleday, Inc of which he served as Chairman through 2002. The company is a market leader in governmental software and holds a substantial share of the election business in this country. As a member of Standard Automotive Inc.'s board, he was selected to restructure the company and protect the employee and creditor base, which was accomplished in 2003. Mr. Elliott has a Bachelor of Science degree in Business Administration from Lawrence University.

Lawrence R. Kuhnert. Mr. Kuhnert has over 21 years experience in operating, developing, acquiring and divesting healthcare companies. Mr. Kuhnert is currently a director of Neogenomics, Inc. From 1989 to 1996, as ConPharma’s Chief Financial Officer, he managed the financial aspects of the turnaround of this $35mm home medical equipment company, including restructuring the product mix, selling under performing locations, and negotiating strategic acquisitions. From 1996 to 2002, Mr. Kuhnert was Director of Acquisitions for Rotech Medical Corporation. Mr. Kuhnert is a Michigan State University graduate and previously practiced as a certified public accountant for Ernst & Young.

David Bensol. Mr. Bensol has been an officer of the Company since September, 2002. Prior to joining the Company, Mr. Bensol held positions for various companies in the health care field for over 25 years. He served as chief executive officer and director of Classic Healthcare Solutions, Inc. from October, 2000 to September, 2002. In 1998, Mr. Bensol was involved in the early stages of development of Hospice Care of Long Island, a hospice care supplier located in Westbury, New York. He served as a member of the quality assurance board of advisors of Hospice Care for five years, utilizing his experience in acute care pharmacy, respiratory services, medical equipment and general healthcare business practices. From 1978 to 1998, Mr. Bensol was the president, chief executive officer and sole owner of Newbridge Surgical Supplies, Inc., a medical supplier for home medical equipment, acute care pharmacies and specialty support surface providers throughout the five boroughs of New York City and the Suburban counties of Nassau and Suffolk (New York). Mr. Bensol received a B.S. degree in Pharmacy from St. John’s University in 1979. He is a pharmacist licensed by the State of New York, and a member of numerous professional associations and organizations.

Mitchell J. Cooper. Mr. Cooper became a director of the Company on September 26, 2002. Mr.Cooper is a partner in the Mineola law firm of Spizz & Cooper, LLP, where he specializes in tax matters.  Mr. Cooper is a certified public accountant and holds a Master of Laws in Taxation from New York University School of Law. He is also a Special Professor of Law at Hofstra University Law School and an Adjunct Professor of Law at Touro Law School, where he teaches Finance and Accounting for Lawyers, Corporate Taxation,  Advanced Corporate Taxation,  Estate and Gift Taxation and Estate Planning.

John T. Thornton. Mr. Thornton owns and manages J.T. Investments, Inc., a real estate development and investment company. Mr. Thornton is also a board member and audit and finance committee member of XL Capital Ltd. (NYSE: XL), an insurance, reinsurance and financial products company, and a board member of BDC INC., a start-up financial products company. From 1987 to 1999, Mr. Thornton served as executive vice president and chief financial officer of Norwest Corporation (now Wells Fargo). From 1984 to 1987, Mr. Thornton was senior vice president and controller of Norwest Corporation. Mr. Thornton received a law degree from St. John's University and was admitted to the New York State Bar in 1972. Mr. Thornton became a Certified Public Accountant in 1964.

Cathy Sparling. Ms. Sparling joined Arcadia Service, Inc. in 1990. She has 25 years of clinical and business management experience in the home care and medical staffing industries. Appointed to her current position in April of 2000, Ms. Sparling previously served as Arcadia's Vice President and Administrator of Affiliate Services. Ms. Sparling earned a Bachelor of Science degree in Nursing from Michigan State University and has pursued graduate course work in business administration.

Bradley D. Smith. Mr. Smith held positions for a number of health care companies for over 25 years before joining the Company. Mr. Smith served as Vice President-Director of Clinical Services and a director of Classic Healthcare, Inc. when he co-founded the company with David Bensol in October, 2000. From 1980 to 1995, Mr. Smith was the President and sole owner of Levittown Surgical Supply, Inc., a medical supplier to the home medical equipment market for Nassau and Suffolk Counties (New York). Mr. Smith is an orthotist certified by the American Board for Certification in Orthotics and Prosthetics. He served on the board of directors for the American Board of Certification in Orthotics and Prosthetics and as president of the New York Orthotics and Prosthetic Association. Mr. Smith received a B.A. degree in Political Science from Northeastern University in 1975. He maintains staff privileges at numerous hospitals throughout Long Island and has lectured extensively in his field of expertise.

Board Committees

The Board’s Audit Committee consists of three Directors. Director John T. Thornton is Chairman of the Company’s Audit Committee and is independent from management. The other Audit Committee members are director Mitchell J. Cooper and director Lawrence R. Kuhnert, the Company’s Vice Chairman of Finance (Principal Financial and Accounting Officer), President and Chief Operating Officer. Under the Company’s Audit Committee Charter, a majority of the members of the Audit Committee shall be independent from management, to the extent practicable, and shall not have participated in the preparation of the Company’s financial statements during the preceding three years. Because the Company is not listed on a national exchange, all members of the Audit Committee are not required to be independent from management.

The Board has not established separate compensation and nomination committees and is not required to do so, because the Company is not listed on a national exchange.

Director Compensation

Our directors who are officers or employees of the company will not be compensated for service on the Board of Directors or any committee thereof. Directors who are non-officers or non-employees are granted non-qualified stock options and receive $1,000 for attendance at each board meeting and $500 for each telephonic board meeting. These directors are also entitled to nominal compensation to cover travel costs. In addition, Director John T. Thornton, who is Chair of the Company’s Audit Committee, will be paid $500 for each Audit Committee meeting attended. The Company and director John T. Thornton intend to enter into a compensation agreement under which Mr. Thornton will be compensated for Board and Audit Committee meeting attendance in shares of the Company’s Common Stock and will be compensated with an annual retainer equal to non-qualified Common Stock options valued at $25,000, with an exercise price of $0.50 per share.

Indemnification of Directors and Officers

The Articles of Incorporation of the Company provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Articles further provide that any repeal or modification of the Articles shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

Executive Compensation

The following table summarizes, for the last three fiscal years ending, the compensation paid to the Chief Executive Officer during such periods and each other executive officer of the Company whose salary exceeded $100,000 for the fiscal year ended March 31, 2004 (6 months), the fiscal year ended September 30, 2003 and the fiscal year ended September 30, 2002 (nine months).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)
John E. Elliott, II,	2004	–	–	–	–
Chairman and Chief Executive	2003	–	–	–	–
Officer[1]	2002	–	–	–	–

Lawrence R. Kuhnert, Vice	2004	–	–	–	–
Chairman of Finance,	2003	–	–	–	–
President, Treasurer and Chief	2002	–	–	–	–
Operating Officer[1]

David Bensol,	2004	$ 75,557	–	–	–
Executive Vice	2003	113,654	–	–	100,000
President	2002	59,135	–	–	–

Eric S. Yonenson,	2004	$ 57,942	–	–	–
Chief Financial	2003	65,019	–	–	250,000
Officer[2]	2002	–	–	–	–

Cathy Sparling[3]	2004	$145,039	–	–	–
	2003	141,000	66,315	–	–
	2002	136,022	63,913	–	–

Bradley Smith, Former	2004	$ 62,981	–	–	–
Director and	2003	125,000	–	–	–
Officer	2002	59,135	–	–	75,000

1        John E.  Elliott,  II and Lawrence R. Kuhnert took their  respective  offices in May,  2004. As a result,  neither  individual received  compensation  from the Company for the fiscal year ended March 31, 2004, or any prior fiscal years.  As more fully  described in this registration  statement,  Messrs.  Elliott and Kuhnert each entered into employment  agreements with the Company which provided for annual base compensation of $150,000.

2        The Chief Financial  Officer was the Company's  Principal  Accounting and Financial  Officer through July 28, 2004.  Beginning on July 29, 2004, the Vice Chairman of Finance, Lawrence R. Kuhnert, is the Company's Principal Accounting and Financial Officer.

3        Cathy Sparling is Chief Operating Officer of Arcadia Services,  Inc., a second-tier,  wholly-owned  subsidiary of the Company. Ms.  Sparling is listed  pursuant to Rule 3b-7 of the  Exchange  Act,  which states than an  executive  officer of a subsidiary  may be deemed an executive officer of the Company if he or she performs  policy-making  functions of the Company.  Please note, however,  that the  compensation  information set forth in the above table relates to the three fiscal years ending March 31, 2004, March 31, 2003 and March 31, 2002.  These fiscal years  pre-date  the  effective  date of the reverse  merger in which  Arcadia  Services,  Inc.  became a second-tier, wholly-owned subsidiary of the Company.

Option Grants to Executive Officers and Option Exercises

During the fiscal year ended March 31, 2004, the Company did not grant stock options to any executive officer of the Company. During the fiscal year ended March 31, 2004, none of the Company’s executive officers exercised any stock options. The following table provides information regarding stock options held by the executive officers indicated as of March 31, 2004:

			Number of Securities Underlying Unexercised Options at End of Fiscal Year (#)		Value of Unexercised in-the- Money Options at End of Fiscal Year ($)*
	Number of Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
David Bensol	NONE	-	100,000	0	0	0
Eric S. Yonenson	NONE	-	116,669	133,331	$30,300	$34,700
Bradley Smith	NONE	-	75,000	0	0	0

Executive Officer Employment Contracts

John Elliott, II, Lawrence Kuhnert, and David Bensol entered into substantially similar Employment Agreements on May 7, 2004, as Chief Executive Officer, President, Treasurer and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer is being paid $150,000 per annum in salary and is eligible to receive a discretionary annual bonus determined by the Board of Directors. If either Elliott, Kuhnert, or Bensol’s Employment Agreement is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined) then such executive shall receive twice his base salary. Upon a change in control, other than this transaction, if the executive is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation for the past year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.

Pursuant to Eric S. Yonenson’s Employment Agreement, Mr. Yonenson received options to purchase 250,000 shares of which 50,000 vested upon grant, and the balance vests ratably on a monthly basis as of the last day of the month for each of the first 36 months following the date of grant as long as Mr. Yonenson remains an employee of the Company. Mr. Yonenson commenced his employment with the Company on March 10, 2003, at an annual salary of $115,000 per year. Mr. Yonenson was the Company's Principal Accounting and Financial Officer through July 28, 2004. Beginning on July 29, 2004, the Vice Chairman of Finance, Lawrence R. Kuhnert, became the Company's Principal Accounting and Financial Officer. Mr. Yonenson remains an employee of the Company.

On September 26, 2002, in connection with his joining the Board of Directors, Mitchell J. Cooper was granted a five-year non-qualified stock option to purchase 50,000 shares of Common Stock exercisable at $1.50 per share vested immediately.

The Company and director John T. Thornton intend to enter into a compensation agreement under which Mr. Thornton will be compensated for Board and Audit Committee meeting attendance in shares of the Company’s Common Stock and will be compensated with an annual retainer equal to non-qualified Common Stock options valued $25,000, with an exercise price of $0.50 per share.

Cathy Sparling, the Chief Operating Officer of Arcadia Services, Inc., renewed her employment agreement with Arcadia Services, Inc. effective April 1, 2003.  Ms. Sparling’s employment agreement is effective for a period of 36 months, and provides for a minimum annual base salary of $137,917.  The employment agreement also entitles Ms. Sparling to bonus compensation based on the income generated by Arcadia Services, Inc. as set forth in the agreement.  The employment agreement provides that either Ms. Sparling or Arcadia Services, Inc. may terminate the agreement upon thirty days prior written notice of termination for no cause, and five days prior written notice for cause.  If Ms. Sparling is terminated without cause, she is entitled to one-year of severance pay in the form of continuation of base salary and benefits.  The employment agreement also provides that Ms. Sparling is entitled to additional compensation upon a change in control of Arcadia Services, Inc. On May 25, 2004, the Company entered into an agreement with Cathy Sparling by which she purchased 200,000 shares of our Common Stock at $0.25 per share. The agreement provides certain registration rights for the shares of Common Stock she purchased.

* Value is calculated by subtracting the exercise price per share from the last reported market price on March 31, 2004 and multiplying the result by the number of shares subject to the option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the shares of our Common Stock and preferred stock as of August 16, 2004 by:

  each person we know to beneficially own more than 5% of our voting stock,

  each director and nominee for director,

  each of our executive officers named in the Summary Compensation Table under "Executive Compensation," and all of our directors, nominees for directors and executive officers as a group.

As of August 16, 2004, there were 79,023,351 shares of our Common Stock outstanding. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our Common Stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the Common Stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	John E. Elliott, II 26777 Central Park Blvd. Suite 200 Southfield, MI 48076	13,380,000 (1)	16.93%
Common Stock	Lawrence Kuhnert 26777 Central Park Blvd. Suite 200 Southfield, MI 48076	8,920,000 (2)	11.29%
Common Stock	David Bensol 2708 Easa Place Bellmore, NV 11710	4,571,768 (3)	5.79%
Common Stock	Eric Yonenson 762 Summa Ave Westbury, NY 11590	138,899 (4)	*
Common Stock	Mitchell J. Cooper 114 Old Country Road Mineola, NY 11501	50,000 (5)	*
Common Stock	John T. Thornton 26777 Central Park Blvd. Suite 200 Southfield, MI 48076	0 (6)	*
Common Stock	Bradley Smith 10 Pinewood Dr Commack, NY 11725	1,092,641 (7)	1.38%
Common Stock	Cathy Sparling 26777 Central Park Blvd. Suite 200 Southfield, MI 48076	200,000	*
Common Stock	JANA Master Fund, Ltd. 200 Park Ave., Ste. 3900 New York, NY 10166	13,450,000 (8)	17.02%
Common Stock	WebFinancial Corp. 590 Madison Ave. 32nd Floor New York, NY 10022	4,400,000 (9)	5.57%
Common Stock	SDS Capital Corp SPC, Ltd. 53 Forest Ave., Suite 203 Old Greenwich, CT 06870	5,750,986 (10)	7.28%
Common Stock	Steven Derby 53 Forest Ave., Suite 202 Old Greenwich, CT 06870	6,750,986 (11)	8.54%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	North Sound Capital, LLC 53 Forest Ave., Ste. 202 Old Greenwich, CT 06870	6,850,985 (12)	8.67%
Common Stock	Thomas McAuley 53 Forest Ave., Ste. 202 Old Greenwich, CT 06870	6,850,985 (13)	8.67%

* Represents less than 1% of the outstanding stock.

(1) Includes 600,000 shares of common stock issuable upon exercise of Class A Warrants. Includes 6 million shares of Common Stock held in escrow.

(2) Includes 400,000 shares of common stock issuable upon exercise of Class A Warrants. Includes 4 million shares of Common Stock held in escrow.

(3) Includes 60,000 shares of common stock issuable upon exercise of Class A Warrants.

(4) Shares of common stock issuable upon exercise of options.

(5) Shares of common stock issuable upon exercise of options.

(6) The Company and director John T. Thornton intend to enter into a compensation agreement under which Mr. Thornton will be compensated for Board and Audit Committee meeting attendance in shares of the Company's Common Stock and will be compensated with an annual reatiner equal to non-qualified Common Stock options valued at $25,000, with an exercise price of $0.50 per share.

(7) Includes 75,000 shares of common stock issuable upon exercise of options.

(8) Includes 1,200,000 shares of common stock issuable upon exercise of Class A Warrants and 250,000 shares of common stock issuable upon the exercise of other warrants.

(9) Includes 400,000 shares of common stock issuable upon exercise of Class A Warrants.

(10) Includes 500,000 shares of common stock issuable upon exercise of Class A Warrants, as well as 250,968 shares of common stock owned by SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd.

(11) Steven Derby shares dispositive power of 5,250,986 shares of common stock of the Company, as well as 500,000 shares of common stock issuable upon exercise of Class A Warrants in his capacity as managing member of SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd. Derby also shares dispositive power of 1,000,000 shares of Common Stock of the Company in his capacity as a managing member of Baystar Capital Management, LLC, the general partner of Baystar Capital II, L.P.

(12) Includes 150,000 shares of common stock owned by North Sound Legacy Fund LLC, 2,160,000 shares of common stock owned by North Sound Legacy Institutional Fund LLC and 3,690,000 shares of common stock owned by North Sound Legacy International Ltd.; all of whom are managed by North Sound Capital LLC. Also includes 600,000 shares of common stock issuable upon exercise of Class A Warrants owned by such entities.

(13) The ultimate managing member of North Sound Capital LLC is Thomas McAuley. Mr. McAuley may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd. (the "Funds"), who are the holders of such shares. As the managing member of the Funds, Mr. McAuley has voting and investment control with respect to the shares of common stock held by the Funds.

On May 7, 2004, Messrs. Elliott and Kuhnert, Mr. Bensol, Bradley Smith, North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, North Sound Legacy International Ltd., Jana Master Fund Ltd. and Web Financial Corporation into a voting agreement (the “Voting Agreement”). The Voting Agreement gives Messrs. Elliott and Kuhnert the right to control the vote of a sufficient number of shares of the Company’s Common Stock, in addition to their own shares, to elect a majority of the Company’s Board of Directors. The Voting Agreement will stay in effect until the earlier of (a) the date on which the combined Common Stock ownership of the Company held by Messrs. Elliott and Kuhnert is reduced to less than 10%, (b) the date on which neither Messrs. Elliott nor Kuhnert are executive officers of the Company, or (c) the expiration of the maximum period permitted by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John Elliott, II, Lawernce Kuhnert, and David Bensol entered into substantially similar Employment Agreements on May 7, 2004, as Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer is being paid $150,000 per annum in salary and is eligible to receive a discretionary annual bonus determined by the Board of Directors. If either Elliott, Kuhnert, or Bensol’s Employment Agreement is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined) then such executive shall receive twice his base salary. Upon a change in control, other than this transaction, if the executive is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation for the past year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.

Pursuant to Eric S. Yonenson’s Employment Agreement, Mr. Yonenson received options to purchase 250,000 shares which 50,000 vested upon grant, and the balance vests ratably on a monthly basis as of the last day of the month for each of the first 36 months following the date of grant as long as Mr. Yonenson remains an employee of the Company. Mr. Yonenson commenced his employment with the Company on March 10, 2003, at an annual salary of $115,000 per year.

On September 26, 2002, in connection with his joining the Board of Directors, Mitchell J. Cooper was granted a five-year non-qualified stock option to purchase 50,000 shares of Common Stock exercisable at $1.50 per share vested immediately.

Effective June 15, 2004, John T. Thornton was appointed to the Board of Directors of Critical Home Care, Inc. Mr. Thornton will also serve as Chairman of the Company’s Audit Committee. The other Audit Committee members are Mitchell J. Cooper, a director of Critical Home Care, Inc., and Larry Kuhnert, President and Chief Operating Officer of Critical Home Care, Inc. and a director. The Company and director John T. Thornton intend to enter into a compensation agreement under which Mr. Thornton will be compensated for Board and Audit Committee meeting attendance in shares of the Company’s Common Stock and will be compensated with an annual retainer equal to non-qualified Common Stock options valued at $25,000, with an exercise price of $0.50 per share.

Cathy Sparling, the Chief Operating Officer of Arcadia Services, Inc., renewed her employment agreement with Arcadia Services, Inc. effective April 1, 2003. Ms. Sparling's employment agreement is effective for a period of 36 months, and provides for a minimum annual base salary of $137,917. The employment agreement also entitles Ms. Sparling to bonus compensation based on the income generated by Arcadia Services, Inc. as set forth in the agreement. The employment agreement provides that either Ms. Sparling or Arcadia Services, Inc. may terminate the agreement upon thirty days prior written notice of termination for no cause, and five days prior written notice for cause. If Ms. Sparling is terminated without cause, she is entitled to one-year of severance pay in the form of continuation of base salary and benefits. The employment agreement also provides that Ms. Sparling is entitled to additional compensation upon a change in control of Arcadia Services, Inc. On May 25, 2004, the Company entered into an agreement with Cathy Sparling by which she purchased 200,000 shares of our Common Stock at $0.25 per share. The agreement provides certain registration rights for the shares of Common Stock she purchased.

SELLING SECURITY HOLDERS

The tables set forth below identify the selling security holders. We are registering our shares of Common Stock and Class A Warrants in order to permit the selling security holders to offer these shares and Class A Warrants for resale from time to time. The selling security holders may sell all, some, or none of their shares in this offering. See Plan of Distribution, below. For this reason, the amount or percentage of these shares of Common Stock and Class A Warrants that will be held by the selling security holders following the offering is unknown, except that for purposes of the tables set forth below, we assume that each selling stockholder will sell all shares of Common Stock and Class A Warrants offered by each selling stockholder, except as indicated otherwise.

As of June 30, 2004 there were 79,023,351 shares of Common Stock outstanding.

Determination of Offering Price

The Company’s Common Stock is currently quoted on the OTC Bulletin Board (“OTCBB”). The offering price of $0.885 per share is based on the last reported last reported bid and ask prices price of our Common Stock on August 20, 2004 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have a limited operating history as a public company, the price of the Common Stock is not based on past earnings, nor is the price of the Common Stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our Common Stock presently is not traded or listed on any market or securities exchange and we have not applied for listing or trading on any public market or securities exchange.

There is no established market for our Class A Warrants. The Company’s Class A Warrants are not quoted on the OTC Bulletin Board, nor are they listed on any exchange. We do not intend to list the Class A Warrants on the OTC Bulletin Board or on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the price of, our Class A Warrants.

Unregistered Securities Transactions

Each of the following issuances of shares of Common Stock, Class A Warrants, other warrants and stock options were issued in private placement transactions exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D because the transactions did not involve any public offering. Except as otherwise specifically indicated below, there were no underwriters involved in these transaction and no underwriting discounts or commissions were paid.

In connection with the RKDA Merger, the Company raised $8,245,000 in a Regulation D private placement of 32,980,000 common shares at a price of $0.25 per share, which was closed on May 27, 2004 (the “2004 Private Placement”). The 2004 Private Placement also included 3,298,000 seven year Class A Warrants to purchase 3,298,000 shares of our Common Stock at an exercise price of $0.50 per share. In connection with this offering, the Company agreed to register the shares of Common Stock issued in the 2004 Private Placement and the shares of Common Stock issuable upon exercise the Class A Warrants within ninety (90) days of the of the final closing date of the offering. The Company issued 2,298,000 Class A Warrants to Sandgrain Securities, Inc. (“Sandgrain”) and certain key employees of Sandgrain for Sandgrain’s service as placement agent and advisor to the Company in connection with the 2004 Private Placement. The shares that may be issued under the Class A Warrants issued to Sandgrain are subject to the same registration rights as the other private investors under the 2004 Private Offering.

Also in connection the with the RKDA Merger, the Company issued share to John E. Elliott, II 12,780,000 shares of Company Common Stock and seven-year 600,000 Class A warrants to purchase 600,000 shares of Common Stock exercisable at $0.50 per share and issued to Lawrence R. Kuhnert 8,520,000 shares of Company Common Stock and seven-year 400,000 Class A warrants to purchase 400,000 shares of Common Stock exercisable at $0.50 per share. The Company agreed to register the Common Stock issued and the Common Stock issuable upon exercise of the Class A Warrants on or before November 7, 2004. Also in connection the RKDA Merger, the Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options vest in six tranches, provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options, to the extent vested, may be exercised by Messrs. Elliot and Kuhnert as long as they are employed by the Company and for one year from termination of employment for any reason.

On September 26, 2002, the Company entered into a certain Exchange Agreement under which the Company issued 18,000,000 shares of Common Stock to the former shareholders of Critical Home Care, Incorporated, a Delaware corporation (the “Delaware Corp.”), which is now a wholly owned subsidiary of the Company, in exchange for all the issue and outstanding shares of the Delaware Corp.

The Company sold a total of $666,000 of convertible promissory notes (the “Notes”) in a Regulation D private placement that was terminated on February 28, 2003. The Notes were convertible into Common Stock at the rate of one share for every $1.00 of Notes outstanding. At the Company’s discretion, and from November 2002 through February 2003, the Company elected to convert all such Notes into 666,000 shares of Common Stock. An additional 2,168 shares were issued as interest. The shares convertible from the Notes carried certain registration rights.

On January 28, 2004, the Company agreed to issue 210,000 shares of its Common Stock to the Rubin Family Irrevocable Trust, a lender to the Company, in consideration for numerous extensions of the maturity date of its loan. The shares of Common Stock were valued at $0.40 per share. The debt was repaid in full on March 24, 2004, and the shares were issued as of March 31, 2004.

On February 3, 2004, the Company entered into an Amended and Restated Promissory Note in the principal amount of $500,000 with Stephen Garchick, Trustee (“Garchick”) and a related Stock Option Agreement. The stock option agreement provides Garchick with ten-year options to acquire 500,000 shares of the Company’s Common Stock at $0.25 per share, with all such options vested upon grant. The shares issuable upon exercise of the options carry certain registration rights.

On February 22, 2004, the Company entered into a certain Stock Option Agreement with the Stanley Scholsohn Family Partnership (“Scholsohn Partnership”). The Stock Option Agreement provides the Scholsohn Partnership with options to acquire 37,500 shares of the Company’s Common Stock prior February 21, 2004 at the lesser of $1.00 or amount equal to the conversion price of any new convertible debt issued by the Company within 12 months of the Stock Option Agreement. The shares issuable upon exercise of the options carry certain registration rights.

On March 11, 2004, the Company issued a Common Stock warrant to Jana Master Fund, LTD (“Jana”) that granted Jana the right to purchase up to 250,000 shares of Common Stock at an exercise price of $0.50 per share. The Common Stock warrant was issued to Jana in connection with a $1,500,000 loan by Jana evidenced by a promissory note dated March 16, 2004 (the “Original Note”). The shares issuable upon exercise of the warrant carry certain registration rights. The Company and Jana agreed to extend the Original Note under the terms of an Amended and Restated Note dated June 12, 2004 (the “Amended Note”). The Amended Note grants Jana the right to convert all of the outstanding principal, accrued but unpaid interest and any other amounts owing under the amended Note into shares of Common Stock (the “Conversion Shares”) at a rate of one share per $0.50 of the amount outstanding under the Amended Note. The Conversion Shares issuable to Jana carry certain registration rights.

Under a Settlement Agreement dated April 21, 2004, David S. Bensol agreed to transfer 250,000 shares of his Common Stock to Global Asset Management, LLC (“Global”). Global is an affiliate of Rockwell Capital Partners, LLC (“Rockwell”) and of Vertical Capital Partners, Inc. (“Vertical”), with whom the Company had a financial consulting agreement dated November 15, 2002 and amended on April 10, 2003. The shares were in consideration of Rockwell and Vertical canceling such agreement, and any prior agreements and the exchange of mutual general releases. The shares issued in connection with the settlement carry certain registration rights.

On May 13, 2004, David Bensol converted $150,000 of his debt into 600,000 shares of the Company’s Common Stock at $0.25 per share, plus 60,000 Class A Warrants, per a resolution of the Board of Directors dated May 4, 2004. The 600,000 shares and the 60,000 shares issuable upon the exercise of the Class A Warrants carry certain registration rights.

On May 25, 2004, the Company entered into separate agreements with certain managerial employees of Arcadia Services, Inc., Cathy Sparling, Lakshumanan Sundaram, Barbara Gay and Phyllis Pheeney, that entitled Sparling, Sundaram and Gay to each purchase 200,000 shares of Company Common Stock at $0.25 per share and Pheeney to purchase 240,000 shares of Company common stock at $0.25 per share. All of these shares carry certain registration rights.

Under the terms of a Settlement Agreement with Cleveland Overseas Ltd (“COL”) dated June 16, 2004, David Bensol, Robert Rubin, and Harbor View Fund, Inc., a principal shareholder of Critical, each agreed to transfer to COL 200,000 shares of Common Stock (collectively the “Settlement Shares”), and COL agreed accept such shares in full satisfaction of a certain $150,000 Promissory Note payable to COL. The shares carry certain registration rights.

On August 10, 2004, the Company engaged Sandgrain as a strategic and investment advisor for a period of six months. In connection with such engagement, the Company granted Sandgrain and certain of its key employees with 375,000 Class A Warrants to purchase 375,000 shares of Common Stock of the Company. Such Class A Warrants have an exercise price of $0.25 per share and are exercisable for a period of five years. The shares issuable upon exercise of the Class A Warrants carry certain registration rights.

On August 20, 2004, SSAC, LLC, a second tier wholly owned subsidiary of the Company, purchased all the issued and outstanding shares of stock of American Oxygen, Inc. of Peoria, Illinois from American Oxygen’s shareholders, Judy Berchelmann and Jonathon Bodie, in exchange for 200,000 shares of Common Stock and certain registration rights relative to such shares. American Oxygen, Inc., operating from two locations in Illinois, sells and rents durable medical equipment, including respiratory/oxygen equipment.

Table of Selling Security Holders Holding Shares of Common Stock

The following table lists certain information, to our knowledge, with respect to the selling security holders as of August 25, 2004 follows: (i) each selling security holder’s name, (ii) the number of outstanding shares of Common Stock beneficially owned by the selling security holders prior to this offering (including all of the shares issuable upon exercise of Class A Warrants held by such shareholder and Common Stock purchase options, if any); (iii) the number of shares of Common Stock to be beneficially owned by each selling stockholder after the completion of this offering, assuming the sale of all of the shares of the Common Stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of Common Stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the conversion and sale of all of the shares of the Common Stock offered by each selling stockholder. Except as noted, none of the selling security holders have had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership through the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of August 25, 2004. Notwithstanding the foregoing, the table listed below does not identify a selling security holder as the beneficial owner of shares held by another selling security holder listed in the table. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law and except to the extent that such voting power held by the selling security holders is subject to the terms of the Voting Agreement. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder, Position, Office or Material Relationship	Number of Shares Owned by Selling Stockholder	Shares of Common Stock to be Offered	Number of Shares Owned by Selling Stockholder After the Offering, Assuming the sale of all Shares of the Common Stock Offered

			Number	Percent

Elliott, II, John E., Chairman, CEO,	13,380,000[1]	13,380,000	0	0
Director

Kuhnert, Lawrence R., Vice Chairman	8,920,000[2]	8,920,000	0	0
of Finance, President, Treasurer COO, Director

Bensol, David, Executive Vice	4,571,168[3]	660,000	3,911,168	4.95%
President and Director

Ackley Property Management, Inc.	220,000[4]	220,000	0	0

Bay Star Capital II, L.P.	1,100,000[5]	1,100,000	0	0

Berchelmann, Judy Clark	230,000[6]	230,000	0	0

Briceland, Robert J.	220,000[7]	220,000	0	0

Bindseil, Edwin R.	880,000[8]	880,000	0	0

Edwin R. Bindseil IRA	220,000[9]	220,000	0	0

Marcus, Fredric	880,000[10]	880,000	0	0

Hill, Sharon L.	176,000[11]	176,000	0	0

JANA Master Fund, Ltd.	16,450,000[12]	16,450,000	0	0

Kuhnert, Daniel P.	132,000[13]	132,000	0	0

North Sound Legacy Fund, LLC	165,000[14]	165,000	0	0

North Sound Legacy Institutional	2,376,000[15]	2,376,000	0	0
Fund, LLC

North Sound Legacy International Ltd.	4,059,000[16]	4,059,000	0	0

Koreen, Roger and Amy	110,000[17]	110,000	0	0

Cooper, Sandi R. and Ira G.	110,000[18]	110,000	0	0

SDS Capital Group SPC, Ltd.	5,500,000[19]	5,500,000	0	0

Stanley Scholson Family	477,500[20]	477,500	0	0
Partnership

Garchick, Stephen J., Trustee	1,160,000[21]	1,160,000	0	0

Turk, Dale J.	220,000[22]	220,000	0	0

Romei, Vincent A.	660,000[23]	660,000	0	0

Warren H. Muller Trust	440,000[24]	440,000	0	0

Web Financial Corp.	4,400,000[25]	4,400,000	0	0

Name of Selling Stockholder, Position, Office or Material Relationship	Number of Shares Owned by Selling Stockholder	Shares of Common Stock to be Offered	Number of Shares Owned by Selling Stockholder After the Offering, Assuming the sale of all Shares of the Common Stock Offered

			Number	Percent

Sparling, Cathy, Chief Operating	200,000	200,000	0	0
Officer of Acradia Services, Inc.

Lakshumanan, Sundaram	200,000	200,000	0	0

Gay, Barbara	200,000	200,000	0	0

Pheeney, Phyllis	240,000	240,000	0	0

Lerner, David	1,452,388[26]	1,452,388	0	0

Katz, Alan A.	198,000[27]	198,000	0	0

Silverstein, Leslie T.	24,750[28]	24,750	0	0

Ninan Kiriyan	414,700[29]	414,700	0	0

Sandgrain Securities, Inc.	583,162[30]	583,162	0	0

DMG Legacy Fund LLC	12,549	12,549	0	0

DMG Legacy Institutional Fund LLC	116,708	116,708	0	0

DMG Legacy International Fund,	121,728	121,728	0	0
Ltd.

SDS Merchant Fund	250,986	250,986	0	0

Newton, Carlton	40,858	40,858	0	0

Rubler, Rosalind	25,000	25,000	0	0

Global Asset Management	250,000	250,000	0	0

Cleveland Overseas, Ltd.	700,000[31]	700,000	0	0

Bodie, Jonathon	80,000	80,000	0	0
	TOTAL	68,256,329

[1]	Includes 600,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 6 million shares of Common Stock held in escrow.
[2]	Includes 400,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 4 million shares of Common Stock held in escrow.
[3]	Includes 60,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[4]	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[5]	Includes 100,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[6]	Includes 10,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[7]	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[8]	Includes 80,000 shares of Common Stock issuable upon the exercise of Class A Warrants.

[9]	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[10]	Includes 80,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[11]	Includes 16,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[12]

Includes  1,200,000  shares of Common Stock issuable upon the exercise of Class A Warrants,  250,000 shares of Common Stock issuable upon the exercise of other warrants and assumes full  conversion of the principal  amount of $1,500,000 of the amended and restated 12%  subordinated convertible promissory note dated June 12, 2004 at a rate of one share per $0.50 of indebtedness.

[13]	Includes 12,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[14]	Includes 15,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[15]	Includes 216,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[16]	Includes 369,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[17]	Includes 10,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[18]	Includes 10,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[19]	Includes 500,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[20]	Includes 40,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 37,500 shares of Common Stock issuable upon exercise of stock options.
[21]	Includes 60,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 500,000 shares of Common Stock issuable upon exercise of other warrants.
[22]	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[23]	Includes 60,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[24]	Includes 40,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[25]	Includes 400,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[26]	Includes 1,452,388 shares of Common Stock issuable upon the exercise of Class A Warrants.
[27]	Includes 198,000 shares of Common Stock issuable upon the exercise of Class A Warrants.
[28]	Includes 24,750 shares of Common Stock issuable upon the exercise of Class A Warrants.
[29]	Includes 414,700 shares of Common Stock issuable upon the exercise of Class A Warrants.
[30]	Includes 583,162 shares of Common Stock issuable upon the exercise of Class A Warrants.
[31]

Includes 100,000 shares of Common Stock issuable upon the exercise of Class A Warrants. Under the terms of a Settlement Agreement with Cleveland Overseas Ltd (“COL”) dated June 16, 2004, David Bensol, Robert Rubin, and Harbor View Fund, Inc., a principal shareholder of Critical, each agreed to transfer to COL 200,000 shares of Common Stock (collectively the “Settlement Shares”), and COL agreed accept such shares in full satisfaction of a certain $150,000 Promissory Note payable to COL. As of August 24, 2004, 400,000 of the 600,000 shares, to the Company’s knowledge, have been transferred to COL.

Table of Selling Security Holders Holding Class A Warrants

The following table lists certain information, to our knowledge, with respect to the selling security holders as of August 25, 2004 holding Class A Warrants follows: (i) each selling stockholder’s name, (ii) the number of outstanding Class A Warrants beneficially owned by the selling security holders prior to this offering; (iii) the number of Class A Warrants to be beneficially owned by each selling stockholder after the completion of this offering, assuming the sale of all of the Class A Warrants offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding Class A Warrants to be beneficially owned by each selling stockholder after the completion of this offering. Except as noted, none of the selling security holders have had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years. None of our directors and executive officers named in the summary compensation table appearing in this prospectus is the beneficial owner of any of the Class A Warrants being offered under this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole investment power with respect to their Class A Warrants, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Name of Class A Warrants Owned by Selling Stockholder Before the Offering	Class A Warrants to be Offered	Number of Warrants Owned by Selling Stockholder After the Offering, Assuming the Sale of all Class A Warrants Offered

			Number	Percent

Ackley Property Management, Inc.	20,000	20,000	0	0
Bay Star Capital II, L.P.	100,000	100,000	0	0
Bensol, David	60,000	60,000	0	0
Berchelmann, Judy Clark	10,000	10,000	0	0
Briceland, Robert J	20,000	20,000	0	0
Bindseil, Edwin R	80,000	80,000	0	0
Edwin R. Bindseil IRA	20,000	20,000	0	0
Marcus, Fredric	80,000	80,000	0	0
Hill, Sharon L	16,000	16,000	0	0
JANA Master Fund, Ltd.	1,200,000	1,200,000	0	0
Kuhnert, Daniel P	12,000	12,000	0	0
North Sound Legacy Fund, LLC	15,000	15,000	0	0
North Sound Legacy Institutional Fund, LLC	216,000	216,000	0	0
North Sound Legacy International Ltd.	369,000	369,000	0	0
Koreen, Roger and Amy	10,000	10,000	0	0
Cooper, Sandi R. and Ira G	10,000	10,000	0	0
SDS Capital Group SPC, Ltd.	500,000	500,000	0	0
Stanley Scholson Family Partnership	40,000	40,000	0	0
Garchick, Stephen J	60,000	60,000	0	0
Turk, Dale J	20,000	20,000	0	0
Romei, Vincent A	60,000	60,000	0	0
Warren H. Muller Trust	40,000	40,000	0	0
Web Financial Corp.	400,000	400,000	0	0
Lerner, David	1,452,388	1,452,388	0	0
Katz, Alan A	198,000	198,000	0	0
Silverstein, Leslie T	24,750	24,750	0	0
Ninan Kiriyan	414,700	414,700	0	0
Sandgrain Securities, Inc.	583,162	583,162	0	0
	TOTAL	6,031,000	0	0

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our Common Stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC. The terms of these securities may also be affected by the Nevada general corporation law.

We are authorized to issue 150,000,000 shares of Common Stock $0.001 par value per share and 5,000,000 shares of serial preferred stock, $0.001 par value per share. As of June 30, 2004, there were 79,023,351 shares of Common Stock issued and outstanding, and no series of preferred shares designated or outstanding.

Common Stock

Voting. Except as otherwise required by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be the act of the stockholders and shall decide any question brought before such meeting, unless according to the certificate of incorporation or by-laws a greater vote is required.

Dividends. Subject to the preferential rights of the preferred stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.

Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of our affairs, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of Common Stock shall be entitled, unless otherwise provided by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Other Rights and Restrictions. The outstanding shares of our Common Stock are validly issued, fully paid and nonassessable. Holders of our Common Stock do not have preemptive rights (except as described below), and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future. Upon surrender to us or our transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be our duty to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon our books. Our board of directors is authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose. We are subject to N.R.S. §78.411 et seq. of the Nevada Business Corporation Law regarding business combinations with interested stockholders. See Nevada Business Corporation Laws, below.

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is National City Bank, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114 (216 222-2537).

Preemptive Rights

At the Company Annual meeting of Shareholders held on May 4, 2004, the Company’s stockholders voted to amend our Articles of Incorporation to make it clear that the Company’s stockholders do not have any preemptive rights arising pursuant to Sections 78.265 and 78.267 of the Nevada Revised Statutes. Preemptive rights are the rights of existing stockholders, subject to various exemptions, to subscribe for new shares of capital stock to be issued by a company increasing its issued shares, in preference to persons who are not stockholders. The Company believes it was in its best interest to adopt an amendment to the Articles of Incorporation to make it clear that the Company’s stockholders do not have any preemptive rights arising pursuant to Sections 78.265 and 78.267 of the Nevada Revised Statutes.

In connection with the RKDA Merger, Messrs. Elliott and Kuhnert were granted preemptive rights for a period of three years beginning May 7, 2004 to acquire, at fair market value, additional shares of Common Stock of the Company to maintain their percentage ownership of the Company, except they were not granted preemptive rights relative to Common Stock issuable on the exercise of stock options and warrants issued before May 7, 2004 or Common Stock and Class A Warrants issued in the Regulation D (Rule 506) Private Placement Offering described below. As of August 16, 2004, 79,023,351 shares of Common Stock are outstanding. The 22,300,000 shares of the Company’s Common Stock of which Messrs. Elliott and Kuhnert are deemed to be the beneficial owners represent 28.22% of the 79,023,351 shares of Common Stock outstanding as of August 16, 2004.

Options and Warrants

As of August 25, 2004, options to purchase 9,378,100 shares of our Common Stock were issued and outstanding. The 68,256,329 shares of Common Stock offered by the security holders under the prospectus include 500,000 shares of Common Stock issuable upon the exercise of options by Stephen Garchick, Trustee and 37,500 shares of Common Stock issuable upon the exercise of options by the Stanley Scholsohn Family Partnership.

On February 3, 2004, the Company entered into an Amended and Restated Promissory Note in the principal amount of $500,000 with Stephen Garchick, Trustee (“Garchick”) and simultaneously executed a related stock option agreement and a registration rights agreement in favor of Garchick. The stock option agreement provides Garchick with options to acquire, over ten years, 500,000 shares of the Company’s Common Stock at $0.25 per share.

On February 22, 2004, the Company granted the Stanley Scholsohn Family Partnership options to acquire 37,500 shares of Common Stock of the Company at the lesser of $1.00 or amount equal to the conversion price of any new convertible debt issued by the Company within 12 months of February 22, 2004. The options expire on February 21, 2008.

In connection with the RKDA Merger, John Elliott, II and Lawrence Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options shall vest in six tranches provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be executed by Messrs. Elliot and Kuhnert, to the extent vested, as long as they are employed by the Company and for one year from termination if they are terminated for any reason.

All other options to purchase shares of our Common Stock, granted to date, have been issued to directors and employees of the Company and are exercisable at specified prices, subject to specified vesting periods and expiration dates.

A total of 7,381,000 warrants to purchase 7,381,000 shares of our Common Stock are issued and outstanding as of August 25, 2004. This consists of the following:

  6,031,000 Class A Warrants to purchase 6,031,000 shares of our Common Stock offered by the selling security holders. Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Each Class A Warrant expires at the end of the seven-year period.

  1,000,000 Class A Warrants to purchase 1,000,000 shares of Common Stock held by John E. Elliott, II and Lawrence R. Kuhnert. Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Each Class A Warrant expires at the end of the seven-year period.

  A common stock warrant issued to Jana Master Fund, LTD ("Jana") granting Jana the right to purchase up to 250,000 shares of our Common Stock at an exercise price of $.50 per share. The warrant is exercisable through March 11, 2011. The common stock warrant was issued to Jana in connection with a $1,500,000 loan Jana made to the Company on March 16, 2004 (the "Original Note"). The Company and Jana agreed to extend the Original Note under the terms of an Amended and Restated Note dated June 12, 2004 (the "Amended Note"). The Amended Note grants Jana the right to convert, at its election, all of the outstanding principal, accrued but unpaid interest, and any other amounts owing under the Amended Note into shares of Common Stock of the Company (the "Conversion Shares") at a rate of one (1) share of Common Stock per $0.50 of the amount outstanding under the Amended Note.

  A common stock warrant was issued to Cleveland Oversees Ltd., in connection with a loan in the principal amount of $150,000 evidenced by a promissory note dated February 28, 2003. The warrant grants Cleveland Overseas with the right to purchase up to 100,000 shares of our Common Stock at an exercise price equal to $0.50 per share through March 3, 2008.

The exercise price of all common stock warrants (including Class A Warrants) and stock options is subject to adjustment upon stock dividends, splits and combinations, as well as certain anti-dilution adjustments as set forth in the common stock warrants and option agreements.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of serial preferred stock, par value $0.001. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Company’s Board of Directors. Each series shall be distinctly designated. All shares of any one series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional and other rights of each such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise provided in the Company’s Articles of Incorporation, the Board of Directors has authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of preferred stock, the designation, powers, preferences, and relative participating, optional and other rights, and the qualifications, limitations, and restrictions thereof, if any, of such series including, without limiting the generality of the foregoing, the following:

  The distinctive designation of, and the number of shares of preferred stock which shall constitute, each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;

  The rate and times at which, and the terms and conditions upon which dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Company or on any series of preferred stock and whether such dividends shall be cumulative or non-cumulative;

  The right, if any, of the holders of shares of the same series to convert the same into, or exchange the same for any other class or classes of the Company and the terms and conditions of such conversion or exchange;

  Whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of any class or classes of stock of the Company, cash or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

  The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of the Company;

  The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

  The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted on by the stockholders, and (B) the right to vote as a series by itself or together with other series of preferred stock or together with all series of preferred stock as a class, on such matters, under such circumstances, and on such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of preferred stock or together with all series of preferred stock of a class, to elect one or more directors of the Company in the event there shall have been a default in the payment of dividends on any one or more series of preferred stock, or under such other circumstances and on such conditions as the board of directors may determine.

Nevada Business Corporation Laws

The Nevada Business Corporation Law, N.R.S. §78.378 et seq., governs the acquisition of a controlling interest. This law provides generally that any person or entity that acquires twenty (20%) percent or more of the outstanding voting shares of a Nevada corporation obtains voting rights in the acquired shares as conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. The articles of incorporation or bylaws of a corporation, however, may provide that the these provisions do not apply to the corporation or to an acquisition of a controlling interest. On May 4, 2004, our Board of Directors adopted an amendment to our Bylaws providing that the provisions of Nevada Revised Statutes Sections 78.378 et seq. do not apply to an acquisition of a controlling interest of shares owned, directly or indirectly, whether of record or not, now or at any time in the future, by John E. Elliott, II, Lawrence R. Kuhnert or any of the persons subject to the Voting Agreement.

The Nevada Business Corporation Law, N.R.S. §78.411 et seq., governs combinations with interested stockholders. These provisions may have an effect of delaying or making it more difficult to effect a change in control of the Company. These provisions preclude an interested stockholder (i.e., the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation, or an affiliate or association thereof) and a resident, domestic Nevada corporation from entering into a combination (e.g., a merger, sale, lease, exchange, etc.) unless certain conditions are met. The provisions generally preclude a resident, domestic corporation from engaging in any combination with an interested stockholder for three years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder. If approval is not obtained, then after the expiration of the three-year period the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by the disinterested stockholders, or if the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. We are subject to N.R.S. §78.411 et seq. of the Nevada Business Corporation Law.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock and Class A Warrants on behalf of the selling security holders identified in this prospectus. The selling security holders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of the Common Stock and Class A Warrants covered by this prospectus.

The distribution of shares of Common Stock by the selling security holders is not subject to any underwriting agreement. The selling security holders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling security holders are not obligated to sell any of their shares of our Common Stock.

The distribution of our Class A Warrants by the selling security holders is not subject to any underwriting agreement. The selling security holders may, from time to time, sell all or a portion of the Class A Warrants in privately negotiated transactions or otherwise. We do not intend to list our Class A Warrants on any exchange or quotation service. The selling security holders are not obligated to sell any of their Class A Warrants.

The shares of our Common Stock and Class A Warrants may be sold by one or more of the following methods, without limitation:

  A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

  Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  Through options, swaps or derivatives;

  Privately negotiated transactions;

  In making short sales or in transactions to cover short sales; and

  A combination of any of the above-listed methods of sale.

In addition to the distribution of shares as outlined above, the holders of our Common Stock may sell the shares of Common Stock pursuant to Rule 144.

The selling security holders and any broker-dealers that act in connection with the sale of shares of Common Stock and Class A Warrants offered under this prospectus may be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares of Common Stock and Class A Warrants sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock and Class A Warrants by the selling security holders against certain liabilities, including liabilities arising under the Securities Act. Because selling security holders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders may be subject to the prospectus delivery requirements of the Securities Act.

None of the selling security holders has any outstanding loans, advances or guarantees from the Company.

LEGAL MATTERS

The validity of the Common Stock will be passed upon by Marquis & Aurbach, Attorneys at Law.

EXPERTS

Company’s Independent Auditors

The consolidated financial statements of Arcadia Services, Inc. as of March 31, 2004, 2003 and 2002, and for each of the three years ended March 31, 2004, appearing in this prospectus and registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

The Board of Directors and Audit Committee of Critical Home Care, Inc. adopted resolutions on June 22, 2004 dismissing Critical Home Care, Inc.‘s independent accountant, Marcum & Kliegman LLP. Marcum & Kliegman LLP was notified of its dismissal on June 30, 2004. The reports of Marcum & Kliegman LLP on the consolidated financial statements of Critical Home Care, Inc. as of September 30, 2003, and the year then ended, contained a qualified opinion as to substantial doubt about the ability of Critical Home Care, Inc. to continue as a going concern. The reports of Grassi & Co., CPAs, P.C. on the consolidated financial statements of Critical Home Care, Inc., as of September 30, 2002 and December 31, 2001 for the nine months and year then ended contain no adverse opinions or disclaimer of opinion and were not otherwise qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with Marcum & Kliegman LLP’s audit of the consolidated financial statements of Critical Home Care, Inc. as of September 30, 2003 and the year then ended, there has been no disagreement with Marcum & Kliegman LLP on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum & Kliegman LLP, would have caused it to make reference thereto in its report on consolidated financial statements for such period. Critical Home Care, Inc. has requested that Marcum & Kliegman LLP furnish it with a letter addressed to the SEC stating whether it agrees with the above statements.

In connection with Grassi & Co., CPAs, P.C.'s audit of the consolidated financial statements of Critical Health Care as of September 30, 2002 and December 31, 2001 for the nine months and year then ended, and during the interim period between October 1, 2002 and May 2, 2003, there have been no disagreements with Grassi & Co., CPAs, P.C. on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grassi & Co., CPAs, P.C., would have caused it to make reference thereto in its report on consolidated financial statements for such period.

None of the events described in Regulation S-K 304(a)(1)(v) occurred during the two most recent fiscal years and the subsequent period through and including June 22, 2004.

The Board of Directors of Critical Home Care, Inc., with the approval of the Audit Committee of the Board of Directors, engaged BDO Seidman, LLP as the Company’s new independent accountants as of June 22, 2004. During the fiscal year ended on September 30, 2003, the nine months and year ended on December 31, 2002, and during the interim period ended on June 22, 2004, Critical Home Care, Inc. did not consult with BDO Seidman, LLP regarding the application of accounting principles to any specific transaction, whether completed or proposed, on the type of audit opinion that might be rendered on Critical Home Care, Inc.‘s consolidated financial statements, or on any other matter that was either the subject of a disagreement or a reportable event.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

Public Reference Section Securities and Exchange Commission Room 1200 450 Fifth Street, N.W. Washington, D.C. 20549 Attention: Secretary

Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.

Our SEC filings are available to the public at no cost over the Internet at www.criticalhomecare.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Critical Home Care, Inc. 26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076 Attention: Investor Relations (248) 352-7530

Arcadia Serv and Sub	ices, Inc. sidiaries

Consolidated Financial Statements
Years Ended March 31, 2004, 2003 and 2002

Arcadia Services, Inc. and Sub	sidiaries Contents

Report of Independent Registered Public Accounting Firm	85
Consolidated Financial Statements
Balance Sheets	86 and 87
Statements of Income	88
Statements of Stockholder’s Equity	89
Statements of Cash Flows	90
Summary of Accounting Policies	91 and 92
Notes to Consolidated Financial Statements	93 and 94

Report of Independent Registered Public Accounting Firm

Board of Directors
Arcadia Services, Inc. and Subsidiaries
Southfield, Michigan

We have audited the accompanying consolidated balance sheets of Arcadia Services, Inc. and Subsidiaries (the Company) as of March 31, 2004, 2003 and 2002, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended March 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arcadia Services, Inc. and Subsidiaries as of March 31, 2004, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

   /s/ BDO Seidman, LLP
 BDO Seidman, LLP

Kalamazoo, Michigan
August 26, 2004

Arcadia Services, Inc. and Sub Consolidated Balan	sidiaries ce Sheets

March 31,	2004	2003	2002

Assets (Note 3)

Current Assets
Accounts receivable, net of allowance of $780,000, $754,000 and $515,000	$13,478,381	$12,183,483	$12,464,991
Prepaid expenses and other current assets	133,547	141,070	33,306

Total Current Assets	13,611,928	12,324,553	12,498,297

Other Assets
Goodwill	3,589,191	2,655,607	2,557,780
Furniture and fixtures, net of accumulated depreciation of $774, $53,422 and $25,674	2,011	18,871	37,784

Total Other Assets	3,591,202	2,674,478	2,595,564

	$ 17,203,130	$ 14,999,031	$ 15,093,861

Arcadia Services, Inc. and Sub Consolidated Balan (CONTINUED)	sidiaries ce Sheets

March 31,	2004	2003	2002

Liabilities and Stockholder’s Equity

Current Liabilities
Checks issued against future deposits	$1,116,143	$155,371	$561,815
Accounts payable	-	88,733	65,159
Accrued expenses
Compensation and related taxes	1,573,267	1,586,878	1,837,205
Commissions	470,326	340,572	275,116
Other	239,489	136,390	309,925
Due to related parties (Note 1)	1,143,804	1,142,901	1,194,840

Total Current Liabilities	4,543,029	3,450,845	4,244,060

Due to Related Parties (Note 1)	429,829	1,916	112,490

Total Liabilities	4,972,858	3,452,761	4,356,550

Commitments and Contingencies (Note 3)

Stockholder’s Equity
Common stock - $.001 par value; 5,000,000 shares authorized; 947,636 issued and outstanding	948	948	948
Additional paid-in capital	7,627,047	7,627,047	7,627,047
Retained earnings	15,233,460	11,501,507	7,217,989
Due from stockholder (Note 1)	(10,631,183)	(7,583,232)	(4,108,673)

Total Stockholder’s Equity	12,230,272	11,546,270	10,737,311

	$17,203,130	$14,999,031	$15,093,861

See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Services, Inc. and Sub Consolidated Statements	sidiaries of Income

Year Ended March 31,	2004	2003	2002

Sales	$ 78,359,328	$ 76,276,043	$ 75,847,717

Cost of Sales	66,722,920	64,940,029	64,514,098

Gross Profit	11,636,408	11,336,014	11,333,619

General and Administrative Expenses	7,906,444	7,053,908	7,443,618

Operating Income	3,729,964	4,282,106	3,890,001

Interest Income	1,989	1,412	4,214

Net Income	$ 3,731,953	$ 4,283,518	$ 3,894,215
Net Income per Share- Basic and Diluted	$ 3.94	$ 4.52	$ 4.11
Weighted Average Number of Shares (in thousands)- Basic and Diluted	948	948	948

See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Services, Inc. and Sub Consolidated Statements of Stockholder Years Ended March 31, 2004, 2003	sidiaries 's Equity and 2002

			Additional		Due	Total
	Common Stock		Paid-In	Retained	From	Stockholder’s
	Shares	Amount	Capital	Earnings	Stockholder	Equity

Balance, April 1, 2001	947,636	$948	$7,627,047	$3,323,774	$1,092,789	$12,044,558

Net advances during the year	-	-	-	-	(5,201,462)	(5,201,462)

Net income for the year	-	-	-	3,894,215	-	3,894,215

Balance, March 31, 2002	947,636	948	7,627,047	7,217,989	(4,108,673)	10,737,311

Net advances during the year	-	-	-	-	(3,474,559)	(3,474,559)

Net income for the year	-	-		4,283,518	-	4,283,518

Balance, March 31, 2003	947,636	948	7,627,047	11,501,507	(7,583,232)	11,546,270

Net advances during the year	-	-	-	-	(3,047,951)	(3,047,951)

Net income for the year	-	-		3,731,953	-	3,731,953

Balance, March 31, 2004	947,636	$948	$7,627,047	$15,233,460	$(10,631,183)	$12,230,272

      See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Services, Inc. and Sub Consolidated Statements of	sidiaries Cash Flows

Year Ended March 31,	2004	2003	2002

Cash Flows From Operating Activities
Net income	$3,731,953	$4,283,518	$3,894,215
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	17,333	22,380	433,705
Bad debt expense	26,784	238,840	284,636
Changes in assets and liabilities
Accounts receivable	(1,321,682)	42,668	1,058,644
Prepaid expenses and other current assets	7,523	(107,692)	12,920
Accounts payable	(88,733)	23,574	(28,085)
Accrued expenses	219,242	(687,040)	72,589
Due to related parties	(145,614)	(162,514)	143,783

Net Cash Provided By Operating Activities	2,446,806	3,653,734	5,872,407

Cash Flows From Investing Activities
Purchases of businesses	(359,154)	(97,827)	(99,264)
Increase in due from stockholder	(3,047,951)	(3,474,559)	(5,201,461)
Purchase of furniture and fixtures	(473)	(3,467)	-

Net Cash Used In Investing Activities	(3,407,578)	(3,575,853)	(5,300,725)

Net Cash Provided By (Used In) Financing Activities
Checks issued against future deposits	960,772	(77,881)	(571,682)

Net Change In Cash	-	-	-

Cash, beginning of year	-	-	-

Cash, end of year	$-	$-	$-

Non-Cash Transactions
Related party payable recorded as part of purchase price of acquired businesses	$574,430	$-	$-

Supplemental Disclosures of Cash Flow Information
Cash received during the year for interest	$1,989	$1,412	$4,214

See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Services, Inc. and Sub Summary of Accountin	sidiaries g Policies

Business and Operations

Arcadia Services, Inc. and it subsidiaries are a national provider of medical staffing services, including home healthcare, medical staffing, light industrial, clerical and technical staffing services. Based in Southfield, Michigan, Arcadia provides its staffing services through a network of affiliate offices and Company-owned offices throughout the United States. These services are generally paid for by the clients themselves, insurance companies or by state Medicaid waiver programs. Typically, Arcadia uses registered nurses, licensed practical nurses, certified nursing assistants, personal care attendants, home health aides and homemakers and companions to service these clients.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation

Earnings (Loss) per Share

The Company follows SFAS No. 128, "Earnings Per Share" ("EPS") for computing and presenting earnings (loss) per share, which requires among other things dual presentation of basic and diluted earnings (loss) per share on the face of the statement of income. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, or other contracts to issue common stock, were exercised or converted into common stock. Outstanding stock options to acquire common shares, and outstanding warrants to acquire common shares, have not been considered in the computation of dilutive loss per share since their effect would be antidilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Related Business Entities

The Company is a wholly owned subsidiary. These financial statements do not include any other related business entities that are under common ownership or in which the stockholder has a direct or indirect controlling financial interest.

See accompanying notes to financial statements.

(1) Loss per share since their effect would be antidiluted

Arcadia Services, Inc. and Sub Summary of Accountin	sidiaries g Policies

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts the Company believes to be uncollectible. The Company also records an additional allowance based on certain percentages of aged receivables, which is determined based on historical experience and an assessment of the general financial conditions affecting the customer base. If actual collection experience changes, revisions to the allowance may be required. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Revenue Recognition	The Company recognizes revenues as services are provided.

Furniture and Fixtures and Depreciation	The Company’s policy is to depreciate or amortize property and equipment over the estimated useful lives of the assets (3-15 years) by use of the straight-line method.

Goodwill

Goodwill represents the excess of purchase price over net assets of businesses acquired. Prior to January 1, 2002, Goodwill was amortized on the straight-line method over periods ranging from seven to fifteen years.  Effective January 1, 2002, the Company adopted SFAS No. 142, “ Goodwill and Other Intangible Assets,” accordingly, amortization of goodwill ceased.  Goodwill is now tested for impairment annually by comparing the fair value of each reporting unit to its carrying value.  Amortization expense of approximately $400,000 was recognized during the year ended March 31, 2002.

Taxes on Income	The Company has elected to be treated as an S-corporation for federal income tax purposes. Therefore, no federal or state income tax expense has been included in the accompanying financial statements.

See accompanying notes to financial statements.

Arcadia Services, Inc. and Sub Notes to Consolidated Financial S	sidiaries tatements

1. Related Party Transactions

The Company had $10,631,183, $7,583,232 and $4,108,673 due from its stockholder at March 31, 2004, 2003 and 2002, respectively. The receivables are a result of advances to the stockholder for corporate operating purposes. Due to the nature of the advances they have been classified as contra equity.

The Company had net accounts payable to related parties of $1,573,633, $1,144,817 and $1,307,330 at March 31, 2004, 2003 and 2002, respectively. The payables are primarily a result of holdbacks from affiliated entities for commissions payable once the related receivables have been collected.

From time to time, the Company acquires businesses throughout the country in order to establish affiliate offices in those markets. During the years ended March 31, 2004, 2003 and 2002, the Company acquired 5, 2 and 2 businesses, respectively. Total cash payments for these affiliates, contingent upon certain purchase price adjustments, is approximately $942,000,  $123,000 and $111,000, respectively. The Company has recorded amounts to be paid to affiliates as consideration for the purchase of the affiliate business, contingent on the affiliate reaching certain margin targets. A portion of the payables has been classified as long-term based on anticipated payment. The majority of purchase price is allocated to goodwill since the acquired affiliates have few identifiable tangible assets. The primary purpose for acquiring the affiliates is to increase revenues and market share and provide additional operating cash flow.

2. Operating Leases

The Company leases office space under several operating lease agreements, which expire through 2008. Rent expense relating to these leases amounted to approximately $564,000, $479,000 and $464,000 for the years ended March 31, 2004, 2003 and 2004, respectively.

The following is a schedule of approximate future minimum rental payments, exclusive of real estate taxes and other operating expenses, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year.

	Year Ending March 31,	Amount

	2005	$ 386,000
	2006	319,000
	2007	306,000
	2008	274,000

	Total	$ 1,285,000

3. Commitments and Contingencies

The Company is involved in various litigation incident to its business at March 31, 2004. Management’s opinion is that the outcome of such litigation will not have a material adverse effect on the Company’s consolidated financial position.

At March 31, 2004, the parent has a credit facility with a bank. Certain borrowings under the commitment are limited to eligible accounts receivable. Borrowings are collateralized by essentially all assets of the Company.

The Company has entered into an employment agreement with a key employee. The agreement extends through March 2006. The agreement provides for compensation, specific employee benefits and has a clause for a change in control.

4. Employee Benefit Plan

The Company participates in its parent’s 401(k) Plan which allows Company employees to defer a percentage of compensation up to defined limitations. The Plan allows for certain discretionary employer contributions. The Company made no contributions on the employees’ behalf for each of the years ended March 31, 2004, 2003 and 2002.

5. Goodwill

Effective January 1, 2002, the Company adopted SFAS No. 141 and SFAS No. 142. During 2002, the Company completed its transitional goodwill impairment test. There were no reporting units where the carrying value exceeded the fair value of their net assets including goodwill.

The Company's previous business combinations were accounted for using the purchase method. As a result of such combinations, the Company has recognized goodwill, which, in the aggregate, totaled approximately $3,589,000 at March 31, 2004. Goodwill amortization totaled approximately $400,000 for the year ended March 31, 2002.

	The following represents a reconciliation of the reported net income to the adjusted net income for the year ended March 31, 2002, which excludes goodwill amortization, net of income tax expense:.

Reported Net Income	$3,894,215
Goodwill Amortization	399,206

Adjusted Net Income	$4,293,421
Per Share Amounts - Basic and Diluted:
Reported Earnings per share	$ 4.11
Goodwill Amortization	.42

Adjusted Earnings per share	$ 4.53

6. Subsequent Event	On May 7, 2004, the sole stockholder sold its shares of Arcadia to RKDA, Inc.

Interim Financial Statements

          The consolidated financial statements included herein reflect all adjustments, consisting only of normal recurring items, which, in the opinion of management, are necessary to present a fair statement of the results for the interim periods presented.

          The results for interim periods are not necessarily indicative of trends or results to be expected for a full year.

Critical Home Care, Inc.
Consolidated Balance Sheet
(Unaudited)

	Successor June 30, 2004	Predecessor March 31, 2004

Assets

Current Assets
Cash	$574,482	$—
Accounts receivable, net of allowance of $1,567,000 and	15,193,378	13,478,381
$848,000, respectively
Inventory	503,450	—
Prepaid expenses and other current assets	263,369	133,547
Deferred income tax	683,000	—

Total Current Assets	17,217,679	13,611,928

Fixed Assets
Equipment	711,806	—
Furniture and fixtures	120,533	6,251
Leasehold improvements	2,685	7,208
Software	—	61,619

	835,024	75,078
Accumulated depreciation and amortization	(263,729)	(73,067)

Net Fixed Assets	571,295	2,011

Other Assets
Goodwill	22,542,857	3,589,191
Deferred income tax	90,000	—
Deferred financing costs, net of accumulated amortization of $7,000	73,688	—

Total Other Assets	22,706,545	3,589,191

	$40,495,519	$17,203,130

	Successor June 30, 2004	Predecessor March 31, 2004

Liabilities and Stockholders’ Equity
Current Liabilities
Checks issued against future deposits	$—	$1,116,143
Accounts payable	932,285	—
Accrued expenses
Compensation and related taxes	2,235,983	1,573,267
Commissions	406,483	470,326
Other	12,618	239,489
Accrued Interest	211,427	—
Due to related parties	1,185,025	1,143,804
Note payable - Officer	554,000	—
Loans - current portion	2,081,969	—

Total Current Liabilities	7,619,790	4,543,029

Long Term Debt, Less Current Portion	11,916,646	—

Due to Related Parties	398,401	429,829

Total Liabilities	19,934,837	4,972,858

Commitments and Contingencies

Stockholders’ Equity
Common stock $.001 par value, 150,000,000 shares authorized,	79,023	948
79,023,351 shares issued and outstanding (Successor)
Additional paid-in capital	20,619,953	7,627,047
Retained earnings	(138,294)	4,602,277

Total Stockholders' Equity	20,560,682	12,230,272

	$ 40,495,519	$17,203,130

   Critical Home Care, Inc.
Consolidated  Statements of Income
(Unaudited)

	Predecessor		Successor

	Period From April 1, 2004 To May 9, 2004	Thee Months Ended June 30, 2003	Period from May 10, 2004 To June 30, 2004

Net Sales	$9,486,601	$18,207,662	$13,621,057
Cost of Sales	8,120,463	15,470,261	11,499,987

Gross Profit	1,366,138	2,737,401	2,121,070
General and Administrative Expenses	886,916	1,911,501	2,017,846

Operating Income	479,222	825,900	103,224
Other Expenses
Impairment of Goodwill	16,055	-	-
Interest Expense, Net	-	-	244,282
Amortization of Debt Discount	-	-	35,234

Total Other Expenses	16,055	-	279,516

Operating Income (Loss) Before Income Tax Benefit	463,167	825,900	(176,292)

Income Tax Benefit	-	-	60,000

Net Income (Loss)	$463,167	$825,900	$(116,292)

Unaudited pro forma amounts to reflect pro forma
Income Taxes from
tax status change	158,000	282,000

Pro Forma Income After Income Tax
from tax status change	305,167	543,900

Income (Loss) Per Share:
Basic	0.49	0.87	(0.00)
Diluted	0.49	0.87	(0.00)
Proforma Income Per Share:
Basic	0.32	0.57
Diluted	0.32	0.57

Weighted average number of shares (in thousands):

Basic	948	948	67,023
Diluted	948	948	86,632

Critical Home Care, Inc.
Consolidated  Statements of Cash Flows
(Unaudited)

	Predecessor		Successor
	Period from April 1, 2004 To May 9, 2004	Predecessor Three Months Ended June 30, 2003	Period From May 10, 2004 To June 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$463,167	$825,900	$(116,292)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Provision for bad debts	42,192	103,000	67,333
Depreciation and amortization	77	5,790	123,554
Amortization of debt discount and deferred financing costs	—	—	41,933
Investments write off	16,055	—	—
Changes in operating assets and liabilities
Accounts receivable	(692,193)	156,739	35,611
Inventory	—	—	(39,101)
Prepaid expenses and other current assets	27,903	5,490	(70,296)
Checks issued against future deposits	(314,025)	(112,976)	(850,125)
Accounts payable	42,823	(88,376)	227,143
Accrued expenses and other current liabilities	(301,999)	383,696	(548,723)
Due to related parties	170,915	(65,216)	(161,122)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(545,085)	1,214,047	(1,290,085)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of affiliates	(157,500)	(31,000)	—
Purchases of property and equipment	—	(2,785)	—
Proceeds from sale of equipment to affiliate	—	—	1,779

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(157,500)	(33,785)	1,779
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	—	1,262,500
Payment of long-term debt	—	—	(258,147)
Advances (dividends) from stockholder	702,585	(1,180,262)	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	702,585	(1,180,262)	1,004,353

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	—	—	(283,953)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—	858,435
CASH AND CASH EQUIVALENTS, END OF PERIOD	—	—	574,482
Supplementary information:
Cash paid during the period for:
Interest	—	—	244,282

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

          The accompanying unaudited consolidated financial statements as of June 30, 2004, and for the periods ended June 30, 2004 and 2003, have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. These interim financial statements include all adjustments which management considers necessary to make the financial statements not misleading. The results of operations for the three months ended June 30, 2004, are not necessarily indicative of results that may be expected for any other interim period or for the remainder of the year.

          The consolidated financial statements as of June 30, 2004 and for the period from May 10, 2004 to June 30, 2004, include the accounts of Critical Home Care, Inc. and its wholly owned subsidiaries (collectively referred to as “Critical” or the “Company”).  The balance sheet as of June 30, 2003 and the statements of income for the period from April 1, 2004 to May 9, 2004, and for the three months ended June 30, 2003, include the accounts of Arcadia Services, Inc. and subsidiaries prior to the effect of the acquisition and merger described in Note 4. All significant inter company balances and transactions have been eliminated in consolidation.

MERGER AND RECAPITALIZATION

          Effective May 10, 2004, CHC Sub, Inc., a wholly owned subsidiary of the Company, merged with and into RKDA, Inc., a recently formed Michigan Corporation, (the “RKDA Merger”).  RKDA’s assets consist of all of the capital stock of Arcadia Services, Inc. and the membership interest of SSAC, LLC d/b/a Arcadia Rx.  RKDA acquired Arcadia Services, Inc. on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Inc., Arcadia Services, Inc., Addus HealthCare, Inc., and the principal stockholder of Addus HealthCare, Inc. (the “Arcadia Acquisition”).  For descriptions of the terms of the RKDA Merger and the Arcadia Acquisition, please refer to the Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2004, as amended by the accompanying Form 8-K/A filed with the Commission on July 23, 2004.

          For accounting purposes, the transaction between RKDA and Critical was considered a reverse merger, and RKDA, Inc. will be considered the acquirer of the Company for accounting purposes.

          This report should be read in conjunction with Consolidated Financial Statements of Arcadia Services, Inc. and Subsidiaries for the Years Ended March 31, 2004 and 2003, included in the Form 8-K/A filed with the Commission on July 23, 2004.

NOTE 2 – DESCRIPTION OF BUSINESS

          Critical is incorporated in Nevada and based in Southfield, Michigan. The Company is a national provider of staffing and homecare services, durable medical equipment and mail order pharmaceuticals. The Company’s medical staffing service includes registered nurses, travel nurses, licensed practical nurses, certified nursing assistants, respiratory therapists and medical assistants. The non-medical staffing service includes light industrial, clerical, and technical personnel. The homecare services include personal care aides, home care aides, homemakers, companions, physical therapists, occupational therapists, speech pathologists and medical social workers.  The Company markets, rents and sells surgical supplies, orthotic and prosthetic products and durable medical equipment, such as wheelchairs and hospital beds and also provides oxygen and other respiratory therapy services and equipment. Clients and patients are facilities and individuals residing at home. These services are generally paid for by the clients themselves, insurance companies, medicare and state medicaid waiver programs.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

          Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.

          Revenue Recognition – Revenues are recorded in the period the services were rendered at established rates.

          Allowance for Doubtful Accounts – The Company reviews all accounts receivable balances, and provides for an allowance for uncollectible accounts, and estimates for its bad debt expense based on historical analysis of its records. The basis of this analysis is from the aging of the receivable files, and the patient, payer provider records, and additionally their payment history. Items that are greater than one year old are fully reserved. The balance of any reserve, which is established, is estimated based on the collection history from Company records.  If actual collection experience changes, revisions to the allowance may be required.  Any unanticipated change in customers’ credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material effect on the results of operations in the period in which such changes or events occur.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

          Inventories - The Company for interim accounting purposes calculates and adjusts its inventories pursuant to a review of its historical gross profit percentages.

          Fixed Assets and Depreciation – The Company’s policy is to depreciate or amortize fixed assets over the estimated useful lives of the assets (3-15 years) by use of the straight-line method.

          Impairment of Long-Lived Assets - The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine if impairment exists, the Company compares the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. Once it has been determined that an impairment exists, the carrying value of the asset is adjusted to fair value. Factors considered in the determination of fair value include current operating results, trends and the present value of estimated expected future cash flows.

          Goodwill - Goodwill represents the excess of purchase price over net assets of businesses acquired. Goodwill was previously amortized on the straight-line method over periods ranging from seven to fifteen years. The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”  Accordingly, goodwill is not amortized but is tested for impairment annually by comparing the fair value of each reporting unit to its carrying value.

          Earnings (Loss) Per Share - The Company follows SFAS No. 128, “Earnings per Share” (“EPS”) for computing and presenting earnings (loss) per share, which requires, among other things, dual presentation of basic and diluted earnings (loss) per share on the face of the statement of income. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, or other contracts to issue common stock, were exercised or converted into common stock. Outstanding stock options to acquire common shares, and outstanding warrants to acquire common shares, have not been considered in the computation of dilutive loss per share since their effect would be antidilutive.

          Income Taxes - Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

          The Company considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. The Company records a valuation allowance to reduce our deferred tax assets and review the amount of such allowance annually. When the Company determines certain deferred tax assets are more likely than not to be utilized, the Company will reduce the valuation allowance accordingly.

          Prior to May 10, 2004, Arcadia Services, Inc. elected to be taxed as a Subchapter S-corporation with the individual shareholders reporting their respective share of income on their income tax return. Accordingly, the Company has no deferred tax assets or liabilities arising in prior periods.

          The Company has provided a valuation allowance for the deferred tax assets related to the approximate $2,610,000 operating carryovers of Critical expiring through 2024. Internal Revenue Code Section 382 rules limit the utilization of NOLs upon a change in control of a company. It has been determined that a change in control has taken place. Since the change in control has taken place, utilization of the Company’s NOLs will be subject to severe limitations in future periods, which could have an effect of eliminating substantially all the future income tax benefits of the NOL’s.

          Tax benefits from the utilization of net operating loss carryforwards will be recorded at such time and to such extent, they are more likely than not to be realized.

Stock Based Compensation –

          The Company accounts for its stock option plan under SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure – an amendment of SFAS No. 123”. As permitted under SFAS No. 123, the Company continues to apply the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” As required under SFAS No. 148, the following table presents pro forma net loss and basic and diluted loss per share as if the fair value-based method had been applied to all awards.

	Successor For the Period Ended June 30, 2004	Predecessor For the Three Months Ended June 30, 2003

Net income (loss) as reported	$(116,292)	$825,900

Less: Total stock-based employee compensation expense determined under the fair value method, net of related tax effects	(3,000)	-

Pro Forma net income (loss)	$(119,292)	$825,900

Net income (loss) per share:
Basic and diluted income per share as reported	$0.00	$0.87
Pro Forma basic and diluted income per share	$0.00	$0.87

 NOTE 4 – MERGER TRANSACTION

          Effective May 10, 2004 CHC Sub, Inc., a wholly owned subsidiary of Critical Homecare, Inc. merged with and into RKDA, Inc., a recently formed Michigan Corporation,  RKDA's assets consist of all of the capital stock of Arcadia Services, Inc. and the membership interest of SSAC, LLC d/b/a Arcadia Rx.  RKDA acquired Arcadia Services, Inc. on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Inc., Arcadia Services, Inc., Addus Healthcare, Inc. and Addus Healthcare's principal shareholder. The purchase price of Arcadia Services, Inc. is $16.8 million and assumption of certain related liabilities.

          The following unaudited pro forma statement of income has been prepared to give effect to the reverse merger. RKDA, Inc. will be considered the acquirer of the Company for accounting purposes. This pro forma statement of income has been prepared as if the merger had been completed as of April 1, 2004.

          The unaudited pro forma statement of income is presented for illustrative purposes only and is not necessarily indicative of the results of operation that would have actually been reported had the merger occurred on April 1, 2004, nor is it necessarily indicative of the future results of operation. The pro forma statement of income has been prepared based upon the Company's financial information.

Three Months Ended June 30, 2004

Pro forma revenue	$23,580,408

Pro forma net income	$66,940

Pro forma earnings per share
Basic	$0.00

Diluted	$0.00

Pro forma weighted average
common shares (in thousands)
Basic	67,023

Diluted	86,632

NOTE 5 – NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt at June 30, 2004, are summarized as follows:

Notes payable, officer, issued from May 2003 through December 2003 pursuant to working capital loans from an officer of the Company bearing interest at 8% per annum and due in May 2004 through December 2004.	$554,000

Long Term

Notes payable, bridge loan made to the Company on June 12, 2004, evidenced by a 12% Subordinated Convertible Promissory Note. The Note shall be due and payable in four installments, December 31, 2004, March 31, 2005, July 15, 2005 and October 15, 2005. If the note is repaid before the maturity date the Company shall pay a 2.5% prepayment fee to the lender. The bridge lender received conversion rights to convert all of the outstanding principal under this note into shares of common stock at a rate of one share per $0.50.	$1,500,000

Revolving Line of Credit US Bank dated February 17, 2004 with a Credit limit of $250,000, bearing interest at prime +1%, and maturing on February 17, 2005.	$70,000

Note payable due by December 31, 2004 and July 1, 2005 with interest rates of 8% and 12% for the purpose of working capital	$400,000

Note payable party dated May 7, 2004 for the Arcadia acquisition with interest at 12% payable in one year, accrued interest will be waived if note is paid by the maturity date	$500,000

Revolving Line of Credit with Comerica dated May 7, 2004 for the Arcadia acquisition for a two year term and a credit limit of $12,000,000. The formula base is 85% of the eligible accounts receivable and an overformula advance of $1,000,000. The term on the overformula is one year. On the 7th day of each month the overformula amount shall be reduced by $83,333. On July 29, 2004, the credit limit was increased to $14,400,000.	$11,443,817

Other	$84,798

$13,998,615

Less - Current portion of long term	$2,081,969

$11,916,646

COMERICA BANK CREDIT AGREEMENT

          On May 7, 2004, Arcadia Services, Inc. and three of its wholly owned-subsidiaries entered into a Credit Agreement with Comerica Bank. The agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006 (on July 29, 2004, the credit limit was increased to $14,400,000). The initial advance on May 7, 2004, was in the amount of $11 million. The initial advance was immediately distributed up to RKDA, Inc. to fund a portion of the purchase price of the capital stock of Arcadia by RKDA from the seller. All other advances under the credit facility shall be used solely for working capital purposes. RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding stock of Arcadia. The Arcadia subsidiaries and Arcadia granted the bank security interests in all of their assets and the seller subordinated $500,000 of indebtedness of Arcadia to Arcadia’s indebtedness to Comerica Bank. RKDA and its former principals, Messrs. Elliott and Kuhnert, each executed a personal guaranty to Comerica Bank over all indebtedness of Arcadia and its subsidiaries.

          Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar-based rate (as defined), at the election of borrowers. Arcadia agreed to various financial covenant ratios; to have any person who acquires Arcadia capital stock pledge such stock to Comerica Bank, and along with Messrs. Elliott and Kuhnert, to customary negative covenants.

NOTE 6 – Stockholder’s Equity

          On May 10, 2004, CHC Sub, Inc., a wholly-owned subsidiary of Critical, consummated an Agreement and Plan of Merger under which CHC Sub, Inc., merged with and into RKDA, Inc. The purchase price paid was 21,300,000 shares of Critical common stock and 1,000,000 seven-year class A warrants exercisable at $0.50 per share. An officer of the Company contributed 1,300,000 shares of common stock owned by him back to the Company as part of this transaction. RKDA’s assets consist of all of the capital stock of Arcadia Services, Inc. and the membership interests of SSAC, LLC d/b/a Arcadia Rx. (collectively “Arcadia”). RKDA had acquired Arcadia Services, Inc. on May 7, 2004.  The Company also advanced $5,000,000 to RKDA which was used to pay a portion of the cash purchase price of Arcadia Services, Inc. The cash was part of a total of $8,245,000 raised by the Company in a Regulation D private placement of 32,980,000 common shares at a price of $0.25 per share which was completed and terminated on May 27, 2004.  The offering also included 3,298,000 Class A Warrants to purchase 3,298,000 common shares of stock over seven years at an exercise price of $0.50 per share.  The Placement Agent received a 10% sales commission, reimbursement for out-of-pocket expenses and seven year warrants to purchase 2,298,000 shares of the Company’s common stock exercisable on a cashless basis at $0.50 per share.

          Three officers of the Company escrowed 6 million, 4 million and 2 million shares of the Company’s common stock, respectively, pursuant to Escrow Agreements dated as of May 7, 2004 (collectively, the “Escrow Shares”). Fifty (50%) percent of the Escrow Shares will be released from escrow in each of the next two 12 month periods, if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, meets the following milestones: for the 12 month period ending March 31, 2006, an Adjusted EBITDA (as defined) of $9.7 million and for the 12 month period ending March 31, 2007, an Adjusted EBITDA of $12.5 million. Alternatively, the Escrow Shares shall be released in 2007 if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, obtains an Adjusted EBITDA for the two 12 month periods ending March 31, 2007 of at least $22.2 million. In addition, for any of the Escrow Shares to be released pursuant to the foregoing thresholds, the Company’s, in the case of Mr. Bensol, and RKDA’s, in the case of Messrs. Elliott and Kuhnert, Debt to Adjusted EBITDA ratio must be 2.0 or less for both fiscal periods. Nevertheless, twenty (20%) percent of the Escrow Shares (2.4 million shares) will be released if the Company’s Common Stock remains at least $1.00 per share for 30 consecutive trading days or the average closing price for any consecutive 45 day period is at least at $1.00 per share, even if the EBITDA thresholds are not met.

          On May 25, 2004, the Company entered into separate agreements with certain managerial employees of Arcadia Services, Inc., that entitled the employees to each purchase 200,000 and 240,000 shares, of the Company's common stock at $0.25 per share.

NOTE 7 – COMMITMENTS

EMPLOYMENT AGREEMENTS

          Three officers of the Company entered into substantially similar employment agreements on May 7, 2004, as Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer is being paid $150,000 per annum in salary and is eligible to receive a discretionary annual bonus determined by the Board of Directors. If either Messrs. Elliott, Kuhnert, or Bensol’s employment is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined), then such executive shall receive twice his base salary. Upon a change in control, other than the RKDA Merger, if the executive’s employment is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation for the past year.  Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.

          Arcadia Services, Inc. entered into an employment agreement with Cathy Sparling effective April 1, 2000 for a initial three year term and extended for another three year term. The employment agreement expires on April 1, 2006. The term of the agreement is base salary and an annual bonus not to exceed 50% of base salary.  The agreement may be terminated by any party for any reasons upon thirty days prior written notice of termination.

          Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options shall vest in six tranches provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be exercised by Messrs. Elliott and Kuhnert as long as they are employed by the Company and for one year from termination for any reason provided they have achieved the EBITDA milestones.

     SETTLEMENT OF CERTAIN LIABILITIES

          In May 2004, David S. Bensol, Robert Rubin, and Kenneth Orr each agreed to contribute or cause affiliates to contribute 200,000 shares of their Critical common stock to Cleveland Overseas, Ltd. (“Cleveland”) in full payment of the Company’s $150,000 debt to Cleveland which matured on April 30, 2004, and in exchange for the release of their personal guarantees and stock pledges to Cleveland. In addition, the Company reduced the exercise price to Cleveland of a 7 year warrant to acquire 100,000 common shares from $1.00 per share to $0.50 per share. The Company’s debt of $150,000 to Cleveland is considered paid in full.

          On May 13, 2004, David S. Bensol converted $150,000 of his debt into 600,000 shares of the Company’s common stock at $0.25 per share, plus 60,000 Class A warrants identical to those issued in connection with the Company’s May 7, 2004 Offering (See Note 6), pursuant to a resolution of the Board of Directors dated May 4, 2004.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Effective May 10, 2004, CHC Sub, Inc., a wholly owned subsidiary of Critical Home Care, Inc. (the “Company”), merged with and into RKDA, Inc., a recently formed Michigan corporation, (the “RKDA Merger”).   RKDA’s assets consist of all of the capital stock of Arcadia Services, Inc. and the membership interest of SSAC, LLC d/b/a Arcadia Rx.   RKDA acquired Arcadia Services, Inc. on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Inc., Arcadia Services, Inc., Addus HealthCare, Inc., and Addus HealthCare’s principal shareholder (the “Arcadia Acquisition”).  For descriptions of the terms of the RKDA Merger and the Arcadia Acquisition, please refer to the Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2004, as amended by the Form 8-K/A filed with the Commission on July 23, 2004.

The following unaudited pro forma financial statements have been prepared to give effect to the Arcadia Acquisition and the RKDA Merger.   RKDA, Inc. will be considered the acquirer of the Company for accounting purposes. These pro forma condensed combined financial statements were prepared as if the Arcadia Acquisition and the RKDA Merger had been completed as of April 1, 2003 for the purpose of the statement of income and March 31, 2004 for balance sheet purposes.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the Arcadia Acquisition and RKDA Merger occurred on March 31, 2004 for balance sheet purposes and April 1, 2003 for the statement of income purposes, nor are they necessarily indicative of the future financial position or results of operations. The unaudited pro forma condensed combined financial statements include adjustments which are based on preliminary estimates to reflect the allocation of the purchase consideration of the assets acquired and liabilities assumed of Arcadia Services, Inc. and the RKDA Merger.  The final allocation of the purchase consideration of the Arcadia Acquisition and the RKDA Merger will be determined using Arcadia Services, Inc.’s financial statements as of May 7, 2004, the closing date of the Arcadia Acquisition, and the Company’s financial statements as of May 10, 2004, the effective date of the RKDA Merger, and will be based on a comprehensive final evaluation of the fair value of the assets acquired, liabilities assumed and goodwill at the time of Arcadia Acquisition and RKDA Merger as considered appropriate. The pro forma and acquisition adjustments are based upon information and assumptions available at the time of the filing of the Form 8-K/A with the Commission on July 23, 2004.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company, together with the related notes thereto, including   the Company’s quarterly report filed with the Commission on Form 10-QSB for the quarter ended March 31, 2004 and the Company’s annual report filed with the Commission on Form 10-KSB for the fiscal year ended September 31, 2003, together with the Consolidated Financial Statements of Arcadia Services, Inc. and Subsidiaries for the Years Ended March 31, 2004 and 2003, and Form 8-K/A filed with the Commission on July 23, 2004.

Unaudited Pro Forma Condensed Combined
 Balance Sheets
 March 31, 2004

				Acquisition	Consolidated
Assets	RKDA	Arcadia	ArcadiaRx	Adjustments	RKDA

Current Assets
Cash (Note 2)	$-	$-	$-	$(6,157,212)	$(6,157,212)
Accounts Receivable	-	13,478,381	400,826	-	13,879,207
Inventory	-	-	220,868	-	220,868
Deferred Income Tax (Note 3)	-	-	-	683,000	683,000
Prepaid Expenses and Other Current Assets (Note 4)	-	133,547	12,333	-	145,880
Total Current Assets	-	13,611,928	634,027	(5,474,212)	8,771,743
Property and Equipment	-	2,011	102,129	-	104,140
Other Assets
Goodwill (Notes 1 & 5)	-	3,589,191	-	4,790,535	8,379,726
Deferred Financing Fees	-	-	-	80,387	80,387
Deferred Income Tax (Note 3)	-	-	-	90,000	90,000
Total Other Assets	-	3,589,191	-	4,960,922	8,550,113
Total Assets	$-	$17,203,130	$736,156	$(513,290)	$17,425,996
Liabilities and Stockholders' Equity

Current Liabilities
Checks Issued Against Future Deposits	$-	$1,116,143	$900	$-	$1,117,043
Accounts Payable (Note 6)	-	-	47,933	468,765	516,698
Accrued Expenses
Compensation and Related Taxes (Note 7)	-	1,573,267	30,577	114,770	1,718,614
Commissions	-	470,326	-	-	470,326
Other	-	239,489	3,880	-	243,369
Current Portion of Long Term Debt	-	-	-	-	-
Loan Payable - Bridge Loan	-	-	-	-	-
Note Payable Asset Acquisition (Note 8)	-	-	-	-	-
Note Payable Other, net of Discount of $2,000 (Note 9)	-	-	82,156	(82,156)	-
Note Payable Officer (Note 9)	-	-	300,000	(25,000)	275,000
Line of Credit - Bank (Note 10)	-	-	-	1,000,000	1,000,000
Note Payable Acquisition (Note11)	-	-	-	500,000	500,000
Due to Related Parties	-	1,143,804	-	-	1,143,804
Total Current Liabilities	-	4,543,029	465,446	1,976,379	6,984,854
Long Term Liabilities

Long Term Debt, Less Current Portion (Note 9)	-	-	329,330	(167,844)	161,486
Line of Credit - Bank (Note 10)	-	-	-	10,031,650	10,031,650
Due to Related Parties	-	429,829	-	-	429,829
Total Long Term Liabilities	-	429,829	329,330	9,863,806	10,622,965
Total Liabilities	-	4,972,858	794,776	11,840,185	17,607,819
Stockholders' Equity
Common Stock (Note 12)	-	948	-	(948)	-
Additional Paid in Capital (Note 13)	-	7,627,047	38,750	(7,627,047)	38,750
Retained Earnings (Deficit) (Note 13)	-	15,233,460	(97,370)	(15,356,663)	(220,573)
Due From Stockholder (Note 13)	-	(10,631,183)	-	10,631,183	-
Total Stockholders' Equity	-	12,230,272	(58,620)	(12,353,475)	(181,823)
Total Liabilities and Stockholders' Equity	$-	$17,203,130	$736,156	$(513,290)	$17,425,996

Unaudited Pro Forma Condensed Combined
 Balance Sheets
 March 31, 2004

(CONTINUED)

		Pro Forma	Pro Forma
Assets	Critical	Adjustments	Balance

Current Assets
Cash (Note 2)	$-	$7,610,195	$1,452,983
Accounts Receivable	855,000	-	14,734,207
Inventory	262,000	-	482,868
Deferred Income Tax (Note 3)	-	-	683,000
Prepaid Expenses and Other Current Assets (Note 4)	401,000	(285,803)	261,077
Total Current Assets	1,518,000	7,324,392	17,614,135
Property and Equipment	604,000	-	708,140
Other Assets
Goodwill (Notes 1 & 5)	-	14,282,476	22,662,202
Deferred Financing Fees	-	-	80,387
Deferred Income Tax (Note 3)	-	-	90,000
Total Other Assets	-	14,282,476	22,832,589
Total Assets	$2,122,000	$21,606,868	$41,154,864
Liabilities and Stockholders' Equity

Current Liabilities
Checks Issued Against Future Deposits	$(75,000)	$-	$1,042,043
Accounts Payable (Note 6)	637,000	(146,108)	1,007,590
Accrued Expenses
Compensation and Related Taxes (Note 7)	-	-	1,718,614
Commissions	-	-	470,326
Other	231,000	-	474,369
Current Portion of Long Term Debt	8,000	-	8,000
Loan Payable - Bridge Loan	1,500,000	-	1,500,000
Note Payable Asset Acquisition (Note 8)	233,000	(233,000)	-
Note Payable Other, net of Discount of $2,000 (Note 9)	223,000	-	223,000
Note Payable Officer (Note 9)	654,000	-	929,000
Line of Credit - Bank (Note 10)	-	-	1,000,000
Note Payable Acquisition (Note11)	-	-	500,000
Due to Related Parties	-	-	1,143,804
Total Current Liabilities	3,411,000	(379,108)	10,016,746
Long Term Liabilities

Long Term Debt, Less Current Portion (Note 9)	65,000	-	226,486
Line of Credit - Bank (Note 10)	-	-	10,031,650
Due to Related Parties	-	-	429,829
Total Long Term Liabilities	65,000	-	10,687,965
Total Liabilities	3,476,000	(379,108)	20,704,711
Stockholders' Equity
Common Stock (Note 12)	6,151,000	(6,074,607)	76,393
Additional Paid in Capital (Note 13)	3,525,000	16,947,583	20,511,333
Retained Earnings (Deficit) (Note 13)	(11,030,000)	11,113,000	(137,573)
Due From Stockholder (Note 13)	-	-	-
Total Stockholders' Equity	(1,354,000)	21,985,976	20,450,153
Total Liabilities and Stockholders' Equity	$2,122,000	$21,606,868	$41,154,864

Unaudited Pro Forma Condensed Combined
Statements of Income
For the Twelve Months Ended March 31, 2004

	RKDA	Arcadia	Arcadia Rx	Acquisition Adjustments

Net Sales	$-	$78,359,328	$1,260,384	$-
Cost of Sales	-	66,722,920	889,348	-
Gross Profit	-	11,636,408	371,036	-
General and Administrative Expenses (Note 14)	-	7,906,444	449,489	160,000
Operating Income (Loss)	-	3,729,964	(78,453)	(160,000)
Other Expenses (Income)
Impairment of Goodwill	-	-	-
Other Income	-	-	-
Interest Expense (Income) (Note 15)	-	(1,989)	18,917	507,694
Amortization of Debt Discount	-	-	-	-
Operating Income (Loss) Before Income Tax Expense	-	3,731,953	(97,370)	(667,694)
Income Tax Expense (Note 3)	-	-	-	1,454,000
Net Income (Loss)	$-	$3,731,953	$(97,370)	$(2,121,694)

Income (Loss) per Share
Basic
Diluted

Weighted Average Common Shares (in thousands)
Basis (Note 16)
Diluted (Note 16)

Unaudited Pro Forma Condensed Combined
Statements of Income
For the Twelve Months Ended March 31, 2004

(Continued)

	Consolidated RKDA	Critical	Pro Forma Adjustments	Pro Forma Balance

Net Sales	$79,619,712	$4,501,086	$-	$84,120,798
Cost of Sales	67,612,268	1,426,806	-	69,039,074
Gross Profit	12,007,444	3,074,280	-	15,081,724
General and Administrative Expenses (Note 14)	8,515,933	4,489,456	-	13,005,389
Operating Income (Loss)	3,491,511	(1,415,176)	-	2,076,335
Other Expenses (Income)
Impairment of Goodwill	-	3,357,430	-	3,357,430
Other Income	-	(352)	-	(352)
Interest Expense (Income) (Note 15)	524,622	201,830	-	726,452
Amortization of Debt Discount	-	268,651	-	268,651
Operating Income (Loss) Before Income Tax Expense	2,966,889	(5,242,735)	-	(2,275,846)
Income Tax Expense (Note 3)	1,454,000	-	-	1,454,000
Net Income (Loss)	$1,512,889	$(5,242,735)	$-	$(3,729,846)

Income (Loss) per Share
Basic		$(0.21)		$(0.06)
Diluted		$(0.21)		$(0.06)

Weighted Average Common Shares (in thousands)
Basis (Note 16)		24,393	40,000	64,393
Diluted (Note 16)		24,393	40,000	64,393

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Preliminary Purchase Price for Arcadia Services, Inc. Acquisition

The accompanying unaudited pro forma condensed combined financial statements reflect a purchase price for Arcadia Services, Inc. of approximately $17,211,808 consisting of cash and a note payable and other expenses directly related to the acquisition of Arcadia Services, Inc. by RKDA, Inc. (the “Arcadia Acquisition”).

Deposit	$100,000
Cash at closing	16,000,000
Note Payable	500,000
Accounts Payable	200,000
Estimated Acquisition Related Costs	411,808
Total Consideration	$17,211,808

The preliminary purchase price allocation, which is subject to change based on Arcadia Services, Inc.’s final analysis, is as follows

Current Assets	$14,294,929
Fixed Assets	2,011
Other Assets	90,000
Liabilities	(5,554,858)
Goodwill	8,379,726
Total Consideration	$17,211,808

Note 2 - Cash

The Company, on May 7, 2004, completed the minimum $8 million of a Regulation D Private Placement (the "Offering"), and subsequently sold an additional $245,000 of securities and terminated the Offering effective May 27, 2004.  Through the Offering and a subsequent sale to key employees of the Company’s subsidiary, the Company raised $7,620,500 of cash net of $834,500 of fees paid to an investment banker.  The Company incurred legal and accounting fees related to the Offering of $411,808.  As described in Item 2 of the accompanying Form 8-K/A, he Company, on May 7, 2004, received bank financing of $11,031,650.  Cash was used to purchase the stock of Arcadia Services, Inc. for $16,100,00, pay the employees’ stay bonus of $467,230, legal and accounting fees of $506,937 and pay off certain notes payable of $425,000, net of $300,000 of prepaid acquisition costs.

Note 3 - Income Tax

Prior to the Arcadia Acquisition, Arcadia Services, Inc. had S corporation status under the Internal Revenue Code and income taxes were paid on a consolidated basis by Arcadia’s stockholder, Addus HealthCare, Inc. If Arcadia Services, Inc. had C corporation status under the Internal Revenue Code, Arcadia Services, Inc. would have paid income taxes for the year ended March 31, 2004.  Deferred income taxes as of March 31, 2004 of $773,000 represents the differences in book and tax bases of assets and liabilities as if Arcadia Services, Inc. were operating as a stand-alone entity. Income tax expense of $1,454,000 is reflected for the year ended March 31, 2004.

Note 4 - Prepaid Expenses and Other Current Assets

$300,000 cash that was paid for the Arcadia Acquisition and legal and accounting expenses were transferred from prepaid expenses to purchase price and other accrued expenses. In addition two months rent in the amount of $14,197 was prepaid for April and May 2004.

Note 5 - Goodwill

As the merger of CHC Sub, Inc., a wholly owned subsidiary of Critical Home Care, Inc. (the “Company”), with and into RKDA, Inc. (the “RKDA Merger”) is treated as a reverse merger of an operating company for accounting purposes, the goodwill   of the Company is the market value of outstanding shares of the Company on the date of the RKDA Merger plus the net liabilities of the Company.  The Company had 24,393,351 shares outstanding immediately preceding the RKDA Merger.  At a closing market price of $0.53 per share as May 10, 2004, the effective date of the RKDA Merger, the total value of the Company’s 24,393,351 outstanding shares immediately preceding the RKDA Merger is $12,928,476, which together with liabilities of $1,354,000 equals the total goodwill pro forma adjustment of $14,282,476.

Note 6 - Accounts Payable

The pro forma adjustment includes a payable for legal expenses in the amount of $193,765, investment banking fees of $75,000 and a payable to Addus HealthCare, Inc. (Arcadia, Inc.’s former stockholder) for a purchase price adjustment of $200,000. Payments were made from the acquisition proceeds in the amount of $92,583 for legal expenses and $53,525 for accounting expenses.

Note 7 - Compensation and Related Taxes

Arcadia Services, Inc. had agreements with certain key employees for a stay bonus. The bonuses totaled $582,000. On the transaction date, the employees were paid $467,230. The difference of $114,770, which represents payroll taxes, was accrued.

Note 8 - Note Payable Asset Acquisition

On September 13, 2002, CHC acquired substantially all of the assets and business operations of All Care Medical Products, Inc.  Of the $233,000 balance due for the All Care acquisition, a payment of $150,000 was made, and the balance of $83,000 was forgiven.

Note 9 - Note Payable Officers and Other

The sum of the current and long term pro forma adjustment is $275,000 out of which $150,000 was paid against a note payable with a bank,  $100,000 was paid to an unrelated party and $25,000 was paid against an officer note.

Note 10 - Note Payable and Line of Credit - Bank

The Company entered into an agreement with the bank to help fund the transaction.  See Note 2, above.  Based on the terms of the agreement the bank loaned the Company $11,031,650 of which $10,031,650 is based on the Company accounts receivable as a revolving line of credit and $1,000,000 of excess borrowings, payable within a year.

Note 11 - Note Payable Acquisition

The purchase price for Arcadia Services, Inc. paid by RDKA, Inc. was $16,800,000. Addus HealthCare, Inc. (Arcadia’s stockholder)   was paid $16,100,000 in cash,   provided a $500,000 promissory note payable one year after closing, and $200,000 which is accrued in accounts payable.

Note 12 - Common Stock

The Company’s common stock was adjusted to reflect 76,393,351 of outstanding shares as of May 10, 2004, at a par value of $0.001 (includes recapitalization of RKDA, Inc. and issuance of the Company’s common stock in the Offering).

Note 13 - Additional Paid in Capital and Retained Earnings

The paid in capital and retained earnings were restated to reflect the purchase accounting adjustment to eliminate the historical equity.

Note 14 - General and Administrative Expenses

Michigan Single Business Tax was paid on a consolidated basis by the Addus HealthCare, Inc., Arcadia’s former stockholder. On a standalone basis,   Arcadia Services, Inc. would have incurred an additional $160,000 of expense for the year ended March 31, 2004.

Note 15 - Interest Expense

The Company obtained approximately $11,000,000 in financing from a bank in order to help fund the acquisition of Arcadia Services, Inc. by RKDA, Inc.    See Notes 2 and 10, above.  Based on the current borrowing rate of 4.25%, the Company would have incurred approximately $467,500 of interest expense for the year ended March 31, 2004. In addition the Company would have incurred amortization of deferred financing fees of $40,194 for the year ended March 31, 2004.

Note 16 – Earnings Per Share

Earnings (Loss) Per Share - The Company follows SFAS No. 128, "Earnings per Share" ("EPS") for computing and presenting earnings (loss) per share, which requires, among other things, dual presentation of basic and diluted earnings (loss) per share on the face of the statement of income. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, or other contracts to issue common stock, were exercised or converted into common stock. Outstanding stock options to acquire common shares, and outstanding warrants to acquire common shares, have not been considered in the computation of dilutive loss per share since their effect would be antidilutive.

The following is a summary of the Company’s outstanding common stock activity as of May 10, 2004:

Outstanding Shares Immediately Preceding RKDA Merger	24,393,351
Shares Issued in the Offering	32,000,000
Shares Issued per RKDA Merger	21,300,000
Shares Contributed to the Company per RKDA Merger	(1,300,000)
Shares Held in Escrow per RKDA Merger	(12,000,000)

Shares Included in Calculation of Earnings Per Share at March 31, 2004	64,393,351

As of May 10, 2004, the effective date of the RKDA Merger, there were 76,393,351 shares of the Company’s common stock authorized and   outstanding.  The 32,000,000 Shares Issued in the Offering do not include an additional 980,000 shares of the Company’s common stock issued in the Offering through the date the Offering terminated on May 27, 2004, and an additional 840,000 shares of the Company’s common stock sold to key employees of the Company’s subsidiary.  The Shares Held in Escrow Per RKDA Merger are not included for purposes of calculating the earnings per share in the pro forma statement of income.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by Critical Home Care, Inc. in connection with this registration statement. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission.

Filing fee–Securities and Exchange Commission	$8,330
Fees and expenses of legal counsel	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous expenses	*
Total	*

* To be provided.

All of the amounts shown are estimates except for the filing fee payable to the Securities and Exchange Commission.

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Critical Home Care, Inc., to indemnify its directors and officers under certain circumstances. The Articles of Incorporation of the Company provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Articles further provide that any repeal or modification of the Articles shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under Nevada law or otherwise, the Company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

See Selling Security holders, Unregistered Securities Transactions, for a description of unregistered securities sold by the Company during the last three fiscal years.

Item 16. Exhibits

The following Exhibits are filed herewith and made a part hereof:

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation
3.2	Amended and Restated By-Laws
3.3	Amendment to By-Laws, dated May 4, 2004
3.4	Amendment to By-Laws, dated June 11, 2004
4.1	Amended and Restated Articles of Incorporation Section Regarding Shares of
Common Stock (Exhibit 3.1, Section 4)
4.2	Amended and Restated By-Laws Article Regarding Capital Stock (Exhibit 3.2,
Article IV)
4.3	Form of Regulation D Class A Common Stock Purchase Warrant (1)
4.4	Class A Warrant issued to John E. Elliott, II (1)
4.5	Class A Warrant issued to Lawrence Kuhnert (1)
4.6	John E. Elliot, II and Lawrence Kuhnert Registration Rights Agreement, dated
May 7, 2004
4.7	Form Note Purchase Agreement
4.8	Jana Warrants, dated March 11, 2004, to purchase 250,000 Shares
4.9	Jana Registration Rights Agreement, dated March 11, 2004
4.10	Amended and Restated Subordinated Convertible Promissory Note, dated June 12,
4.11	Cleveland Overseas Settlement Agreement, dated June 16, 2004
4.12	Cleveland Overseas Warrant for Purchase of 100,000 Shares of Common Stock
4.13	Cleveland Overseas Registration Rights Agreement, dated February 28, 2003
4.14	Stephen Garchik Option to Acquire 500,000 Shares, dated February 3, 2004
2004, between Critical Home Care, Inc. and Jana Master Fund, Ltd.
4.15	Stephen Garchik Registration Rights Agreement, dated February 3, 2004
4.16	Global Asset Management Settlement Agreement which includes provision regarding registration rights (to be filed by amendment)
4.17	Stanley Scholsohn Family Partnership Stock Option Agreement, dated February
22, 2003
4.18	Stanley Scholsohn Family Partnership Registration Rights Agreement, dated
February 22, 2004
4.19	Form of Regulation D Registration Rights Agreement
5.1	Opinion Regarding Legality (to be filed by amendment)
9.1	Form of Voting Agreement (1)
10.20	Consulting Agreement, dated as of June 28, 2002, by and between Critical Home
Care, Inc., All Care Medical Products Corp., and Luigi Piccione (3)
10.21	Employment Agreement, dated as of September 26, 2002, by and between the
Company and Bradley Smith (3)
10.22	2002 Employee Stock Incentive Plan (2)
10.23	Employment Agreement, dated as of March 10, 2003, by and between the Company and Eric Yonenson (4)
10.24	Premises lease by and between HomeCare Alliance, Inc. as tenant and Dawson
Holding Company as Landlord (4)
10.25	Sublease for premises by and between the Company as tenant and ProHealth Corp.
as landlord (5)
10.26	Agreement and Plan of Merger dated May 7, 2004 by and among RKDA, Inc., CHC
Sub, Inc., Critical Home Care, Inc., John E. Elliott, II, Lawrence Kuhnert and
David Bensol (1)
10.27	Stock Purchase Agreement dated as of May 7, 2004 by and among RKDA, Inc.,
Arcadia Services, Inc., Addus Healthcare, Inc. and W. Andrew Wright (1)
10.28	Employment Agreement dated May 7, 2004, by and between Critical Home Care,
Inc. and Lawrence Kuhnert. (1)
10.29	Employment Agreement dated May 7, 2004, by and between Critical Home Care,
Inc. and John E. Elliott, II. (1)
10.30	Employment Agreement dated May 7, 2004, by and between Critical Home Care,
Inc. and David Bensol (1)
10.31	Termination of Employment Agreement and Release dated May 7, 2004, by and between Critical Home Care, Inc. and David Bensol. (1)
10.32	Escrow Agreement made as of May 7, 2004, by and among Critical Home Care,
Inc., John E. Elliott, II, Lawrence Kuhnert and Nathan Neuman & Nathan P.C. (1)
10.33	Escrow Agreement made as of May 7, 2004, by and among Critical Home Care,
Inc., David Bensol and Nathan Neuman & Nathan P.C. (1)
10.34	Stock Option Agreement dated May 7, 2004, between Critical Home Care, Inc. and
John E. Elliott, II. (1)
10.35	Stock Option Agreement dated May 7, 2004, between Critical Home Care, Inc. and
Lawrence Kuhnert (1)
10.36	Agreement of Modification (without exhibits) dated May 6, 2004, among Critical
Home Care, Inc. and David Bensol and All Care Medical Products Corp., Luigi
Piccione and S&L Realty, LLC. (1)
10.37	Credit Agreement dated as of May 7, 2004, by and among Arcadia Services, Inc.,
Arcadia Health Services, Inc. Grayrose, Inc. and Arcadia Health Services of
Michigan, Inc. (1)
10.38	Lease of City Center Office Park--South Building
14.1	Code of Ethics
16.1	Change in Critical Home Care, Inc.’s Certifying Accountant (6)
21.1	Subsidiaries of Critical Home Care, Inc.
23.1	Consent Counsel (included in Exhibit 5.1)
23.2	Consent of Experts

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on 8-K filed on May 24, 2004 and incorporated herein by reference. (File No. 000-31249)

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10 KSB filed on February 19, 2003 and incorporated herein by reference (File No. 000-31249).

(3)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annul Report on Form 10 QSB filed on November 19, 2002 and incorporated herein by reference (File No. 000-31249).

(4)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10 KSB filed on February 18, 2004 and incorporated herein by reference (File No. 000-31249).

(5)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10 QSB filed on March 9, 2004 and incorporated herein by reference (File No. 000-31249).

(6)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on 8-K/A filed on July 28, 2004 and incorporated herein by reference. (File No. 000-31249)

Item 17. Undertakings

(a) The undersigned registrants hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Southfield, state of Michigan, on August 27, 2004.

CRITICAL HOME CARE, INC.
By: /s/ JOHN E. ELLIOTT John E. Elliott Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Critical Home Care, Inc., hereby severally constitute John E. Elliott, II and Lawrence R. Kuhnert, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Critical Home Care, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ JOHN E. ELLIOTT, II John E. Elliott, II	Director, Chairman and Chief Executive Officer (Principal Executive Officer	August 27, 2004
/s/ LAWRENCE R. KUHNERT Lawrence R. Kuhnert	Director, Vice Chairman of Finance, President, Treasurer and Chief Operating Officer (Principal Financial and Accounting Officer)	August 27, 2004
/s/ DAVID BENSOL David Bensol	Director, Executive Vice President	August 27, 2004
/s/ MITCHELL J. COOPER Mitchell J. Cooper	Director	August 27, 2004
/s/ JOHN T. THORNTON John T. Thornton	Director	August 27, 2004